UNITED STATES
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2024 Proxy

Notice of 2024 Annual Meeting
& Proxy Statement

internationalpaper.com

International Paper

International Paper

Dear Shareowner,

We invite you to join us for our 2024 Annual Meeting of Shareowners on May 13, 2024. This year’s meeting will be held in person in Memphis, Tennessee. Whether or not you plan to attend, please review the enclosed materials and vote your shares. This Proxy Statement includes a summary that highlights policy updates and provides an overview of key performance metrics.

Also enclosed is a copy of the International Paper 2023 Annual Report, which highlights our key accomplishments.

Looking back on 2023, the macro-economic environment generated considerable challenges, including lower demand for our products and significant cost inflation. We worked closely with our customers to use the scale, scope and geographic reach of our extensive manufacturing system to innovate, create value and serve their needs. Our teams navigated these conditions, aggressively pursuing cost reduction actions. Through our Building a Better IP initiatives, we delivered $260 million of earnings benefits in 2023, exceeding our targets and demonstrating the commercial and operational excellence mindset embedded in our culture.

In September, we completed the sale of our ownership interest in the Ilim joint venture in Russia. We also invested in our packaging system and achieved mix and margin improvements through our strong segment-based value propositions. Our business leaders took strategic actions to structurally reduce fixed costs and optimize our mills. The impact of our commercial and operational improvement actions was diluted in 2023 due to the challenging economic cycle, but we believe these actions will contribute to our long-term strategic focus and future results.

In addition, in 2023, we preserved our solid balance sheet. We remained committed to our dividend policy and returned approximately $840 million to our shareowners. In terms of cash returned to shareholders through dividends and stock repurchases, this brings our five-year total to $6.4 billion.

As we previously announced, after serving as International Paper Company’s chief executive officer for the last decade and a 40-year career with the Company, I have decided to retire following completion of our chief executive officer succession plan. The Board conducted an extensive search, which considered both internal and external candidates for the CEO role. In March, the Board appointed Andrew (“Andy”) K. Silvernail as the Company’s new Chief Executive Officer effective May 1, 2024. Andy joins International Paper with more than two decades of experience leading global manufacturing and technology-based companies. He has been a catalyst for creating value and strengthening engagement and is skilled at helping talented organizations achieve next-level performance. Our Board plans to elect Andy to our Board of Directors at the Board meeting following the Annual Meeting of Shareholders. I will continue my role as Chairman of the Board for a transition period. The Board and I have tremendous confidence that Andy’s unique experiences, paired with the industry expertise of our senior executives, will amplify the Company’s success going forward. Andy has a passion for leadership and for making a difference. He is the right leader for the Company’s next chapter and will be a great addition to our strong leadership team.

International Paper makes products that matter. We are a global producer of sustainable packaging, pulp and other fiber-based products, and one of the world’s largest recyclers. Our talented team members are dedicated to taking care of our customers, operating safely, giving back to the communities in which we operate, and advancing our Vision 2030 goals. Given our strategic customer relationships, world-class assets, and market expertise, we are positioned to maximize long-term value for all our stakeholders, and we intend to deliver.

On behalf of International Paper’s Board of Directors and our 39,000 employees, thank you for your continued support and ownership.

Sincerely,

Mark S. Sutton

Chairman of the Board and Chief Executive Officer

A diverse and agile leadership team with a winning mindset is critical to guiding the company’s improvement efforts and driving our success. Effective May 1st , Andy Silvernail will become the Company’s new CEO. The following senior leaders took on new responsibilities in 2023 aligned with our commitment to leadership development:

Clay Ellis, Senior Vice President, Global Cellulose Fibers

Aimee Gregg, Senior Vice President, Supply Chain and Information Technology

Tom Hamic, Senior Vice President, North American Container and Chief Commercial Officer

Allison Magness, Senior Vice President, Manufacturing and Environment, Health and Safety

Tom Plath, Senior Vice President, Human Resources and Corporate Affairs

Jay Royalty, Senior Vice President, Containerboard and Recycling

Ksenia Sosnina, Senior Vice President, Europe, the Middle East and Africa

Notice of Annual

Meeting of Shareowners

Date and Time Monday, May 13, 2024, at 11:00 a.m. CDT Place International Paper Company Headquarters Tower IV 1740 International Drive Memphis, Tennessee 38197

Your vote is important!

Vote on the Internet

Go to the website address shown in the Notice of Internet Availability or proxy card provided to you. You will need the 16-digit control number printed on the Notice of Internet Availability or proxy card.

Vote by telephone

Dial the toll-free number shown in the Notice of Internet Availability or proxy card provided to you. You will need the 16-digit control number printed on the Notice of Internet Availability or proxy card.

Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope that was included with the proxy card.

Items of Business	Board Recommendation

ITEM 1	Election of 9 Directors	FOR

ITEM 2	Ratify Deloitte & Touche LLP as our independent auditor for 2024	FOR

ITEM 3	Non-binding resolution to approve the compensation of our Named Executive Officers	FOR

ITEM 4	Approval of 2024 Long-Term Incentive Compensation Plan	FOR

ITEM 5	Shareowner Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes	AGAINST

ITEM 6	Shareowner Proposal Concerning a Report on the Company’s LGBTQ+ Equity and Inclusion Efforts	AGAINST

Consider any other business properly brought before the meeting

Record Date

Holders of record of International Paper common stock at the close of business on March 15, 2024, are entitled to vote at the meeting.

By order of the Board of Directors,

Joseph R. Saab

Senior Vice President, General Counsel and Corporate Secretary

April 2, 2024

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on May 13, 2024:

The following materials are available for viewing and printing at materials.proxyvote.com/460146:

•	The Notice of Annual Meeting of Shareowners to be held on May 13, 2024;

•	International Paper’s 2024 Proxy Statement; and

•	International Paper’s 2023 Annual Report.

A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or the proxy statement, proxy card and annual report are first being sent to shareowners on or about April 2, 2024. Information contained in this Proxy Statement does not take into account changes effective after the mail date unless otherwise noted.

www.internationalpaper.com	/ 1

2023 Incentive Plan Design Overview With Metrics and Weightings	52

How and Why We Choose Our Performance Metrics	61

NEO Compensation	68

Pay Versus Performance	93

How do I attend the annual meeting?	120

2 \	International Paper 2024 Proxy Statement

Forward-Looking Statements. Certain statements in this proxy statement that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Moreover, any targets or goals with respect to climate change or other ESG matters discussed herein or in our sustainability reports as noted below are forward-looking statements and may be aspirational. These targets or goals are not guarantees of future results, and involve assumptions and known and unknown risks and uncertainties, some of which are beyond our control. Such risks and other factors that may impact forward-looking statements are discussed in our filings with the SEC, including in Item 1A under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023, filed on February 16, 2024, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time. The information contained herein speaks as of the date hereof, and we do not have or undertake any obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

No Incorporation by Reference. Information that is in our 2022 Sustainability Report, any information that will be in our 2023 Sustainability Report to be published later in 2024, and any other information on our website that we may refer to in this Proxy Statement is not incorporated by reference into, and does not form any part of, this Proxy Statement.

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This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider, and you should read the entire Proxy Statement before voting.

Meeting Agenda and Voting Recommendations

Items	Board Recommendation

ITEM 1 Election of 9 Directors	FOR
See pages 13 – 22

ITEM 2 Ratify Deloitte & Touche LLP as the Company’s Independent Auditor for 2024	FOR
See pages 42 – 45

ITEM 3 Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers	FOR
See page 46

ITEM 4 Approval of 2024 Long-Term Incentive Compensation Plan	FOR
See pages 99 – 108

ITEM 5 Shareowner Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes	AGAINST
See pages 112 – 115

ITEM 6 Shareowner Proposal Concerning a Report on the Company’s LGBTQ+ Equity and Inclusion Efforts	AGAINST
See pages 116 – 118

Consider any other business properly brought before the meeting.

4 \	International Paper 2024 Proxy Statement

Proxy Summary / 2023 Financial Performance Highlights

2023 Financial Performance Highlights

Solid Execution in a Challenging
Environment

We generated $382 million of Earnings from Continuing Operations Before Income Taxes and Equity Earnings (GAAP) and achieved $2.2 billion of Adjusted EBITDA[1]

Returned approximately $840 Million of Cash to Shareowners

Maintained a Strong Balance Sheet

1.

We advanced our strategies to improve profitability across our portfolio.

2.

We delivered $260 million of earnings benefits from our Build a Better IP initiatives.

3.

We executed on strategic actions, including investing in our packaging business and optimizing our mill system to reduce fixed costs.

[1]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix B for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

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Proxy Summary / Our Commitment to Sustainability

Our Commitment to Sustainability

For more than 125 years, International Paper has championed the sustainable management of natural resources. As part of our commitment to build a better future, we are working to advance our Vision 2030 goals and targets in order to deliver sustainable outcomes through our businesses. We believe that by using resources responsibly and efficiently, creating renewable fiber-based solutions, taking action to reduce our emissions and water consumption and investing in our people and our communities, we will ensure our business is safe, successful and sustainable for generations to come.

2023 Sustainability Highlights
43M tons of forest-based fiber purchased	7M tons of recovered fiber collected, consumed and marketed each year	70% of our mill energy is derived from renewable biomass residuals

732,000 acres of significant forestland conserved and restored since 2020	48% of manufacturing waste diverted was beneficially used	$20M contributed to charitable organizations

Our approach to sustainability considers our entire value chain, from sourcing raw materials responsibly and working safely, to making renewable, recyclable products and providing a market for recovered products. To help focus our sustainability strategy and determine what areas to prioritize, we developed Vision 2030, a set of four enterprise-wide goals designed to ensure we remain the supplier of choice for customers, the company of choice for employees and the investment of choice for shareowners.

In 2023, we continued our focus on our Vision 2030 goals:

Healthy and Abundant Forests Lead forest stewardship efforts globally	Renewable Solutions Accelerate the transition to a low-carbon economy through innovative fiber-based products	Sustainable Operations Improve our climate impact and advance water stewardship	Thriving People and Communities Promote employee well-being by providing safe, caring and inclusive workplaces and strengthening the resilience of our communities

We believe that Vision 2030 is accelerating our progress toward achieving our vision of being among the most successful, sustainable, and responsible companies in the world.

6 \	International Paper 2024 Proxy Statement

Proxy Summary / Our Commitment to Sustainability

We believe we can achieve these goals by doing things through The IP Way – by doing the right things, in the right ways, for the right reasons, all of the time. We are proud to have been included in FORTUNE Magazine’s World’s Most Admired Companies for 20 years and Ethisphere Institute’s World’s Most Ethical Companies for 18 consecutive years.

Our Approach to Climate

We recognize the impacts of climate change on people and our planet. To manage climate-related risks and opportunities, we are taking actions throughout our value chain to help advance a low-carbon circular economy.

We transform renewable resources into recyclable products that people depend on every day. This cycle begins with sourcing renewable fiber from responsibly managed forests and recovered materials. At the end of use, our low-carbon packaging is recycled into new products at a higher rate than any other base material.

We also use carbon-neutral biomass and manufacturing residuals (rather than fossil fuels) to generate much of the manufacturing energy at our mills. We believe our efforts to advance sustainable forest management and restore forest landscapes are an important lever for mitigating climate change through carbon storage in forests. Our Vision 2030 goals include a target to reduce our Scope 1, 2, and 3 GHG emissions by 35% in comparison to 2019 levels. The Science Based Targets initiative approved this target as aligned with the goals of the 2015 Paris Agreement. We will continue to evaluate our progress and implement improvements as we pursue our Vision 2030 GHG goal.

One way we are demonstrating our commitment to climate sustainability is by increased transparency. In 2023, we reported in accordance with the standards of the Global Reporting Initiative and the Sustainability Accounting Standards Board (SASB). In addition, in the 2023 reporting cycle, we aligned our annual sustainability reporting with the Task Force on Climate-Related Financial Disclosures. In addition, we have committed to be an inaugural early adopter for Taskforce on Nature-related Financial Disclosure (“TNFD”). We anticipate that we will start making disclosures aligned with the TNFD recommendations in our corporate reporting by financial year 2025. We recognize the importance of understanding and communicating our climate and nature risks to our stakeholders.

Additional information regarding climate change and our Company is available in our 2023 Sustainability Report, when published, available on our corporate website at www.internationalpaper.com/sustainability. The information in our 2023 Sustainability Report and all other content on our website is not incorporated by reference in, and does not form a part of this Proxy Statement.

Thriving People and Communities

Safety

Our top priority is the safety of our employees. Our stated Vision 2030 goal is to achieve zero serious injuries for employees and contractors. In 2023, 94% of our sites operated without a serious injury, which we define as a life-altering specific injury, to our employees.

Diversity and Inclusion

We believe in an inclusive workforce where diverse backgrounds are represented, engaged and empowered to inspire innovative ideas and decisions. To foster a more diverse and inclusive workplace, we are focused on promoting a culture of diversity and inclusion that leverages the talents of all employees, and implementing practices that attract, recruit, and retain a broad diversity of top talent. Our Vision 2030 goal is to achieve 30% overall representation of women and 50% women in salaried positions and to implement regional diversity plans by 2030, including 30% racial and ethnic minority representation in U.S. salaried positions.

Employee Engagement

We seek to foster employee well-being and performance through a people development process that includes engagement, health and wellness programs, training, and enterprise-wide employee-led networking circles. We know that a highly engaged culture leads to better safety and business success. Our evolving employee engagement seeks to gather real-time ongoing feedback about employee experiences to measure important factors that affect engagement — how employees feel about their work environment, the people they work with and the Company’s vision.

www.internationalpaper.com	/ 7

Proxy Summary / Our Commitment to Sustainability

Community Engagement

We encourage our employees to support the communities in which they live and in which the Company operates. Our community engagement efforts extend across the globe and support social and educational needs. To that end, in 2023 we invested $20 million to address critical needs in our local communities. Our Vision 2030 goal is to strengthen the resilience of our communities and improve the lives of 100 million people, including through supporting education, reducing hunger, promoting health and wellness, and supporting disaster relief.

Sustainability Oversight

Sustainability is a key element of corporate governance promoted by our Board of Directors (the “Board”), committees of the Board, and senior management.

8 \	International Paper 2024 Proxy Statement

Proxy Summary / Board Nominees

Board Nominees

All nominees are currently directors of International Paper. In addition, one of our existing directors, Ray G. Young, is not standing for re-election at this Annual Meeting. All directors are independent except Mark S. Sutton.

				Board Committees

Name	Primary Occupation	Age	Director Since	A&F	GOV	MDCC	PP&E

Christopher M. Connor* Lead Director	Retired Chairman and Chief Executive Officer, The Sherwin-Williams Company	68	2017

Ahmet C. Dorduncu	Retired Chief Executive Officer, Akkök Group	69	2011

Ilene S. Gordon	Retired Chairman, President and Chief Executive Officer, Ingredion Incorporated	70	2012

Anders Gustafsson*	Executive Chairman, Zebra Technologies Corporation	63	2019

Jacqueline C. Hinman	Chief Executive Officer, Atlas Technical Consultants	62	2017

Clinton A. Lewis, Jr.	Chief Executive Officer, AgroFresh Solutions, Inc.	57	2017

Kathryn D. Sullivan	Senior Fellow Potomac Institute for Policy Studies; Ambassador-at- Large, Smithsonian National Air & Space Museum	72	2017

Mark S. Sutton	Chairman and Chief Executive Officer, International Paper Company	62	2014

Anton V. Vincent	President, Mars Wrigley North America	59	2021

A&F: Audit and Finance GOV: Governance	MDCC: Management Development and Compensation PP&E: Public Policy and Environment	Member	Committee Chair

*Denotes Audit Committee Financial Expert

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Proxy Summary / Board Nominees

Board Nominees Snapshot

Tenure

Background

Independent Director Experience

75%

CEO Leadership Experience

63%

Environmental, Social & Governance

63%

Financial Expert

75%

International Operations

63%

Manufacturing

88%

Marketing

100%

Strategic Planning

63%

Supply Chain

38%

Technology/Cybersecurity

10 \	International Paper 2024 Proxy Statement

Proxy Summary / Governance Highlights

Governance Highlights

We believe sound corporate governance is critical to achieving business success and serves the best interests of our shareowners. Highlights of our commitment to sound governance practices are shown below.

Shareowner Rights

  Annual elections and majority voting for directors, with a director resignation policy

  Shareowner right to call special meetings

  Shareowner right to act by written consent

  Shareowner right to proxy access

Board Independence

  8 of 9 director nominees are independent

  Robust independent Lead Director role

  Executive sessions without management present at every Board meeting

  Focus on board composition and refreshment, with mandatory retirement policy

Other Governance Practices

  Robust engagement with our shareowners

  Strong anti-hedging and anti-pledging stock trading provisions and Clawback Policy

  Annual board, committee and individual director self-evaluations

  Strong stock ownership and retention requirements

  Gender and ethnically diverse Board

  Robust oversight of environmental, social and governance (“ESG”) considerations

2023 Executive Compensation Overview

Our executive compensation program is designed around two guiding principles:

1. Pay for Performance

We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.

2023 Outcomes

Payouts under our Performance Share Plan (“PSP”) and Long-Term Incentive Plan (“LTIP”) are based predominantly on three-year Company performance. In 2023, we began incorporating 20% time-based restricted stock units to encourage retention.

The CEO’s Short-Term Incentive (“STI”) award is based solely on Company performance; awards for other NEOs are subject to individual performance modifiers.

Achievement against the Company metrics for our STI plan resulted in awards of 22.7% of target.

2021-2023 performance-based awards under the PSP vested at 75.17% of target.

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Proxy Summary / Governance Highlights

2. Pay at Risk

We believe a significant portion of an executive’s compensation should be specifically tied to performance — both Company performance and individual performance. For 2023, 90% of our CEO’s target compensation and, on average, 80% of our other Named Executive Officers’ (“NEOs”) target compensation, was based on Company and/or stock performance and was therefore at risk, as shown below.

CEO Target Pay Mix

Average Other NEOs Target Pay Mix

ESG Modifier for STI and LTI Payouts

Our ESG performance impacts our executive compensation as:

  A factor in measuring individual performance for modifying STI payouts (except with respect to the CEO),
and

  A driver of long-term shareowner value, which is measured by Total Shareholder Return (“TSR”) performance in our LTIP.

12 \	International Paper 2024 Proxy Statement

The Board of Directors currently consists of 10 members, each of whom (other than Ray G. Young) has been nominated by the Board for reelection by shareowners at the annual meeting. For information about each of these individuals, see “Board Nominees” below.

In addition, our Board plans to appoint Mr. Silvernail to the Board at its first regular meeting following this Annual Meeting of Shareowners. For background information regarding Mr. Silvernail and this appointment, please see our Current Report on Form 8-K filed on March 19, 2024.

All nominees, if elected, will hold office until our 2025 annual meeting or until a qualified successor has been elected, absent an earlier death, resignation or retirement. We know of no reason why any nominee would be unable or unwilling to serve if elected. If, prior to the election, a nominee becomes unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the Board may choose to reduce its size.

There are no other nominees competing for seats on the Board. Under our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, directors in non-contested elections must receive an affirmative majority of votes cast. You may vote FOR or AGAINST a nominee, or you may abstain from voting with respect to a nominee. Abstentions and “broker non-votes” will have no effect on the results.

If you hold your shares in street name, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote with respect to the proposal.

Our Board of Directors unanimously recommends that you vote FOR each of the 9 nominees.	FOR

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Item 1: Election of Directors / How We Build the Right Board for Our Company

How We Build the Right Board for Our Company

Director Qualification Criteria

We seek director candidates with ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values.

Our Board has adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate new director candidates and incumbent directors. The Governance Committee of our Board is responsible for recommending, screening, and evaluating qualified director nominees for election to the Board.

The Governance Committee also considers whether a candidate demonstrates the following:

•	The highest level of personal and professional ethics, reputation, integrity and values;

•	Commitment to the Company’s mission and purpose, and loyalty to the interests of the Company and its shareowners;

•	Ability to exercise objectivity and independence in making informed business decisions;

•	Willingness and commitment to devote the extensive time necessary to fulfill the duties of a director;

•	Ability to communicate effectively and collegially with other Board members and contribute to the diversity of perspectives that enhances Board and Committee deliberations and decision making; and

•	Skills, knowledge and expertise relevant to the Company’s business, including the “core competencies” described below.

The Governance Committee and the Board, through ongoing consideration of directors and nominees and through the Board’s annual self-evaluation process, ensure that all directors are qualified, and that other criteria and objectives are implemented and satisfied.

Shareowner Recommendations for Director Candidates

Shareowners may submit recommendations for director candidates to the Governance Committee by writing to the Corporate Secretary. Shareowners interested in nominating a director candidate must follow the procedures set forth in our By-Laws, including complying with the prescribed time periods. Recommended candidates should meet the director qualifications criteria described above. The Governance Committee applies the same criteria in evaluating candidates recommended by shareowners as it does for candidates from other sources. See “Information About the Annual Meeting” below for additional information. For information on our proxy access provision, see “Commitment to Sound Corporate Governance and Ethical Conduct” below.

14 \	International Paper 2024 Proxy Statement

Item 1: Election of Directors / How We Build the Right Board for Our Company

Diversity of Our Directors

Our Board and the Governance Committee have assembled a Board comprised of experienced directors who are currently, or have recently been, leaders of major companies and institutions, are independent thinkers, and bring to the boardroom a diverse range of backgrounds, tenures and skills. The Board believes that such diversity enhances the quality of its deliberations and decisions.

Diversity of Background

The Governance Committee Charter specifically directs the Committee to seek qualified candidates with diverse backgrounds, including such factors as race, gender, and ethnicity. The Governance Committee actively considers diversity in the recruitment and nomination of directors. In this regard, when the Company engages third-party search firms to identify potential candidates, the Governance Committee emphasizes to such firms the importance of diversity and requests the inclusion of diverse candidates for consideration.

Our Board nominees reflect those efforts and the importance of diversity to our Board:

Diversity of Tenure

The Board seeks to have a mix of tenures among its members so it can benefit from a blend of institutional knowledge and fresh perspectives. Refreshment efforts have resulted in an average tenure for our current directors of 8.4 years, and have brought more women and African-Americans to our Board.

7.4 years average tenure for director nominees range of tenures: from 3 year to 13 years

Diversity of Skills and Experience

Our Board believes that its membership should include individuals with diverse backgrounds, and is particularly interested in maintaining a mix of skills and experience that includes the following among our independent director nominees:

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Item 1: Election of Directors / How We Build the Right Board for Our Company

Summary of Independent Director Nominees’ Core Competencies

The following chart summarizes the core competencies that the Board considers valuable to effective governance and successful oversight of our corporate strategy and illustrates how our current non-management Board member nominees individually and collectively represent these key competencies. The lack of an indicator for a particular item does not mean the director does not possess that qualification, skill or experience, rather, the indicator represents that the item is a core competency of that director.

Skills and Experience
CEO Leadership Experience Public company CEO leadership that contributes to the understanding and oversight of large complex organizations	•	•	•	•	•	•
Environmental, Social & Governance Strengthens the Board’s oversight of climate risks and our environmental, safety and sustainability initiatives		•	•		•		•	•
Financial Expert Meets the SEC and NYSE criteria as an independent “audit committee financial expert”	•		•	•	•	•
International Operations Contributes to the understanding of operations and business strategy abroad		•	•	•	•	•		•
Manufacturing Contributes to the understanding of the challenges of complex manufacturing	•	•	•			•		•
Marketing Brings expertise in marketing and sales at a global scale	•	•	•	•	•	•		•
Strategic Planning Brings expertise in the process of setting goals and creating a blueprint for the Company’s future	•	•	•	•	•	•	•	•
Supply Chain Brings expertise in supply chain management	•			•	•	•		•
Technology/Cybersecurity Contributes to the understanding and oversight of cybersecurity threats and digital transformation				•			•	•

Other Board Demographics

Caucasian/White	•	•	•	•	•		•

African American/Black						•		•

Gender (Male/Female)	M	M	F	M	F	M	F	M

Age	68	71	70	63	62	57	72	59

Tenure (Rounded years)	6	13	11	5	6	6	7	3

16 \	International Paper 2024 Proxy Statement

Item 1: Election of Directors / Our Nominees

Our Nominees

The following 9 individuals are nominated for election at the 2024 annual meeting to serve until 2025.

Christopher M. Connor

Mr. Connor retired as executive chairman of The Sherwin-Williams Company, a global manufacturer of paint, architectural coatings, industrial finishes, and associated supplies, in December 2016. Mr. Connor joined The Sherwin-Williams Company in 1983 and served as its chairman and chief executive officer from 2000 to December 2015.

Board Qualifications

Having served as CEO and executive chairman of The Sherwin-Williams Company, Mr. Connor brings significant senior management experience and strong financial expertise to the Board. He understands the various issues facing a large, global manufacturing company, including operational, financial, and strategic issues. His technical background and long tenure with The Sherwin-Williams Company bring industrial expertise, which further strengthens our Board.

Other Public Boards

Yum! Brands, Inc. (fast food) (NYSE:YUM)

Other Affiliations

Mr. Connor serves on the board of directors of the Rock & Roll Hall of Fame in Cleveland, Ohio.

Key Skills & Experience

Ahmet C. Dorduncu

Mr. Dorduncu retired as chief executive officer of Akkök Group, a financial and industrial conglomerate located in Turkey, in December 2022, after serving in that position since 2013. Prior to that, Mr. Dorduncu served as chairman and chief executive officer of Sabanci Holding, another financial and industrial conglomerate located in Turkey, from 2005 to 2010. He also served from 2006 to 2010 as chairman of the board of Olmuksa, then an industrial packaging business joint venture between Sabanci Holding and International Paper. Sabanci Holding is the parent company of the Sabanci Group, a leading Turkish financial and industrial company.

Board Qualifications

As the retired CEO of Akkök Group and retired chairman and CEO of Sabanci Holding, two leading financial and industrial conglomerates, Mr. Dorduncu brings vast experience in international manufacturing operations and specific experience in industrial packaging. His knowledge of geographic regions of key importance to the Company brings even greater perspective to our Board.

Other Public Boards

None

Other Affiliations

Mr. Dorduncu is the Chair of the Turkish Network of the United Nations Global Compact.

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

Ilene S. Gordon

Ms. Gordon retired as executive chairman of Ingredion Incorporated (formerly Corn Products International, Inc.), a publicly traded global ingredient solutions company, in July 2018, after serving in that position since January 2018. Ms. Gordon served as chairman, president and chief executive officer of Ingredion from 2009 through 2017. She served as president and chief executive officer of Rio Tinto’s Alcan Packaging, a multinational company engaged in the production of flexible and specialty packaging, from 2007 until 2009, and in various senior executive roles at Alcan Packaging and its affiliate and predecessor companies from 1999 until 2007. Prior to 1999, Ms. Gordon was employed for 17 years with Tenneco Inc., a conglomerate, in a variety of management positions, including vice president and general manager, leading its folding carton business.

Board Qualifications

As the former chairman, CEO and president of Ingredion Incorporated, Ms. Gordon brings senior management expertise and leadership capabilities, as well as broad understanding of the operational, financial and strategic issues facing public companies. Her previous experience at Rio Tinto’s Alcan Packaging includes manufacturing, supply chain and marketing. She has experience with operations overseas, including South America, Asia Pacific and Europe. Ms. Gordon also brings strong financial expertise to our Board.

Other Public Boards

Lockheed Martin Corporation (global security and aerospace) (NYSE: LMT)

International Flavors & Fragrances (global food and fragrance ingredients) (formerly) (NYSE: IFF)

Other Affiliations

Ms. Gordon served on the board of trustees of The Conference Board from 2010 to 2021, previously served on the board of trustees of MIT (known as the Corporation) and is an emeritus member of the board of directors of the Economic Club of Chicago.

Key Skills & Experience

Anders Gustafsson

Mr. Gustafsson has been executive chairman of Zebra Technologies Corporation, a publicly traded global leader in designing and marketing specialty printers, mobile computing, data capture, radio frequency identification products and real-time locating systems, since March 2023. From 2007 to 2023, Mr. Gustafsson served as chief executive officer of Zebra Technologies Corporation. Prior to that, Mr. Gustafsson served as chief executive officer of Spirent Communications plc, a publicly traded telecommunications company, from 2004 to 2007. Prior to Spirent, Mr. Gustafsson was a senior executive vice president, global business operations for Tellabs, Inc.

Board Qualifications

As executive chairman of Zebra Technologies Corporation and former chief executive officer of Zebra and Spirent Communications, Mr. Gustafsson brings significant international business experience and strong financial expertise to the Board. He provides a unique and valuable technology perspective, and his current and prior service on other public company boards further broadens his range of knowledge and allows him to draw on various perspectives and viewpoints.

Other Public Boards

Zebra Technologies (NASDAQ: ZBRA)

Dycom Industries (specialty contracting services throughout the U.S. and Canada) (formerly) (NYSE: DY)

NetApp (NASDAQ: NTAP) (a data infrastructure service provider)

Other Affiliations

Mr. Gustafsson serves as a trustee of the Shedd Aquarium.

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

Jacqueline C. Hinman

Ms. Hinman has been Chief Executive Officer of Atlas Technical Consultants, a privately held company that provides professional testing, inspection, engineering, environmental and consulting services nationwide, since January 2024. Ms. Hinman previously served as chairman, president, and chief executive officer of CH2M HILL Companies, Ltd., a Fortune 500 engineering and consulting firm focused on delivering infrastructure, energy, environmental and industrial solutions for clients and communities around the world, until December 2017, when the firm was acquired by Jacobs Engineering. Prior to becoming chairman in September 2014 and president and chief executive officer in January 2014, Ms. Hinman served as president of CH2M’s International Division from 2011. She served on CH2M’s board of directors from 2008 through 2017.

Board Qualifications

As Chief Executive Officer of Atlas and having served as chairman, president, and chief executive officer of CH2M HILL Companies, Ms. Hinman brings senior management and leadership capabilities to the Board, as well as an understanding of global manufacturing companies. Her experience in a global engineering consulting business also gives her unique knowledge of environmental and sustainability issues globally, as well as international operations and strategic planning expertise.

Other Public Boards

Dow Inc. (multinational chemical corporation) (NYSE: DOW)

AECOM (infrastructure) (formerly) (NYSE: ACM)

Other Affiliations

Ms. Hinman previously served on the board of directors of Catalyst, a leading nonprofit organization accelerating progress for women through workplace inclusion. In addition, she previously served on the Executive Committee of the Business Roundtable, chairing its Infrastructure Committee, and was a member of the Business Council.

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

Clinton A. Lewis, Jr.

Mr. Lewis has been chief executive officer of AgroFresh Solutions, Inc., a global leader in produce freshness solutions, since April 2021. From 2015 until February 2020, he served as executive vice president and group president of international operations, commercial development, lifecycle innovations, global genetics and PHARMAQ at Zoetis Inc., a NYSE-listed global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines that was spun off by Pfizer in 2013. Prior to assuming that role, Mr. Lewis served as president of U.S. operations at Zoetis from 2015 to 2018 and president of international operations at Zoetis from 2013 to 2015. He joined Pfizer in 1988 in the human health pharmaceutical segment and held positions of increasing responsibility in various commercial operations and general management roles.

Board Qualifications

Mr. Lewis’ current role at AgroFresh Solutions, and his former roles at Zoetis, give him critical business insight into large, diversified companies with global operations. He brings to the Board experience in international operations for a U.S. multinational company manufacturing globally, knowledge and strategic planning expertise, and knowledge of geographic regions of key importance to the Company.

Other Public Boards

None

Other Affiliations

Mr. Lewis serves on the Executive Committee of the Board of Directors and Treasurer of the International Fresh Produce Association (IFPA).

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

Kathryn D. Sullivan

Dr. Sullivan is Ambassador-at-Large at the Smithsonian National Air and Space Museum, where she served as The Charles A. Lindbergh Fellow of Aerospace History from March 2017 through August 2017. Dr. Sullivan is also a Senior Fellow at the Potomac Institute for Policy Studies. She served in several roles in the U.S. Department of Commerce and the National Oceanic and Atmospheric Administration (“NOAA”) between 2011 and 2017, including as Under Secretary of Commerce for Oceans & Atmosphere and NOAA Administrator from 2014 until 2017. She served as a director for Ohio State University’s Battelle Center for Science, Engineering and Public Policy from 2006 through 2011. Between 1996 and 2005, Dr. Sullivan served as President and CEO of the Center of Science and Industry (“COSI”). Between 1978 and 1993, Dr. Sullivan was a Mission Specialist for NASA. She is a veteran of three shuttle missions with over 500 hours in space, and she was the first American woman to walk in space.

Board Qualifications

Dr. Sullivan’s service at NOAA brings a valuable perspective on current issues in sustainability, which is a critical issue to the Company. As a former NASA space shuttle astronaut, she also brings a strong technical background, leadership capabilities, and strategic planning experience. Dr. Sullivan’s service on other public company boards gives her experience with oversight of natural resource conservation and production as well as a broad range of strategic and tactical business matters. She also brings finance and budgeting experience, having served as president and chief executive officer of COSI and as a member of another public company’s audit and finance committee.

Other Public Boards

Dr. Sullivan served on the boards of directors of several public companies between 1997 and 2011.

Other Affiliations

Dr. Sullivan serves on the board of directors of Accenture Federal Services, LLC and the advisory board of Terra Alpha Investments, LLC. She is a member of the National Academy of Engineering, the American Academy of Arts and Sciences and the National Academy of Public Administration.

Key Skills & Experience

Mark S. Sutton

Mr. Sutton has been Chairman of International Paper since January 1, 2015, and Chief Executive Officer since November 1, 2014. Mr. Sutton joined International Paper in 1984 and has served in roles including President & Chief Operating Officer (June 1, 2014 to October 31, 2014), Senior Vice President – Industrial Packaging (2011 to 2014), Senior Vice President – Printing and Communications Papers of the Americas (2010 to 2011), Senior Vice President – Supply Chain (2008 to 2009), Vice President – Supply Chain (2007 to 2008), and Vice President – Strategic Planning (2005 to 2007).

Board Qualifications

Mr. Sutton has been with International Paper nearly 40 years and served in various senior leadership roles, including President and Chief Operating Officer and Senior Vice President – Industrial Packaging, the Company’s largest business. He has also served as the senior leader of Printing and Communications Papers, supply chain, corporate strategic planning, and led packaging operations in Europe, Middle East and Africa. As a result, he brings deep experience and institutional knowledge to the Board and management in his roles as Chairman and CEO.

Other Public Boards

The Kroger Company (retail grocery company) (NYSE: KR)

Other Affiliations

Mr. Sutton is a member of The Business Council and the Business Roundtable and serves on the American Forest & Paper Association board of directors. He also serves on the board of directors of Memphis Tomorrow and the LSU Foundation.

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Item 1: Election of Directors / Our Nominees

Anton V. Vincent

Mr. Vincent has been President of Mars Wrigley North America, part of Mars, Incorporated, a global family-owned business with $50 billion in annual revenue and a diverse and expanding portfolio of category leading snacking, food and petcare products and services, since 2019. Prior to joining Mars Wrigley in May 2019, Mr. Vincent served as chief executive officer at Greencore USA, a leading global manufacturer of convenience foods, from June through December 2018. Prior to Greencore, he spent much of his career with General Mills, holding various leadership roles including President of the Baking Division (2010 to 2012), President of the Frozen Frontier Division (2012 to 2014), and President of the U.S. Snacks Division (2014 to 2016).

Board Qualifications

As North America president for a large global company with over 20 years of senior leadership experience, Mr. Vincent brings a wealth of consumer insight, manufacturing perspectives, and branding and transformation knowledge to the Board, as well as deep enterprise leadership and marketing and strategic planning expertise.

Other Public Boards

None

Other Affiliations

None

Key Skills & Experience

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Governance Practices

Our Board believes that a shareowner-focused governance model is the right fit for the Company. The below table highlights our sound corporate governance practices.

Shareowner Rights

  Annual elections and majority voting for directors, with a director resignation policy

  Shareowner right to call special meetings

  Shareowner right to act by written consent

  Shareowner right to proxy access

Board Independence

  8 of the 9 director nominees are independent

  Robust independent Lead Director role

  Executive sessions without management present at every Board meeting

  Focus on Board composition and refreshment, with mandatory retirement policy

Other Governance Practices

  Robust engagement with our shareowners

  Strong anti-hedging and anti-pledging stock trading provisions and Clawback Policy

  Annual Board, committee, and individual director self-evaluations

  Strong stock ownership and retention requirements

  Gender and ethnically/racially diverse Board

  Robust oversight of ESG considerations

In each of these areas, we have embraced sound principles, policies, and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

How the Board Operates

Board Leadership Structure

Our Board believes that the Company and its shareowners are best served when the Board has the flexibility to determine the right leadership structure for the Company at any given point in time, taking into consideration the current business environment and shareowner landscape. We currently combine the role of Chairman and CEO and believe this is the most effective leadership structure for the Company at this time. When Mr. Sutton was appointed as CEO in 2014, and every year as part of its succession planning process, the Board considers whether continuing to combine the role of Chairman and CEO is in the best interests of the Company and the shareowners. The Board has concluded that maintaining the combined position of Chairman and CEO is appropriate to further strengthen the Company’s

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Corporate Governance / How the Board Operates

governance structure by promoting unified leadership and direction for the Company, fostering accountability, and allowing for a single, clear focus for management to execute the Company’s strategy and business plans. Based on similar rationale, the Board plans to appoint Mr. Silvernail as Chairman of the Board following a transition period.

As a counterbalance, we have an independent Lead Director, Christopher M. Connor, whose role and responsibilities provide strong independent leadership in the boardroom. The authority and duties of our independent Lead Director are set forth in our Corporate Governance Guidelines and summarized below.

Role of the Lead Director

The Lead Director is elected each year by the independent directors for a term of not less than one year. Mr. Connor has served as Lead Director since February 2023. The duties of the Lead Director include:

•	Determining a schedule and agenda for regular executive sessions in which independent directors meet without management present, and presiding over these sessions;

•	Suggesting agenda items for Board meetings;

•	Presiding over meetings of the Board when the Chairman is not present;

•	Serving as liaison between the Chairman and independent directors;

•	Approving agendas of the Board and meeting schedules to ensure ample discussion time;

•	Approving information sent to the Board;

•	Organizing the process for evaluating the performance of the Chairman and CEO not less than annually, in consultation with the MDCC;

•	Assuring that a succession plan is in place for the Lead Director role;

•	Acting as a resource for, and counsel to, the Chairman and CEO;

•	Being available for consultation and direct communication if requested by major shareowners.

•	Retaining independent legal advisors or other independent consultants and advisors, as appropriate, who report directly to the Board on Board-related issues; and

•	Collaborating and consulting with Committee chairs concerning schedules, agendas and written materials.

The Board considers its own leadership structure as part of the Company’s succession planning process. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether a combined Chairman and CEO role is in the best interests of the Company and its shareowners.

Board Policies and Practices

Annual Board, Committee and Individual Director Self-Assessment

The Board is committed to a robust and constructive evaluation process designed to promote continuous improvement and overall Board effectiveness. To that end, the Board conducts an annual self-assessment of its own and its committees’ performance following a procedure established by the Governance Committee.

As directed by the Governance Committee, the General Counsel conducts interviews with each of the directors based on a questionnaire. Topics covered include, among others:

•	Effectiveness of Board and committee leadership structure;

•	Board and committee skills, composition, diversity, and succession planning;

•	Effectiveness of each individual director’s performance and contributions to the Board;

•	Board culture and dynamics, including the effectiveness of discussion and debate at meetings; and

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Corporate Governance / How the Board Operates

•	Board and management dynamics, including the quality of management presentations and information provided to the Board.

The results of the interviews are conveyed to both the Governance Committee and to the Board.

Separately, the Governance Committee and the Chairman of the Board conduct an assessment of individual Board members before they are nominated for re-election by shareowners, in accordance with our Director Qualification Criteria and Independence Standards.

Meeting Attendance and Executive Sessions

The Board met eight times during 2023. The average board meeting attendance in 2023 was 99%.

After each regularly scheduled Board and committee meeting, the independent directors of our Board meet in executive session, without management present, chaired by the Lead Director or the respective committee chair.

As expected by our Corporate Governance Guidelines, all those who were directors at the time of the 2023 annual meeting were in attendance at that meeting.

The independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management’s approval.

Orientation and Continuing Education

Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject-matter experts, as well as meetings with senior management, our independent auditor, and both the Company’s and the MDCC’s compensation consultants. New directors also visit several of our facilities and meet with employees.

Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts. Directors are encouraged to attend director education programs provided by third parties.

From time to time, directors attend meetings of Company officers, and, at each Board meeting, they meet informally and formally with senior leaders of the Company.

Mandatory Retirement Policies

Our Corporate Governance Guidelines provide that non-employee directors are required to retire from our Board effective December 31st of the year in which they turn 75. In addition, our mandatory retirement policy requires the CEO to retire effective on the first day after the month in which he or she turns 65. The Board does not have any term limits.

Resignation Policies

If a director’s principal occupation changes substantially, he or she must tender a resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether to accept the resignation using the Company’s Director Qualification Criteria and Independence Standards.

Under our By-Laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender a resignation, and the Board, through its Governance Committee (excluding the nominee in question), will determine whether to accept the resignation at its next regularly scheduled meeting. In case the resignation is not accepted, the Board will disclose the reasoning behind its decision via a Current Report on Form 8-K.

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Corporate Governance / How the Board Operates

Overboarding Policy

The Board does not categorically restrict directors from serving on the boards of other public companies. However, because of the time commitment required for membership on the Board, directors are expected to consult with the Chairman of the Board and the Chair of the Governance Committee before accepting an invitation to serve on another public company board.

Board Committees

In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. The Board has four standing committees: Audit and Finance; Governance; Management Development and Compensation; and Public Policy and Environment. The Board also has an Executive Committee, which meets only if Board action is required and a quorum of the full Board cannot be convened on a timely basis.

Each committee has a charter, which is reviewed annually to ensure compliance with applicable law and sound governance practices. Each committee reviews its own charter, except that the Governance Committee also assesses the Executive Committee’s charter. Committee charters are available at www.internationalpaper.com under the “Investors” tab at the top of the page followed by the “Governance” and “Board Committees” links. Paper copies of the charters are available at no cost by written request to the Corporate Secretary.

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Corporate Governance / How the Board Operates

Committee Assignments

Independent Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the entire Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee
4	Meetings in 2023	100%	Attendance Rate

Current Members Ilene S. Gordon (Chair) Christopher M. Connor Jaqueline C. Hinman Clinton A. Lewis, Jr. All Members are INDEPENDENT

Meetings

Meeting agendas are developed by the Chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities

•   Assuring the Company abides by sound corporate governance principles, including compliance with the Company’s Certificate of Incorporation, By-Laws, and Corporate Governance Guidelines, and reviewing conflicts of interest, including related person transactions under our Related Person Transactions Policy and Procedures.

•   In its capacity as the Board’s nominating committee, identifying and recommending individuals qualified to become Board members and evaluating directors standing for re-election.

•   Assuring that shareowner communications, including shareowner proposals, are addressed appropriately by the Board or Company management.

•   Recommending non-employee director compensation and assisting the Board in its annual self-assessment.

Audit and Finance Committee
6	Meetings in 2023	100%	Attendance Rate

Current Members

Anders Gustafsson (Chair)*

Christopher. M. Connor*

Ahmet C. Dorduncu

Kathryn D. Sullivan

All Members are

INDEPENDENT

*The Board has determined that these directors qualify as Audit Committee financial experts.

Meetings

Meeting agendas are developed by the Chair in consultation with committee members and senior management, who regularly attend the meetings. At each meeting, the committee also holds executive sessions without members of management, and it also meets privately with representatives from our independent auditor, and separately with the Chief Financial Officer, General Counsel, chief audit executive, and Corporate Controller.

Responsibilities

•   Assisting our Board in monitoring the integrity of our financial statements and financial reporting procedures.

•   Reviewing the independent auditor’s qualifications and independence, as well as overseeing the performance of our internal audit function and the independent auditor.

•   Coordinating our compliance with legal and regulatory requirements relating to the use and development of our financial resources, as well as ensuring that controls are in place to prevent, deter and detect financial fraud by management and monitoring the risk of such fraud.

•   Review cybersecurity and information risk management programs and controls, including identification and reporting of material cybersecurity incidents.

In overseeing the performance of our internal audit function and independent auditor, the committee discusses the scope, significant risks and plans for the independent audit as well as the annual internal audit workplan. Throughout the year, at committee meetings and in private sessions, the committee discusses issues encountered or any changes in planned audit scopes. These meetings may include key members of the audit teams, subject matter experts, and key members of the management team.

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Corporate Governance / How the Board Operates

Public Policy and Environment Committee
5	Meetings in 2023	100%	Attendance Rate

Current Members Kathryn D. Sullivan (Chair) Ahmet C. Dorduncu Anders Gustafsson Anton V. Vincent Ray G. Young All Members are INDEPENDENT

Meetings

Meeting agendas are developed by the Chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities

•   Reviewing environmental, sustainability and social impact issues and risks (including climate change) and health and safety issues and risks potentially impacting the Company; contemporary and emerging public policy issues; and pertinent technology issues.

•   Reviewing the Company’s health and safety policies, as well as environmental policies, to ensure continuous improvement and compliance.

•   Reviewing the Company’s policies and procedures for complying with certain of its legal and regulatory obligations, including our Code of Conduct, and reviewing our charitable and political contributions.

Executive Committee
0	Meetings in 2023	NA	Attendance Rate

Current Members Mark S. Sutton (Chair) Christopher M. Connor Ilene S. Gordon Anders Gustafsson Jacqueline C. Hinman Kathryn D. Sullivan

•   The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically.

•   The Chairman of our Board, the independent Lead Director, and the chair of each Board committee are members of the Executive Committee.

Management Development and Compensation Committee
7	Meetings in 2023	100%	Attendance Rate

Current Members Jacqueline C. Hinman (Chair) Ilene S. Gordon Clinton A. Lewis, Jr. Anton V. Vincent All Members are INDEPENDENT

Meetings

Meeting agendas are developed by the Chair in consultation with committee members and senior leaders, who regularly attend the meetings. An executive session without management present is held at each meeting. The committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), regularly attends meetings.

Responsibilities

•   Overseeing our overall compensation program and approving the compensation of our senior management (other than the CEO); conducting performance evaluations of the Chairman and CEO at least annually, in accordance with the process organized by the Lead Director; and recommending compensation of the CEO to the independent directors based on such evaluations and other considerations.

•   Discussing with Company management the required disclosure under Item 407(e)(5) of Regulation S-K, including the Compensation Discussion & Analysis (“CD&A”) that is prepared as part of this Proxy Statement, and recommending that the CD&A be included in the Proxy Statement.

•   Ensuring the Company has policies and programs for the development of senior leaders and succession planning.

•   Overseeing our retirement and benefit plans for senior executives and approving any significant changes to our retirement and benefit plans for our employees. The committee may delegate its authority for day-to-day administration and interpretation of these plans, except as it may impact our senior leaders, including the CEO.

•   Overseeing our succession planning and talent management strategies and programs, including with respect to diversity, equity and inclusion.

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Corporate Governance / How the Board Operates

Compensation Committee Interlocks and Insider Participation

During 2023, no member of the MDCC was an employee or a current or former officer of the Company, or has any relationship that would require disclosure under Item 404 of Regulation S-K. In addition, during 2023 no executive officer of the Company served as either a director or a member of the compensation committee (or its equivalent) of any entity that had one of its executive officers serving on our MDCC or our Board.

Shareowner Engagement

We believe that thoughtful shareowner engagement is important, and we have a long history of such engagement. We have an active shareowner engagement program, including through regular calls and meetings, which allows us to better understand our shareowners’ priorities, perspectives, and concerns, and enables the Company to effectively address issues that matter most to our shareowners.

2023 Shareowner Engagement Highlights

38 shareowners	In 2023, we met with 38 institutional investors, representing 53 million shares or 15% of institutional shares.	Topics we engaged on included: Strategy and Portfolio Capital Allocation Build a Better IP Value Drivers Performance ESG & Vision 2030

In 2023, our discussions with investors on ESG-related topics included the following areas:

•	Decarbonization and our climate goals

•	Fiber sourcing and sustainable forestry

•	Nature impacts

•	Governance of sustainability issues

•	Executive compensation

•	Transparency in disclosure

Our conversations with investors helped inform the content of our annual reporting and have encouraged our increased disclosure on our climate goal and decarbonization roadmap; information regarding our ForSiteTM fiber traceability tool; enhanced disclosure regarding our governance and Board structure for sustainability; and increased disclosure detail on executive compensation as it relates to ESG metrics, and on alignment of lobbying activities with sustainability goals.

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Corporate Governance / Commitment to Sound Corporate Governance and Ethical Conduct

Proxy Access

Our proxy access By-Law permits stockholders owning 3 percent or more of our common stock for at least three years to nominate the greater of two directors or up to 20 percent of the Board and include these nominees in our proxy materials. The number of shareowners who may aggregate their shares to meet the ownership threshold is limited to 20. Nominations are subject to the eligibility, procedural and disclosure requirements set forth in the By-Laws.

Our By-Laws are available at www.internationalpaper.com, under the “Investors” tab at the top of the page followed by the “Governance” and “Governance Documents” links. A paper copy is available at no cost by written request to the Corporate Secretary.

Board Oversight of the Company

The Board is responsible for ensuring appropriate alignment of its leadership structure and oversight of management with the interests of shareowners and the communities in which the Company operates. The Company’s Corporate Governance Guidelines provide the foundation upon which the Board oversees a working system of principled goal-setting and effective decision-making. The goal is to establish a vital, agile, and ethical corporate entity that provides value to the shareowners who invest in the Company, the communities in which we operate, and all of our stakeholders.

Oversight of Succession Planning and Talent Management

Our Board is actively engaged and involved in succession planning and talent management. Our Board oversees and annually reviews leadership development and assessment initiatives, as well as short- and long-term succession plans for our senior management. In addition, our Board regularly reviews our talent strategy to ensure that it supports our business strategy. The Board considers its own leadership structure as part of the succession planning process.

In connection with the previously announced final phase of the CEO succession process with respect to our current CEO, Andy Silvernail will succeed Mark Sutton as our CEO effective May 1, 2024.

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Corporate Governance / Board Oversight of the Company

Risk Oversight

Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s four standing committees oversee certain risks.

Full Board

The Board exercises oversight of the Company’s enterprise risk management (“ERM”) program, which includes strategic, operational and finance matters, as well as compliance, legal and information technology (“IT”)/cyber risks. Our Board and its committees receive regular reports from senior managers on areas of material risk and how those risks are managed.

Management/Enterprise Risk Management Council

The ERM Council is a management-level team comprised of senior vice presidents and other business leaders responsible for managing enterprise risks and planning and organizing the activities of our organization to minimize the effects of risk on the Company’s business and financial results. The ERM Council regularly reports to the Board on areas of risk and risk management. The Chief Financial Officer serves as the ERM Council Lead. The Chief Audit Executive serves as the ERM Council Process Owner.

Chief Information Security Officer

Our Chief Information Security Officer (“CISO”) presents to the Audit & Finance Committee and to the full Board of Directors, as part of the Board’s risk oversight responsibility. For example, the CISO provides reports to the Board and the Audit and Finance Committee on the analysis of emerging IT risks, as well as plans and strategies to mitigate those risks, and to senior management on a regular basis. These risks are also aggregated into the Company’s ERM program.

Audit and Finance Committee

The Audit and Finance Committee coordinates the risk oversight role exercised by other Board committees and management, and receives updates on risk management processes regularly. In addition, the Audit and Finance Committee:

•  Oversees the integrity of the Company’s financial statements and other disclosures, the effectiveness of the internal control environment, the internal audit function and the external auditors, and compliance with legal and regulatory requirements to mitigate risk.

•  Reviews risks related to management’s cybersecurity and information security risk management programs and controls, including processes for identification and reporting of material cybersecurity incidents.

•  Monitors the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud.

Governance Committee Oversees risks related to: • Governance • Director compensation	Management Development and Compensation Committee Oversees risks related to: • Organizational and resource allocation • Talent management • Succession planning • Executive compensation

Public Policy and Environment Committee

Oversees risks related to:

•  Litigation, government regulation and governmental enforcement

•  Environment, health and safety

•  Sustainability, including climate change

•  Technology issues including information and operational technology, cybersecurity and data security

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Corporate Governance / Board Oversight of the Company

Oversight of Compliance

The Global Ethics and Compliance officer oversees our compliance program. Employees can report violations through our Helpline or through other reporting channels. All Helpline reports are immediately forwarded to the Global Ethics and Compliance office for further action and for a response to the person reporting, unless he or she has chosen to remain anonymous. A report made through any of our other reporting channels that involves an impropriety relating to our accounting, internal controls or other financial or audit matters is also forwarded immediately to the Global Ethics and Compliance office. That office has responsibility for investigating all such matters, and will report certain of those matters, unfiltered, to the chair of our Audit and Finance Committee in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002, as amended.

Oversight of Compensation-Related Risk

The MDCC is committed to completing an annual risk assessment to evaluate the Company’s compensation plans and practices. In 2023, at the committee’s request, its independent consultant Frederic W. Cook & Co. (“FW Cook”). conducted a risk assessment with the objective of identifying any compensation plans and practices that may encourage employees to take unnecessary or excessive risks that could threaten the Company. No such plans or practices were identified. The results of this 2023 evaluation indicated, and the MDCC thus concluded, that there are no significant compensation-related risk areas at the Company, and that our compensation plans and practices do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. Also, based on this evaluation, the committee concluded that the Company’s executive compensation program appropriately aligns compensation with long-term shareowner value creation and avoids short-term rewards for decisions that could pose long-term risks to the Company. These conclusions were based on the following factors:

•	Our compensation mix is appropriately balanced and incentive compensation is not overly weighted toward short-term performance at the expense of long-term value creation;

•	Our short-term incentive compensation award pool is appropriately capped, thereby limiting payout potential;

•	Our performance is measured against both absolute and relative metrics to ensure quality and sustainability of Company performance;

•

We have adopted several programs that serve to mitigate potential risk, including officer stock ownership requirements, a Clawback Policy and clawback provisions in our administrative guidelines of our incentive compensation programs, and Non-Compete and Non-Solicitation Agreements to deter behavior that could be harmful to the Company either during or after employment; and

•	The committee maintains strict controls over the Company’s equity granting practices, and our incentive compensation plan prohibits option re-pricing without shareowner approval.

Oversight of Information Security and Cybersecurity

The Company places the utmost importance on information security and privacy which are key components of our governance and risk management framework. We value maintaining the trust and confidence of our customers, employees and other stakeholders.

The Board has primary oversight of our ERM program, which includes information security and cybersecurity. The Board of Directors is supported in its oversight by the Audit and Finance Committee and PPE Committee, which share oversight responsibilities related to the Company’s information security program, as noted above. The Board, Audit and Finance Committee and PPE Committee each receives periodic updates from management, including our CISO, and outside experts, covering the Company’s programs for managing information security risks, including data privacy and data protection risks. The Company has adopted the National Institute of Standards and Technology Cybersecurity Framework framework to assess the maturity of its cybersecurity programs and guide continual improvement.

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Corporate Governance / Oversight of Compensation-Related Risk

Key aspects of the Company’s cybersecurity program include the following:

•	layered technical protective capabilities and detective surveillance controls;

•	utilizing independent third-parties to assess the Company’s practices related to, and provide expertise and assistance with, various aspects of information security, as further described below;

•

courses and awareness training on information security for employees with Company email or access to Company devices, including phishing, social engineering and other cybersecurity training as well as targeted training for specific roles based on responsibilities and risk level;

•	global security and privacy policies; and

•	business continuity, incident response and disaster recovery procedures, including tabletop exercises involving senior leaders.

Our management regularly monitors best practices in this area and seeks to implement changes to the Company’s security programs as needed to ensure that the Company maintains a robust data and privacy program. In addition, the Company maintains cyber insurance which provides coverage in connection with cybersecurity breaches. For more information in our cybersecurity, risk identification and management program, see Item 1C of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 16, 2024.

Independence of Directors

Director Independence Standards

It is the policy of our Board that, in accordance with the rules of the New York Stock Exchange (“NYSE”), a majority of its members be independent from the Company, its management and its independent auditor. Based on the Governance Committee’s review of our current directors, our Board has determined that all of our non-employee directors are independent. We have one employee-director, our Chairman, Mark S. Sutton, who is not independent. Each standing committee of the Board is comprised entirely of independent directors.

Further, the Governance Committee has concluded and recommended to our Board, and our Board has determined, that each of our non-employee directors meets the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee, and the Governance Committee.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and the Company’s General Counsel. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE’s independence standards for listed companies and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards. The Board also considers independence standards applicable to service on particular committees of the Board under SEC and NYSE rules.

Under SEC rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed as a related party transaction in this Proxy Statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

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Corporate Governance / Independence of Directors

In this context, the Governance Committee considered the relationships described below. Based on its analysis of these relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired the independence of any non-employee director. Among other things, none of our directors serve as an executive officer of any organization to which we make charitable contributions. In addition, recognizing that several of our directors serve as an executive officer at a company with which we may do business, the Governance Committee determined that commercial relationships involving routine, arms-length purchases and sales transactions between International Paper and these companies were not material under our independence standards. These standards provide that payments that the Company makes to, or receives from, a company at which a member of our Board serves as an executive officer do not create a material relationship that would impair the director’s independence if they are for property or services valued at less than the greater of $750,000 or 1.75 percent of such other company’s consolidated gross revenue. We provide additional details about these relationships in the following table.

Transactions Considered in Analysis of Director Independence

Director	Name of Employer	Business Relationship (including affiliated companies)	Dollar Amount of Routine Sales Transactions (approximate)	Does amount exceed greater of $750,000 or 1.75% of other company’s gross revenue?
Anton V. Vincent	Mars, Inc.	Routine sales to Mars	$30 million in total, representing less than 0.16% of International Paper’s net revenue in 2023	No
		Routine purchases from Mars	$26.5 million in total, representing less than 0.06% of Mars’s gross revenue in 2023	No
Ray G. Young	Archer-Daniels- Midland Company (through December 2022)	Routine sales to ADM	$3.2 million in total, representing less than 0.02% of International Paper’s gross revenue in 2023	No
		Routine purchases from ADM	$78.9 million in total, representing less than 0.42% of ADM’s gross revenue in 2023	No

34 \	International Paper 2024 Proxy Statement

Corporate Governance / Transactions with Related Persons

Transactions with Related Persons

Related Person Transactions Policy and Procedures. Our Board has adopted a Related Person Transactions Policy and Procedures for the review and approval or ratification of transactions involving the Company and “related persons” (directors, director nominees and executive officers and their immediate family members, or shareowners owning 5% or greater of our outstanding common stock and their immediate family members). The policy covers any related person transaction or currently proposed transaction in which the Company was a participant or is to be a participant and (i) the amount involved exceeds or is expected to exceed $120,000 in any fiscal year, and (ii) a related person had or will have a direct or indirect material interest. The policy also sets forth certain clarifications and exceptions with respect to the policy’s application to certain types of transactions.

The policy works in tandem and as a supplement to our Code of Conduct and Conflicts of Interest Policy.

Identifying Related Persons. Our directors and executive officers complete and sign a questionnaire at the end of each fiscal year to confirm that there are no material relationships or related person transactions between those individuals and the Company other than those previously disclosed.

Additionally, the Company reviews public filings on Schedules 13D and 13G to identify our 5% beneficial owners.

Transaction Review Procedures. Prior to entering into a related person transaction (as defined in our policy), a related person must provide the details of the transaction to the General Counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The General Counsel then evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction and whether the policy otherwise applies to such transaction. If such determination is made, the General Counsel submits the details of the transaction to the Governance Committee for review. The Governance Committee approves a related person transaction if the Committee determines that the transaction is not inconsistent with the interests of the Company and its shareowners and does not violate the Company’s Code of Conduct or Conflicts of Interest Policy. Our policy also sets forth procedures whereby, if the Company becomes aware of a completed related person transaction that is subject to the policy and which inadvertently was not previously approved, the Governance Committee must either (i) ratify the transaction, or (ii) require the related person to terminate the transaction. In addition, the Governance Committee evaluates existing related person transactions on a periodic basis to determine whether the related person transaction should continue.

Transactions With Related Persons. Except as otherwise noted below, since January 1, 2023, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, in which any related party had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

Beneficial Owners of More Than Five Percent of Voting Securities. Since January 1, 2023 entities or affiliates that are the beneficial owner of more than 5% of our outstanding common stock have provided, and are contemplated to provide, certain services to the Company in the ordinary course of business. The nature and value of these services provided by these 5% shareowners and their affiliates is described below.

An affiliate of BlackRock Inc. (“BlackRock”), a 5% shareowner, has provided investment management services related to certain benefit plans of the Company. In 2023 BlackRock received fees totaling approximately $1.5 million for providing these services.

Additionally, State Street Corporation (“State Street”), a 5% shareowner, has provided trustee and similar services to the Company serving as the trustee of the Company’s Defined Contribution Plans Master Trust, Retirement Plan Master Trust, Commingled Investment Group Trust, and Retiree Medical Savings Plan Trust, and as an independent monitoring fiduciary with respect to the Company Stock Fund in the Savings plan. During 2023, the Company paid approximately $3.3 million to State Street for these trustee and similar services. Additionally, there is currently a proposed transaction

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Corporate Governance / Transactions with Related Persons

with State Street pursuant to which State Street would provide management services under several new target date and index fund in the Company’s Savings (401(k)) plan. This currently proposed transaction is scheduled to be finalized later in 2024 and in the first year is expected to involve payments by us to State Street in excess of $460,000.

The agreements with BlackRock and State Street are negotiated arms-length transactions in the ordinary course of business. Additionally, we believe the agreements represent standard terms and conditions for investment management and trustee services.

In compliance with our policy, the Governance Committee has approved the currently proposed State Street investment management services transaction and approved and ratified both existing State Street and BlackRock transactions.

Our Related Person Transaction Policy and Procedures is available at www.internationalpaper.com under the “Investors” tab at the top of the page followed by the “Governance” link and then under the “Governance Documents” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Commitment to Sound Corporate Governance and Ethical Conduct

We believe good corporate governance is critical to achieving business success and serves the best interests of our shareowners. We value the perspectives of our shareowners and other stakeholders, including our employees and the communities in which we operate, and take steps to address their concerns where warranted.

36 \	International Paper 2024 Proxy Statement

Corporate Governance / Commitment to Sound Corporate Governance and Ethical Conduct

Our Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to ensure that our Board fully discharges its responsibilities to our shareowners. Our Board reviews its Corporate Governance Guidelines and committee charters at least annually and makes changes from time to time to reflect developments in the law and corporate governance practices.

Our Code of Conduct. Our Board has adopted a Code of Conduct that applies to our directors, officers, and all employees to ensure we conduct business in a legal and ethical manner.

Our Global Ethics and Compliance office is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor, or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, that individual may contact the Global Ethics and Compliance office in person, via e-mail or telephone. The Code of Conduct describes multiple channels by which employees may report a concern, such as through their managers, a human resources professional, legal counsel or our internal audit department.

Our Helpline is also available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, whether anonymous or otherwise.

Our Helpline contact information can be found at www.internationalpaper.com, under the “Company” tab at the top of the page, then under “Ethics & Compliance.”

Our Corporate Governance Guidelines, Code of Conduct and Board committee charters are available at www.internationalpaper.com under the “Investors” tab. Paper copies are also available by written request to the Corporate Secretary at the address below.

Communicating with the Board

Shareowners or other interested parties may communicate with our entire Board, the Chairman, the independent directors as a group, the Lead Director, or any one of the directors by writing to the Senior Vice President, General Counsel, and Corporate Secretary, at the address set forth below. Our Corporate Secretary will forward all communications relating to International Paper’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

In addition, as described in detail under “Corporate Governance – Commitment to Sound Governance and Ethical Conduct” our Global Ethics and Compliance office has a Helpline that is available 24 hours a day, seven days a week, to receive calls, emails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board correspondence to:

Corporate Secretary

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

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Compensation Philosophy

We believe our compensation program for non-employee directors should:

•

Provide total compensation comprising both cash and equity elements that targets the median level of compensation paid by our Compensation Comparator Group (“CCG”), which is described in the Compensation Discussion & Analysis section of this Proxy Statement;

•	Align the interests of our directors with the interests of our shareowners;

•	Attract and retain top director talent; and

•	Be flexible enough to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board. Mr. Sutton does not receive compensation for his service as a director.

On at least a biennial basis, we evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We target our total director compensation at the median of our CCG.

We believe our director compensation program appropriately compensates our directors for their time and commitment to the Company, and is consistent with our compensation philosophy, as shown in the following table.

Our Director Pay Principles	Our 2023 Director Pay Policies and Practices
Target compensation at median of CCG	• Maintained mix of cash and equity in line with cross-section of similar companies (CCG), which total compensation was at the median level of companies included in our CCG
Align the interests of our directors with the interests of our shareowners	• Paid 58% of regular board fees in the form of equity to ensure that directors, like shareowners, have a personal stake in the Company’s financial performance
Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (CCG)
Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to elect to take equity in place of cash and to elect to defer their fees until retirement

38 \	International Paper 2024 Proxy Statement

Director Compensation / Elements of Our Director Compensation Program

Elements of Our Director Compensation Program

For the May 2023 to April 2024 service year, compensation for our non-employee directors consists of:

•	An annual retainer that is a mix of cash and equity;

•	Additional retainers for committee chairs, the Lead Director, and members of the Audit and Finance Committee, as applicable; and

•	Life insurance, business travel accident insurance, and liability insurance.

There were no changes made to the fees payable to our non-employee directors for the May 2023 to April 2024 service year in comparison to the prior service year.

Type of Fee	2023-2024 Fee Amount ($)
Board Fees
Cash Retainer	120,000
Equity Retainer	163,000
Committee Fees
Audit and Finance Committee Chair	25,000
Audit and Finance Committee Non-Chair Member	10,000
Management Development and Compensation Committee Chair	20,000
Governance Committee Chair	20,000
Public Policy and Environment Chair	20,000
Lead Director	27,500

Annual Retainer

The annual retainer is $283,000, of which $120,000 (42 percent) is payable in cash in monthly installments and $163,000 (58 percent) is payable in equity. A director may elect to convert all or 50 percent of his or her cash retainer (plus any committee fees and Lead Director fees, as discussed below) into shares of restricted stock. To encourage director stock ownership, a director who makes this election receives a 20 percent premium of this converted cash award in additional shares of restricted stock. Eight of the 10 non-employee directors serving during 2023 elected to receive stock in lieu of all or 50 percent of the cash award and are receiving the applicable premium. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations.

Directors may also elect to defer receipt of some or all of their equity retainer. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability. Four of the 10 non-employee directors serving during 2023 elected to defer payment of all or a portion of their equity compensation until retirement, death or disability. Elections with regard to form of payment and deferrals are made in December preceding each service year.

We use the closing market price of the Company’s common stock on the day preceding our annual meeting in May to calculate the equivalent number of shares for the $163,000 equity retainer and any restricted stock elected by our directors in lieu of their cash retainer. RSUs are settled in cash based on the closing price of the Company’s common stock as of December 31st of the year of the director’s retirement, death or disability.

Directors earn dividends on their shares of stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is vested or settled.

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Director Compensation / Elements of our Director Compensation Program

Fees for Committee Service

In addition, as referenced above, each committee chair receives a fee for his or her service in such role. For 2023, Mr. Young and Mses. Gordon, Hinman and Sullivan each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2023, Messrs. Dorduncu, Gustafsson, Vincent and Young and Dr. Sullivan each received an Audit and Finance Committee member fee. As Lead Director, Mr. Connor received a fee for 2023.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on Company business.

We provide liability insurance for our directors, officers, and certain other employees at an annual cost of approximately $3 million. The primary underwriters of coverage, which extends to April 1, 2025, are XL Specialty Insurance Company and ACE American Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Stock Ownership Requirements

Our director stock ownership policy requires our directors to hold equity of the Company valued at two times the total annual Board retainer, which, through April 30, 2024, is equivalent to 4.7 times the annual cash retainer (and requires ownership of Company stock equivalent to $566,000). We believe this requirement helps align the interests of our directors with the interests of our shareowners. New directors have four years from the date of their election to meet the ownership requirement. As of December 31, 2023, all directors who were required to meet the ownership levels held the requisite amount of equity.

40 \	International Paper 2024 Proxy Statement

Director Compensation / Non-employee Director Compensation Table

Non-employee Director Compensation Table

The following table provides information on 2023 compensation for non-employee directors who served during 2023. It shows fiscal year 2023 compensation based on the SEC’s compensation disclosure requirements, though we pay our directors on a May to April service year. Amounts in the table show differences among directors because (i) each director makes an individual election to receive his or her fees in cash and/or equity in the manner described above; (ii) certain directors receive committee chair fees, a Lead Director fee, and/or Audit and Finance Committee member fees; and (iii) directors may join our Board on different dates, so their compensation is prorated for the year.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Christopher M. Connor		334,499	334,499
Ahmet C. Dorduncu	132,837	163,012	295,849
Ilene S. Gordon		326,994	326,994
Anders Gustafsson		316,998	316,998
Jacqueline C. Hinman		326,994	326,994
Clinton A. Lewis, Jr.		307,002	307,002
DG Macpherson*		307,002	307,002
Kathryn D. Sullivan	72,917	250,033	322,950
Anton V. Vincent		316,998	316,998
Ray G. Young		332,008	332,008

(1)	As described above, certain directors elected to receive shares of restricted stock in lieu of cash and therefore had no cash compensation during 2023.

(2)

The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the last business day immediately preceding the date of grant, which was May 5, 2023. Directors who elect to defer their equity retainer fee receive RSUs rather than restricted stock. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability.

*	Mr. Macpherson resigned from the Board effective February 13, 2024.

The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2023, for each non-employee director who served as of that date.

Name of Director	Aggregate Number of Shares Outstanding That Have Not Vested and RSUs (#)
Christopher M. Connor	59, 132
Ahmet C. Dorduncu	5,039
Ilene S. Gordon	10,108
Anders Gustafsson	9,799
Jacqueline C. Hinman	12,053
Clinton A. Lewis, Jr.	53,961
DG Macpherson*	20,950
Kathryn D. Sullivan	9,298
Anton V. Vincent	24,847
Ray G. Young	85,956
Total	291,143

*	Mr. Macpherson resigned from the Board effective February 13, 2024.

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Our Audit and Finance Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) to serve as the Company’s independent auditor for 2024. Although shareowner ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners because we value your views on the Company’s independent auditor. Our Audit and Finance Committee will consider, but is not bound by, the outcome of this vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and our shareowners.

To ratify the selection of our independent auditor, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote FOR or AGAINST the ratification of the selection of our independent auditor, or you may abstain from voting. Abstentions will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

We do not expect there to be any “broker non-votes” associated with this proposal. If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares may be voted by the broker in its discretion.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent auditor for 2024.	FOR

42 \	International Paper 2024 Proxy Statement

Item 2: Ratify Deloitte & Touche as Our Independent Auditor for 2024 / Background on our Independent Auditor

Background on our Independent Auditor

The Audit and Finance Committee is responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. The committee has evaluated the qualifications, performance, and independence of Deloitte & Touche, including discussions regarding Public Company Accounting Oversight Board (“PCAOB”) inspection results, peer reviews and any other internal inspection results and trends in their internal system of quality controls, and appointed Deloitte & Touche as the Company’s independent external auditor for the fiscal year 2024.

Deloitte & Touche has served as International Paper’s independent external auditor continuously since 2002. In order to ensure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be a rotation of the independent external audit firm. The members of the Audit and Finance Committee and the Board believe the continued retention of Deloitte & Touche to serve as the Company’s independent external auditor is in the best interests of International Paper and its shareowners. In making this determination, the Audit and Finance Committee and Board have considered Deloitte & Touche’s significant institutional knowledge of our business, operations, accounting policies and financial systems, and internal controls framework, as well as Deloitte’s global capabilities, technical expertise, depth of resources, quality, efficiency of services, quality of communications with the Audit and Finance Committee and management, and independence. In addition, in accordance with applicable rules on partner rotation, Deloitte & Touche rotates its lead audit engagement partner not less than every five years. The Audit and Finance Committee is involved in considering the selection of Deloitte & Touche’s primary engagement partner when there is a rotation.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2023, which were included in the Company’s 2023 Annual Report on Form 10-K, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Representatives of Deloitte & Touche will be present at the 2024 annual meeting to answer questions, and they also will have the opportunity to make a statement if they desire to do so.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2022, and December 31, 2023. The total fees and expenses paid to Deloitte & Touche are as follows:

	2023	2022
	($, in thousands)	($, in thousands)
Audit Fees	12,091	11,752
Audit-Related Fees	355	470
Tax Fees	4,194	1,865
All Other Fees	345	286
Total Fees	16,985	14,373

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Item 2: Ratify Deloitte & Touche as Our Independent Auditor for 2024 / Services Provided by the Independent Auditor

Services Provided by the Independent Auditor

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to the Corporate Secretary, or visit us on our website, www.internationalpaper.com, under “Contact Us.”

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.

Audit Fees – Fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements, the review of our financial statements included in our quarterly reports on Form 10-Q, and those services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements for the fiscal year, such as comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.

Audit-Related Fees – Fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and attestations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.

Tax Fees – Fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.

All Other Fees – Fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. These services relate to various consultations that are permissible under applicable laws and regulations, which are primarily related to engagements to provide advice, observations, and recommendations regarding operations, infrastructure and distribution to be considered by the Company.

44 \	International Paper 2024 Proxy Statement

Item 2: Ratify Deloitte & Touche as Our Independent Auditor for 2024 / Audit and Finance Committee Report

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2023.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s website at www.internationalpaper.com under the “Investors” tab and then under the “Governance” link and the “Board Committees” section. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Mr. Joseph R. Saab, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited consolidated financial statements for the 2023 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm, including discussions related to significant accounting policies and critical accounting estimates and their related disclosures. In addition, the Audit and Finance Committee has reviewed, and discussed with management and Deloitte & Touche, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the evaluation by Deloitte & Touche of the Company’s internal control over financial reporting. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (United States) and the Securities and Exchange Commission (“SEC”). The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the firm’s independence.

The Board has determined that the following members of the Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: Anders Gustafsson and Christopher M. Connor. The Board has determined that each member of the Audit and Finance Committee meets the independence and financial literacy requirements for audit committee members set forth under the listing standards of the New York Stock Exchange and our independence standards, as well as applicable independence requirements under SEC rules.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The Audit and Finance Committee has approved and selected, and the Board of Directors has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2024.

Audit and Finance Committee

Anders Gustafsson, Chair	Christopher M. Connor

Ahmet C. Dorduncu	Kathryn D. Sullivan

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Our Board of Directors seeks your approval of the compensation of our Named Executive Officers (“NEOs”), who are listed in the Summary Compensation Table of this Proxy Statement. Information describing the compensation of our NEOs is disclosed in the Compensation Discussion & Analysis section, the accompanying tables and narrative contained in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This vote is being provided as required pursuant to Section 14A of the Exchange Act and is non-binding.

Shareowners are asked to approve the following non-binding advisory resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion & Analysis, the related compensation tables and narrative disclosure, is hereby approved.”

To approve this proposal, commonly referred to as a “Say-on-Pay” proposal, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote FOR or AGAINST this non-binding proposal, or you may abstain from voting. Abstentions will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote with respect to Item 3. Broker non-votes will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

FOR

46 \	International Paper 2024 Proxy Statement

Introduction

This Compensation Discussion & Analysis (“CD&A”) describes our compensation program that applies to all of our executive officers, including our CEO and Senior Vice Presidents, whom we refer to as our Senior Leadership Team (“SLT”) or executive officers. It is designed to provide shareowners with an understanding of our compensation philosophy, core design principles and decision-making process. This narrative also explains how our Management Development and Compensation Committee (“MDCC”) oversees and designs the compensation program and explains the 2023 compensation of our Named Executive Officers (“NEOs”).

2023 Named Executive Officers (NEOs)

Mark S. Sutton	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Timothy S. Nicholls	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
W. Thomas Hamic	Senior Vice President, North American Container and Chief Commercial Officer
Joseph R. Saab	Senior Vice President, General Counsel and Corporate Secretary
Thomas J. Plath	Senior Vice President, Human Resources and Corporate Affairs
Gregory T. Wanta	Former Senior Vice President

Mr. Wanta retired from the Company effective September 30, 2023, after a long and successful career spanning 32 years.

Compensation Committee Report

On behalf of the Board of Directors, the MDCC oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the MDCC has reviewed and discussed the CD&A included in this Proxy Statement with the Company’s management.

Based on the review and discussions referred to above, the MDCC recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its Proxy Statement on Schedule 14A filed in connection with the Company’s 2024 Annual Meeting of Shareowners.

Management Development and Compensation Committee

Jacqueline C. Hinman (Chair)	Ilene S. Gordon	Clinton A. Lewis, Jr.

Anton V. Vincent

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Compensation Discussion & Analysis (CD&A) / Overview of Our CD&A

Overview of Our CD&A

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

1/ Executive Summary

2023 Financial Highlights

International Paper delivered solid execution in a challenging environment and accomplished strategic actions while returning cash to shareowners.

$2.2B We achieved Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) of $ 2.2 billion. (1)	$382M We generated $382 million of Earnings from Continuing Operations Before Income Taxes and Equity Earnings (GAAP).

$840M We maintained our annual dividend of $1.85 per share and returned $840 million of cash to shareowners through dividends and stock repurchases.	$1.8B We generated $1.8 billion of net cash provided by operations (GAAP) and $0.7 billion of free cash flow (FCF).(2)

(1)

Adjusted EBITDA is a non-GAAP financial measure that is used as a performance metric in our short-term incentive compensation plan, the Annual Incentive Plan (or AIP). See Section 4 or information regarding how Adjusted EBITDA is calculated and Appendix B for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

(2)

Free cash flow is a non-GAAP financial measure. See Appendix B for information regarding how free cash flow is calculated and a reconciliation of free cash flow to the most directly comparable GAAP measure, as well as for information regarding why we believe that free cash flow presents useful information to investors.

2023 Executive Compensation Highlights

The following section briefly highlights the current structure of our program, the MDCC’s key compensation decisions for 2023 and our performance achievement attained in our incentive compensation plans. These decisions were made with the support of the MDCC’s independent consultant, Frederic W. Cook & Co. (“FW Cook”) (see section titled “Role of Compensation Consultants”). This information is discussed in greater detail elsewhere in this CD&A.

Key Highlights for 2023

We have robust compensation governance policies, practices and processes (see Section 6).

We continue to have strong pay-for-performance correlation (see Section 2).

No increase was made to our CEO’s target direct compensation (base salary, STI and LTI) in 2023.

Environmental, social and governance (“ESG”) performance impacts our executive compensation as a:

  factor in measuring individual performance for modifying STI payouts (see page 64 for more details), and factor in our shareowners’ decision to invest in our stock which influences TSR performance in our LTI plan.

Based on a comprehensive review in 2022 of both the short- and long-term incentive compensation plans, the following changes were made to our 2023 incentive plans:

Short-term incentive plan (see pages 63-64)

•  Expanded eligibility

•  Changed name to Annual Incentive Plan (AIP)

•  Adjusted the metric weightings

Long-term incentive plan (see pages 64-66)

•  Changed name to Long-Term Incentive Plan (LTIP)

•  Added RSUs, on a tiered basis, with the SLT awards tiered at 80% PSUs and 20% RSUs

For 2023, our SLT’s LTI Plan consists of 80% PSUs which are based solely on achievement of Company performance metrics—no individual performance modifiers are applied (see page 64-66).

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

Changes to Our 2023 Incentive Compensation Plans

We recognize that incentive plans evolve over time and should respond to the changing needs and strategies of the Company. At a minimum of every five years, the Company conducts a comprehensive review of both the short-term and long-term incentive compensation plans to confirm our plans are competitive, while also ensuring the plan design aligns with the strategic goals of the business. The 2022 review included an analysis of best market practices for elements of both design and administration for each of the plans. Management conducted an assessment utilizing studies performed by three consulting firms: WTW (formerly Willis Towers Watson), Exequity and FW Cook. Additionally, internal teams conducted extensive back-testing (testing design changes using historical data to understand implications).

Following a robust review by the MDCC, the changes described below went into effect in January 2023, with the exception of the expansion of the short-term incentive plan which was implemented effective July 1, 2022. As described in last year’s proxy statement, the MDCC reviewed the detailed findings of the various studies prior to adopting the changes in October 2022. The MDCC also discussed and fine-tuned the design and administration elements for each plan.

2023 Incentive Compensation Plan Changes

	Change	Rationale	Effective Date

Short-Term Incentive Plan	Expanded Eligibility	Expanded eligibility to ensure market competitiveness and help with our recruitment and retention efforts; added approximately 4,750 employees	July 1, 2022
	Name Change	Renamed Annual Incentive Plan (“AIP”) to more accurately describe the eligible population	January 1, 2023
Adjustment of Metric Weightings

•  Increased the weighting of the Revenue metric from 15% to 20% and decreased the weighting of the Cash Conversion metric from 15% to 10% to strengthen the focus on top-line profitable growth

•  The Adjusted EBITDA metric remains unchanged at a 70% weighting, maintaining a heavy emphasis on margin and improving profitable growth

January 1, 2023

Long-Term Incentive Plan	Name Change	Renamed Long-Term Incentive Plan (“LTIP”) to more accurately describe equity vehicles offered	January 1, 2023
Add RSUs and Tiering of Vehicle Mix Between PSUs and RSUs

•  Incorporated time-based RSU awards, in addition to the existing performance-based PSU awards, to provide a more competitive offering through better alignment with market, which we believe will help with our recruitment and retention efforts

•  Use of RSUs is tiered with a much heavier performance orientation at senior management levels. This appropriately places a higher risk/reward ratio on senior executives while increasing focus on retention deeper in the organization.

•  LTIP awards to senior executives, including the NEOs, consists of 80% PSUs and 20% RSUs

January 1, 2023

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

2023 Total Target Compensation Mix

The chart below demonstrates our commitment to paying for performance, with a significant amount at-risk. For 2023, 90% of our CEO’s target compensation and, on average, 80% of our other NEOs’ target compensation was based on Company and/or stock performance. Importantly, base salary comprises a relatively small portion of our NEOs’ compensation and is the only component of their target Total Direct Compensation (“TDC”) not tied to Company and/or stock performance.

CEO Target Pay Mix

Average Other NEOs Target Pay Mix

2023 Base Salary Changes

The Committee elected to increase Mr. Hamic’s base salary by 14.3% and Mr. Plath’s base salary by 2.7% effective January 1, 2023. Mr. Hamic’s adjustment was made in recognition of his appointment to Senior Vice President – North American Container, our largest business. Mr. Plath’s adjustment was made in recognition of his increased responsibilities overseeing Corporate Affairs. The Committee also elected to increase Mr. Saab’s base salary by 10.0% effective March 1, 2023, to reflect his development in the role and to more closely align with the market median. Neither our CEO nor any of the other NEOs received an increase in base salary in 2023.

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

2023 Incentive Plan Design Overview with Metrics and Weightings

2023 Short-Term Incentive Plan

Annual Incentive Plan (AIP)

Component Weightings

Annual Incentive Plan Payout Scale

All Metrics:

Below Threshold (0% Payout)

Threshold (50% Payout)

Target (100% Payout)

Maximum (200% Payout)

2023-2025 Long-Term Incentive Plan

Long-Term Incentive Plan (LTIP) Award

Performance Stock Units (PSUs)

Component Weightings

Performance Stock Units Payout Scale

ROIC (50%)

Below Threshold (0% Payout)

Threshold (50% Payout)

Target (100% Payout)

Maximum (200% Payout)

Relative TSR (50%)

Below 25th percentile (0% Payout)

25th percentile (25% Payout)

50th percentile (100% Payout)

At or above 75th percentile (200% Payout)

* See page 62 for definitions.

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

2023 STI Performance Achievement

Performance Metric	Target	Actual	% of Target Award Earned	Metric Weight	Weighted % of Target Award Earned
Adjusted EBITDA*	$2.968B	$2.234B	0.0%	70.0%	0.0%
Revenue	$20.983B	$18.916B	50.8%	20.0%	10.2%
Cash Conversion*	58.6%	60.1%	125.6%	10.0%	12.5%
Total				100.0%	22.7%

*

Adjusted EBITDA and Cash Conversion are non-GAAP financial measures. See Section 4 for information regarding how these non-GAAP financial measures are calculated. See Appendix B for non-GAAP financial measure definitions and a reconciliation of Adjusted EBITDA and components of Cash Conversion to the most directly comparable GAAP measures.

2021-2023 LTI Performance Achievement

Performance Metric	Target	Actual	% of Target Award Earned	Metric Weight	Weighted % of Target Award Earned
3-Year Adjusted ROIC*	8.0%	9.51%	150.33%	50.0%	75.17%
Relative TSR	50th Percentile	13th Percentile	0.0%	50.0%	0.0%
Total				100.0%	75.17%

*

Adjusted ROIC is a non-GAAP financial measure. See Section 4 for information regarding how Adjusted ROIC is calculated. See Appendix B for non-GAAP financial measure definitions and a reconciliation of components of Adjusted ROIC to the most directly comparable GAAP measure.

Responsiveness to Shareowners—Say-on-Pay Consideration

In May 2023, our shareowners again approved our annual Say-on-Pay proposal with support from approximately 96% of votes cast (excluding broker non-votes).

Over the last ten years, we have received, on average, 96% support of our NEO compensation. The MDCC views this consistently strong level of support as continued affirmation of the design and direction of our executive compensation programs. While mindful of this level of support, the MDCC and management remain firmly committed to strengthening our pay-for-performance alignment, and assessing the overall architecture of our executive compensation program.

The MDCC and management will continue to use the annual “Say-on-Pay” vote as a guidepost for shareowner sentiment and will continue to engage with our shareowners and respond to feedback.

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

Compensation Governance Best Practices

Pay-for-Performance. 100% of incentive pay is performance-based and/or stock performance based.

Change-in-Control Benefits. Change-in-control severance benefits are two times (2x) target cash compensation for our SLT (excluding the CEO) elected after 2012.

Double Trigger Change-in-Control Equity Vesting. Equity incentive awards have a double trigger if replacement awards are provided. Awards will not vest upon a change in control unless there is also a qualifying termination of employment.

Limit on Cash Severance for SLT. Aggregate severance payments to an executive officer may not exceed two times (2x) the sum of the officer’s base salary plus target cash bonus unless there is a change in control or shareowner preapproval.

Robust Equity Ownership and Retention Requirements. All officers are required to own IP shares equal to a multiple of their base salary and to retain 50% of after-tax equity payouts until the ownership requirement is met. The CEO’s requirement is a rigorous six times (6x) base salary.

Clawback of Incentive Compensation If Restatement. Mandatory cash and equity incentive compensation awards to current and former executive officers are subject to clawback in the event of a restatement.

Non-Competition and Non-Solicitation Agreements. We require our leaders to enter into Non-Competition Agreements and Non-Solicitation Agreements, the violation of which may result in clawback or forfeiture of incentive compensation awards.

Cap on CEO’s Personal Use of Company Aircraft. While our CEO is authorized to use the Company aircraft for personal travel, he is required to reimburse the Company for the incremental cost of such personal use above $75,000.

Multiple Performance Metrics. Short-term incentive compensation and long-term incentive compensation performance is based on multiple metrics, without any overlap, to encourage balanced initiatives.

Peer Groups. We use relevant compensation benchmarking and relative TSR peer groups.

No Employment Agreements for SLT. Our U.S.-based executive officers are at-will employees with no employment contracts.

No Tax Gross-Ups. We do not gross up compensation payments to account for taxes.

No Guaranteed Annual Salary Increases or Bonuses. For the NEOs, annual salary increases are based on individual performance and market competitiveness, while their annual cash incentives are tied to corporate and individual performance.

No Plans that Encourage Excessive Risk-Taking. Based on the MDCC’s annual review, it was determined that the Company’s compensation practices are appropriately structured and provide no incentives to encourage employees to engage in unnecessary or excessive risk-taking.

No Stock Options; Thus no Repricing or
Exchange of Underwater Stock Options by Policy. We discontinued granting stock options almost 20 years ago. All outstanding stock options have expired, and we have never granted stock appreciation rights (“SARs”). Our Incentive Compensation Plan does not permit repricing or exchange of underwater options or SARs without shareowner approval.

No Hedging or Pledging of Company Securities. Officers and directors are strictly prohibited from hedging IP securities. Directors, executive officers and other senior executives are strictly prohibited from pledging Company securities as collateral or holding securities in a margin account.

No Inclusion of Equity Awards in Pension Calculations. Equity awards are not included as pensionable compensation.

No Excessive Benefits. We offer only limited executive benefits as required to remain competitive and to attract and retain highly talented executives.

No Active Defined Benefit Retirement Programs. Participation in our Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) was frozen at the end of 2011 and all salaried pension plan benefits were frozen at the end of 2018. Only defined contribution retirement benefits are available.

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Compensation Discussion & Analysis (CD&A) / 2/How We Design Our Executive Compensation Program to Pay for Performance

2/ How We Design Our Executive Compensation Program to Pay for Performance

Executive Compensation Philosophy

Our executive compensation program is designed to attract, retain and motivate our SLT to deliver Company performance that builds long-term shareowner value. To achieve our objectives, our program is designed around two guiding principles:

Pay for Performance We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.	Pay at Risk We believe a significant portion of an executive’s compensation should be specifically tied to performance—both Company and individual performance.

Pay for Performance — CCG Analysis

The MDCC reviews our CEO’s pay in relation to the Company’s performance to ensure alignment. We conduct this review against our Compensation Comparator Group (“CCG”). Our CCG is one of two reference points against which we target pay and it is the primary reference against which we benchmark our program design. (For information on the CCG, see “Peer Group Benchmarking” on page 57.)

Historical CEO Pay-for-Performance Alignment

The following table demonstrates the close alignment between our CEO’s realizable pay and the Company’s performance over the past five three-year performance periods as compared to our CCG.

Three-Year Performance Period	Our CEO’s Realizable Pay Rank (percentile of CCG)	Our Company’s TSR Rank (percentile of CCG)
2020-2022	22nd	17th
2019-2021	12th	18th
2018-2020	37th	26th
2017-2019	33rd	29th
2016-2018	60th	45th

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Compensation Discussion & Analysis (CD&A) / 2/How We Design Our Executive Compensation Program to Pay for Performance

Current CEO Pay-for-Performance Alignment

Each point on the graph below represents a CCG CEO’s three-year realizable compensation (the cash compensation actually paid plus the economic value of equity-based grants) relative to their company’s three-year TSR performance over the period 2020-2022.

Compared to our CCG, our CEO’s realizable compensation was at the 22nd percentile of our peer group while the Company delivered TSR at the 17th percentile. The MDCC believes this graph clearly illustrates a strong pay-for-performance alignment, especially when compared year over year (as shown in the table on the previous page).

CEO Realizable Pay vs. TSR Performance (2020-2022)

•

The graph reflects CEO compensation for each company regardless of who actually served in the CEO role. This allows us to compare CEO compensation for a full three-year period for each company and focuses on the CEO position rather than specific individuals.

•	This graph is based on the 2023 proxy statements filed by our CCG.

•	Total Shareholder Return reflects share price appreciation, adjusted for dividends and stock splits.

•	Realizable pay consists of:

1.	actual base salary paid over the three-year period,

2.	actual STI payouts over the three-year period, and

3.	LTI determined as shown below, with equity awards based on December 31, 2022 market value for each company;

a.	in-the-money value of stock options granted over the three-year period;

b.	service-based restricted stock awards granted over the three-year period;

c.	performance share awards:

i.	actual shares earned using actual performance achievement for grant cycles beginning and ending between 2020 and 2022; and

ii.	target shares granted over the three-year period assuming target performance, for performance cycles that have not yet been completed.

d.	performance cash awards:

i.	actual cash paid using actual performance achievement for grant cycles beginning and ending between 2020 and 2022; and

ii.	target cash levels provided over the three-year period assuming target performance, for performance cycles that have not yet been completed

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Compensation Discussion & Analysis (CD&A) / 2/How We Design Our Executive Compensation Program to Pay for Performance

Peer Group Benchmarking

Consistent with the Company’s compensation philosophy, the MDCC generally targets each component of Total Direct Compensation (“TDC”) at the median level (50th percentile) of our primary reference point. Target compensation positioning for individual SLT members will vary from the market median based on factors such as:

•	Position scope and responsibilities, as well as experience within the role;

•	Individual performance; and

•	Internal equity.

The MDCC, with the assistance of FW Cook, its independent compensation consultant, uses two sources of market data, to ensure our pay remains competitive:

•	Primary market reference point (used for all SLT positions)

We use published survey data as our primary market reference point to ensure a robust sample size of organizations, thereby reducing year-over-year volatility in pay comparison. This survey data represents the average of two large, general industry surveys administered by WTW (formerly Willis Towers Watson) and Aon and reflects the revenue responsibility of each executive.

•	Secondary market reference point (used for CEO, CFO, and other SLT positions where enough data points are available)

We use CCG proxy data as our secondary market reference point. This data is limited to publicly available data of the top five paid executives at each of the 18 CCG companies.

How Our CCG Is Selected

We look for companies that meet the following criteria:

  Compete with us for executive talent;

  Comparable annual revenue (approximately one-half to two times), with comparable market capitalization used as a governor;

  Global geographic presence;

  Similar complexity of business operations; and

  Available compensation data.

How We Use Our CCG

  As a secondary reference point in establishing base salary ranges, short- and long-term incentive targets, and assessing competitiveness of total direct compensation awarded to our SLT;

  To benchmark equity vehicle and incentive plan metrics;

  To benchmark officer stock ownership guidelines and other executive compensation practices and policies; and

  To evaluate share utilization, overhang levels and annual aggregate grant value.

2023 Compensation Comparator Group (CCG)

• Ball Corporation • Berry Global Group, Inc. • Bunge Limited • Carrier Global Corporation • Crown Holdings, Inc. • Eastman Chemical Company • Eaton Corporation	• Emerson Electric Company • General Dynamics Corporation • Goodyear Tire & Rubber Company • Johnson Controls International plc • Northrop Grumman Corporation • Nucor Corporation	• Packaging Corporation of America (PCA) • Parker-Hannifin Corporation • PPG Industries, Inc. • Schlumberger Limited • WestRock Company

 International Paper vs. CCG Revenue[1]

IP’s Targeted TDC = CCG Median (50th percentile)

1   Based on the most recently reported four quarters as of September 2022, used in late 2022 to benchmark pay for 2023

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Compensation Discussion & Analysis (CD&A) / 3/How We Make Compensation Decisions

3/ How We Make Compensation Decisions

Role of the Management Development and Compensation Committee

The MDCC is responsible for the Company’s executive compensation program design and decision-making process for SLT compensation. The MDCC:

•	Approves our compensation benchmarking process, as well as the companies used for comparison (our CCG) to ensure reasonableness and stability;

•	Assesses the overall effectiveness of our executive compensation program to ensure the design achieves our objectives;

•	Approves performance metrics, goals, and their respective weightings, as well as the companies against which we compare our relative performance;

•	Determines SLT compensation, based on recommendations from the CEO regarding executives other than the CEO; and

•	Conducts an annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

In addition, in a process established by the Lead Director, the MDCC during Executive Session:

•	Approves the CEO’s annual objectives and conducts semi-annual performance reviews; and

•	Recommends to the full Board for approval: the CEO’s base salary, target incentive opportunities (STI and LTI) and annual incentive award payment based on its assessment of the CEO’s performance.

All elements of CEO pay are approved by the independent directors of the Board.

Role of Management

The CEO makes recommendations to the MDCC concerning the strategic direction of our executive compensation program. Our Senior Vice President, Human Resources and Corporate Affairs, is responsible for making recommendations to the MDCC concerning program design and administration, and our General Counsel provides legal advice to the MDCC concerning disclosure obligations, governance and its oversight responsibilities.

The CEO reviews the performance of SLT members against their annual, individual pre-established performance objectives and discusses his individual performance with the MDCC. In consultation with our Senior Vice President, Human Resources and Corporate Affairs, the CEO makes individual recommendations on base salary, incentive plan opportunities, and annual incentive award payments for members of the SLT. The MDCC reviews these recommendations, and with input from its compensation consultant, discusses, modifies and approves, each SLT member’s compensation.

The CEO does not participate in any MDCC or Board deliberations that involve the CEO’s own compensation.

Role of Compensation Consultants

The MDCC continued to engage Frederic W. Cook & Co. Inc. (“FW Cook”) in 2023 to serve as its independent, external compensation consultant. FW Cook has served as the MDCC’s independent, compensation consultant since 2011. The MDCC has sole authority for retaining or terminating FW Cook, as well as approving the terms of engagement, including fees. The MDCC relies on FW Cook to advise on its compensation decision-making process and has sole authority to retain and terminate the relationship, as well as to approve the terms of engagement, including fees. FW Cook works exclusively for the MDCC and provides no services to the Company, other than services provided in the firm’s capacity as the MDCC’s consultant. Accordingly, the MDCC has determined that FW Cook is independent from the Company. Separately, FW Cook has attested in writing as to its independence from the Company.

The Company retains Exequity and WTW as its primary compensation consultants to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed. From time to time, the Company engages other consultants for special projects as needed.

MDCC’s Consultant: Frederic W. Cook & Co., Inc.	Management’s Consultants: Exequity LLP WTW

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Compensation Discussion & Analysis (CD&A) / 4/Elements of Our Executive Compensation Program

4/ Elements of Our Executive Compensation Program

Overview

The primary elements of our executive compensation program are:

•	base salary,

•	short-term (annual) cash-based incentive compensation under our Annual Incentive Plan (“AIP”),

•	long-term equity-based incentive compensation under our Long-Term Incentive Plan (“LTIP”) which is awarded in performance-based restricted stock units and time-based restricted stock units, and

•	other ad hoc equity awards and limited executive benefits.

Total Direct Compensation (“TDC”) is the combination of fixed and variable compensation. Other compensation elements, such as our limited executive benefits, are not part of TDC, but the MDCC also reviews these elements.

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Compensation Discussion & Analysis (CD&A) / 4/Elements of Our Executive Compensation Program

Base Salary

Base salary is the only fixed element of TDC. The MDCC considers base salary increases annually based on individual performance, while taking into account whether market-based adjustments are necessary. Annual merit increases for most salaried employees across the globe, including the NEOs, are effective March 1st.

The Committee increased both Mr. Hamic’s and Mr. Plath’s base salary effective January 1, 2023, as a result of organizational changes. Mr. Hamic’s base salary was increased by 14.3% in recognition of his appointment to Senior Vice President – North American Container, our largest business. Mr. Plath’s base salary was increased by 2.7% in recognition of his increased responsibilities overseeing Corporate Affairs. Effective March 1, 2023, Mr. Saab’s base salary was increased by 10.0% to reflect his development in the role and to more closely align with market median. The 2024 increases shown below in March are the result of market adjustments made effective March 1, 2024. The following table shows the annual base salary in effect during 2023 and currently for each NEO.

Name	Base Salary (Jan-Feb) ($)	March 2023 Increase ($)	Base Salary (Mar-Dec) ($)	March 2024 Increase ($)	Current Base Salary ($)
M.S. Sutton (CEO)	1,450,000	n/a	1,450,000	n/a	1,450,000
T.S. Nicholls (CFO)	775,000	n/a	775,000	4.1%	806,500
W.T. Hamic	600,000	n/a	600,000	8.3%	650,000
J.R. Saab	500,000	10.0%	550,000	9.1%	600,000
T.J. Plath	565,000	n/a	565,000	7.1%	605,000
G.T. Wanta(1)	550,000	n/a	550,000	n/a	n/a

(1)	Represents base salary rate through retirement date of September 30, 2023

Performance-Based Compensation

We do not have guaranteed bonuses. Performance-based compensation is pay at risk and is tied directly to Company and/or stock performance. Company performance is based on the achievement of specific financial goals, as described below. Individual performance is rewarded upon achievement of specific pre-established objectives or priorities.

Element	IP Incentive Plan / Program	2023 Performance Metrics	Metric Weight	Individual Performance Modifier

Short-Term Incentive Plan	Annual Incentive Plan (AIP)	• Adjusted EBITDA[1]	70%	Yes
		• Revenue	20%
		• Cash Conversion[1]	10%

Long-Term Incentive Plan	Performance Stock Units (PSUs)	• Adjusted ROIC[1]	50%	No
		• Relative TSR	50%

	Restricted Stock Units (RSUs)	• Stock price performance	n/a	No
		• Continued employment through vesting	n/a

(1)	See Appendix B for non-GAAP financial measure definitions and reconciliation of Adjusted EBITDA, components of Cash Conversion and Adjusted ROIC to the most directly comparable GAAP measures.

Other equity awards, including awards of stock and time-based restricted stock/units, may be granted from time to time under limited circumstances to address specific recruitment, retention or other recognition efforts. All SLT compensation, including any such equity awards, must be approved by the MDCC. No such awards were made to the NEOs or any other member of the SLT in 2023.

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Compensation Discussion & Analysis (CD&A) / 4/Elements of Our Executive Compensation Program

How and Why We Chose Our Performance Metrics

Our incentive compensation plan design is based upon achievement of pre-established performance objectives that we believe will drive improved financial performance of the Company. Each year the MDCC assesses the appropriateness of the performance metrics, and periodically makes adjustments based on the financial objectives most critical to the Company’s success. No changes were made to our 2023 performance metrics in comparison to those used for our 2022 incentive compensation plans.

We explain below why the MDCC chose the performance metrics used for our 2023 incentive compensation plans. See the following page for more details on each metric.

2023 Annual Incentive Plan Metrics

Adjusted EBITDA

Adjusted EBITDA[1] is commonly used as a proxy for a company’s operating profitability. We believe that driving earnings growth is currently the best way to drive shareowner value. Within the Company, we set goals for Adjusted EBITDA performance at the business level to establish an ongoing line of sight to our performance. Adjusted EBITDA represents a significant driver of cash flow, as it is the single largest component of Cash Flow from Operations. In addition, we use Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. As a result, we believe that Adjusted EBITDA is a significant indicator of the Company’s ongoing operational strength.

Revenue

Revenue[2] is a complementary measure to Adjusted EBITDA that helps focus participants on top-line growth. We believe that using Revenue also helps focus participants on commercial and operational improvement initiatives.

Cash Conversion

Cash Conversion[3] drives capital efficiency and also is a complementary measure to Adjusted EBITDA. Employees can influence this measure by managing inventories, leveraging working capital, and delivering better capital project planning and execution.

2023-2025 Long-Term Incentive Plan – PSU Metrics

Adjusted ROIC

Adjusted ROIC[4] measures a company’s returns versus plan, while also considering the cost of capital. The Company focuses on Adjusted ROIC as it relates to our cost of capital to create long-term value for our shareowners. We consider Adjusted ROIC to be a meaningful indicator of our operating performance, and we evaluate this metric because it measures how effectively and efficiently we use the capital invested in our business.

Relative TSR

TSR[5] reflects share price appreciation and dividends paid. TSR is regularly used to compare the performance of companies’ stocks over time, and we measure our relative TSR position over a three-year period against our TSR Peer Group. This is a key performance measure that aligns our long-term incentive pay with the value we create for our shareowners, as compared to other companies with which we compete for investment dollars.

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The footnotes below explain the details of our performance metric calculations for purposes of our incentive compensation plans:

[1]

Adjusted EBITDA, a non-GAAP financial measure, is defined as Earnings from Continuing Operations Before Income Taxes and Equity Earnings and before the impact of special items and non-operating pension expense plus Net Interest Expense and Depreciation, Amortization and Cost of Timber Harvested. Adjusted EBITDA may be adjusted, in the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, and/or to reflect the impact of any significant, one-time events, including, but not limited to, epidemics/pandemics, wars/invasions/hostilities (whether war is declared or not), natural disasters with significant impact on our operations, or any other significant, one-time events the MDCC deems appropriate for an adjustment. For additional information regarding Adjusted EBITDA, including a detailed calculation and reconciliation to the most comparable GAAP measure, see Appendix B. Additional detail regarding the special items included in the definition of Adjusted EBITDA is set forth on page 35 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (“SEC”) on February 16, 2024.

[2]

Revenue means “Net Sales” as reported on the Consolidated Statement of Operations in the Company’s financial statements included in our periodic filings with the SEC. Revenue may be adjusted, in the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

[3]

Cash Conversion, a non-GAAP financial measure, means Adjusted EBITDA (as defined above) less Maintenance and Regulatory Capital Spending plus/minus changes in Operating Working Capital, divided by Adjusted EBITDA. “Maintenance and Regulatory Capital Spending” means “Invested in Capital Projects” as reported on the Consolidated Statement of Cash Flows in the Company’s financial statements included in our periodic filings with the SEC, less capital spending from projects intended to improve market position or customer service/satisfaction, but including volume increases and performance or quality improvements. “Operating Working Capital” means Trade Accounts and Notes Receivables plus Contract Assets plus Inventories less Trade Accounts Payable as reported on the Consolidated Balance Sheet under GAAP, excluding Corporate Operating Working Capital and other adjustments. Maintenance and Regulatory Capital Spending and changes in Operating Working Capital may be adjusted, in the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. For additional information regarding Cash Conversion, including a further description and reconciliations of its components, see Appendix B.

[4]

Adjusted ROIC, a non-GAAP financial measure, is calculated as Adjusted Operating Earnings Before Net Interest Expense (a non-GAAP financial measure defined in Appendix B), divided by average invested capital. Invested capital is total equity (adjusted to remove pension-related amounts, including prior service costs and net actuarial gains/losses, that are included in Accumulated Other Comprehensive Income (Loss)) plus interest-bearing debt. The Company’s Weighted Average Cost of Capital (“WACC”) was used in 2023 as the minimum threshold for Adjusted ROIC performance. In 2023, target Adjusted ROIC performance was set at 125 basis points (“bp”) above WACC, and maximum Adjusted ROIC performance was set at 325 bp above WACC. The Company’s WACC equals Cost of Equity X (Equity/ Capital) + Cost of Debt X (Debt/ Capital). The Company’s WACC is calculated prior to the beginning of each grant year and stays fixed for the three-year PSU performance period. WACC may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. For additional information regarding Adjusted ROIC, including a reconciliation of Adjusted Operating Earnings Before Net Interest Expense to the most comparable GAAP measure, see Appendix B.

[5]

TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested in Company stock (including the dividends paid on stock obtained by reinvesting dividends) during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and end of the performance period. We calculate the Company’s TSR and our peer companies’ TSR using the same methodology.

Why We Use Different Peer Groups

In the chart below, we explain why we use different peer groups for compensation benchmarking and for measuring the Company’s TSR performance in our incentive plans.

Peer Group	Composition	Rationale

CCG	Includes 18 companies from multiple industries (Companies range in size from approximately 0.5 to 2.0 times IP’s revenue, which positions IP near the median; see page 57 for a complete listing of CCG companies)	These are the companies against which we are likely to compete for executive talent. They are of comparable size and scope of operations to the Company, which is critical for evaluating target TDC levels.

TSR	Broader cross-section of 21 companies engaged in global manufacturing and capital-intensive businesses.	These are the companies against which we compete for investment dollars, as detailed in the indices described below.

Our Peer Group for TSR Performance

The TSR Peer Group was selected using a formulaic process. The 2023 TSR Peer Group includes member companies from the following indices:

•	S&P 500 Materials Index (Ticker S5MATR) – excluding companies identified as metals and mining, fertilizer and/or agricultural companies and Albemarle Corporation

•	S&P 500 Index (Ticker SPX) – including only paper packaging companies

•	S&P 400 MidCap Index (Ticker MID) – including only paper packaging companies, plus Crown Holdings, Inc. and Graphic Packaging (which were both added to the index in June 2023)

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The goal is to select closely correlated peers to minimize the influence of market factors outside of IP’s control on our relative performance achievement. Since the share prices of the companies selected are impacted by many of the same macroeconomic and industry factors that impact IP, external/market factors have less bearing on relative performance.

2023 TSR Peer Group*
Air Products and Chemicals, Inc. Amcor plc Avery Dennison Corporation Ball Corporation CelaneseCorporation Crown Holdings, Inc. Dow Inc. DuPont de Nemours, Inc.	Eastman Chemical Company Ecolab Inc. Graphic Packaging Holding Company International Flavors & Fragrances Inc. Linde plc LyondellBasell Industries N.V. Martin Marietta Materials Inc.	Packaging Corporation of America PPG Industries, Inc. Sealed Air Corporation Sonoco Products Company The Sherwin-Williams Company Vulcan Materials Company WestRock Company

*	Companies in bolded text are also part of our 2023 CCG.

Short-Term Incentive

Annual Incentive Plan (AIP)

Overview

The AIP is our annual, cash-based incentive compensation plan designed to motivate employees to achieve our most critical short-term financial goals. The 2023 AIP award pool was paid to approximately 8,500 employees globally including our Senior Leadership Team.

2023 Performance Metrics and Performance Achievement

The MDCC believes our AIP performance targets should motivate management to achieve results that will drive superior investor returns.

The chart below shows the specific design elements and how the award was earned.

2023 AIP Performance Metrics	Metric Weight	Threshold Performance Payout 50%	Target Performance Payout 100%	Maximum Performance Payout 200%	Actual	% of Target Award Earned	Weighted % of Target Award Earned
Adjusted EBITDA(1)	70%	$2.374B	$2.968B	$3.265B	$2.234B	0.0%	0.0%
Revenue	20%	$18.885B	$20.983B	$22.032B	$18.916B	50.8%	10.2%
Cash Conversion(1)	10%	46.9%	58.6%	64.5%	60.1%	125.6%	12.5%
Total	100%						22.7%

(1)	See Appendix B for non-GAAP financial measure definitions and a reconciliation to the most directly comparable GAAP measures.

As shown in the chart above, if our actual year-end result in any one of the metrics falls below the established threshold performance, no payment was earned for that portion of the award. In the event that our actual year-end result in any one of the metrics above falls between the threshold and target performance levels, or between the target and maximum performance levels, the payment earned was calculated on a straight-line interpolated basis.

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2023 Award Pool Calculation for Senior Leadership Team (“SLT”)

The Company’s AIP target award pool for the SLT is equal to the sum of each SLT member’s target award. To calculate the actual award pool for the SLT, the target award pool was multiplied by the Company’s 2023 total performance achievement of 22.7%, resulting in an award pool of approximately $1.4 million. The award paid to each of our NEOs is described in Section 5.

The MDCC has discretion to decrease the award pool to zero and has chosen to decrease it in the past. Consistent with our philosophy that management should be rewarded for delivering outstanding financial results, the MDCC also has discretion to increase the award pool by up to 25%, provided the total final award pool does not exceed the maximum amount permitted, which is 200% of target. The MDCC did not exercise its discretion to decrease or increase the 2023 AIP award pool for our SLT.

Individual AIP Awards

Awards for all AIP-eligible employees are based on Company performance, then modified for individual performance achievement as determined by each employee’s direct manager.

We consider the following ESG metrics for members of our SLT when determining their individual payout under the AIP:

•	Health & Safety,

•	Environment & Sustainability,

•	Human Capital & Culture,

•	Governance, and

•	Diversity & Inclusion.

For 2023, Mr. Sutton’s AIP award was not modified for individual performance and thus was based solely on the Company’s financial performance percentage of 22.7%. (See Section 5.)

CEO Awards

The CEO has discretion to recommend an additional award outside the AIP called a CEO Award, in recognition of exceptional individual performance beyond what is captured in annual individual objectives. For 2023, none of our NEOs received a CEO Award.

Long-Term Incentive

Long-Term Incentive Plan (LTIP)

Overview

The LTIP is our long-term, equity-based incentive compensation plan designed to motivate employees to create long-term shareowner value. Under the LTIP, a mix of both performance-based stock units (PSUs) and time-based restricted stock units (RSUs) are granted globally to approximately 1,200 management-level employees based on position in the Company and satisfactory performance. The allocation of PSUs and RSUs is tiered based on the participant’s role within the Company. LTIP participants in higher position levels within the Company have a higher percentage of their LTIP award granted in PSUs, reflecting a heavier risk/reward ratio on their LTIP awards since they have a greater responsibility for the Company’s performance.

For each member of our SLT, including the NEOs, LTIP awards are weighted 80% PSUs and 20% RSUs.

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Performance Stock Units

PSUs are earned over a three-year performance period based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR. Awards are settled in shares of Company stock (except in Asia and Morocco) in early February, following the Committee’s approval of achievement of performance metrics. The number of shares ultimately paid may include the reinvestment of dividends earned on shares actually paid at the end of the three-year performance period.

The MDCC does not have discretion to increase the Company’s performance achievement, but may decrease it in the event the Company experiences negative Adjusted ROIC or negative TSR. In addition, if the Company’s absolute TSR over the three-year performance period is negative, performance achievement for the TSR portion of the PSU award may not exceed 100%.

Earned over 3-year Performance Period and Paid in early February

	2021	2022	2023	2024	2025	2026
2021 PSP Grant	3-year Performance Measurement Period			Paid*
2022 PSP Grant		3-year Performance Measurement Period			Paid*
2023 LTIP Grant (PSUs)			3-year Performance Measurement Period			Paid*

*	Assuming threshold performance objective is achieved.

Restricted Stock Units

RSUs are time-based and therefore earned based on the passage of time and, in most cases, dependent on continued employment with the Company. The amount ultimately earned may include the reinvestment of dividends earned on shares actually paid upon vesting and is dependent on the Company’s stock price on the vest date. RSUs vest annually in equal, one-third tranches over the three-year grant period on each February 1st commencing after the first anniversary of the grant. The Company makes an off-cycle grant to newly-hired and newly-eligible participants annually each November 1st, which are subject to the same terms and conditions.

Payment Date
	Feb 1, 2024	Feb 1, 2025	Feb 1, 2026
2023 LTIP Grant (RSUs)	1/3	1/3	1/3

Performance Metrics and Objectives

The PSU portion of the 2023 LTIP grant is based on the same metrics as the former Performance Share Plan (“PSP”); Adjusted ROIC and relative TSR, as detailed below. Some key components of our design for the PSU portion of the 2023 LTIP are:

•	Both metrics (Adjusted ROIC and relative TSR) are weighted at 50% each for all LTIP participants;

•	Our threshold goal on Adjusted ROIC is based on exceeding our weighted average cost of capital (WACC); and

•

To determine our performance achievement under the relative TSR metric, we use a percentile ranking for comparison to our broad, highly correlated TSR Peer Group (see Section 4, “Why We Use Different Peer Groups”).

		Performance Objective
2023-2025 LTIP – PSU portion Performance Metrics	Metric Weight	Threshold ROIC – Payout 50% TSR – Payout 25%	Target Payout 100%	Maximum Payout 200%
Adjusted ROIC	50%	8.0%	9.25%	11.25%
Relative TSR	50%	25th percentile	50th percentile	75th percentile

If our actual three-year performance period ending result in either metric falls below the established threshold performance level (as shown in the chart above), no payment is earned (vested) for that portion of the award. The award

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earned for results in either metric that fall between the threshold and target performance levels, or between the target and maximum performance levels, is calculated on a straight-line interpolated basis.

Payout Calculation

Based on market data, each LTIP participant is granted a target award based on the participant’s position. The actual number of shares paid at the end of the three-year performance period may be higher or lower than the target award, based solely on the Company’s performance achievement. Possible payouts under the 2023 LTIP range from 0 percent to 200 percent of the target award.

2021-2023 Performance Share Plan (PSP) Payout

For the 2021-2023 PSP, the performance achievement approved by the MDCC in February 2024 is shown in the chart below. The award paid to each of our NEOs is described in Section 5.

		Performance Achievement
2021-2023 Performance Metrics	Target	Actual Achievement		% of Target Award Earned	Metric Weight	Weighted % of Target Award Earned
Adjusted ROIC	8.0%	9.51%		150.33%	50.0%	75.17%
Relative TSR(1)	50th Percentile	13th Percentile	(1)	0.0%	50.0%	0.0%
Total 2021-2023 PSP Payout						75.17%

(1)	Domtar Corporation was removed from the TSR peer group due to its acquisition by Karta Halten B.V.

Other Equity Awards

We use equity awards, such as grants of stock, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”), for purposes of recruitment, retention or recognition, referred to as Recognition Awards. Vesting provisions for these service-based Recognition Awards vary on a case-by-case basis, but under regular terms and conditions are forfeited if the participant voluntarily terminates employment prior to vesting. During 2023, there were no equity awards other than LTIP awards granted to any SLT member.

Other Compensation Elements

Retirement and Benefit Plans

U.S.-based members of the SLT participate in the same health, welfare and retirement programs that are available to most of the Company’s U.S. salaried employees. Additionally, our unfunded, nonqualified plans — the Pension Restoration Plan and the Deferred Compensation Savings Plan (“DCSP”) — are available to eligible salaried U.S. employees, including the NEOs, whose compensation is higher than the limits set by the Internal Revenue Service (“IRS”) for tax-qualified plans. Absent these plans, these employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with the Company. Finally, while the Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) was closed to new participants effective January 1, 2012, two current SLT members (Messrs. Sutton and Nicholls) are the only remaining legacy participants in this plan.

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Name	CEO	SLT	Other Officers and Eligible Managers	U.S. Salaried Employees

Health and Welfare Plans	•	•	•	•

The Company froze credited service and compensation in the Retirement Plan, Pension Restoration Plan and SERP for all service on or after January 1, 2019.

For service after this date, affected employees now receive Retirement Savings Account contributions (“RSAc”).

Qualified Retirement (Pension) Plan / RSAc(1)	•	•	•	•
Pension Restoration Plan / RSAc(1)	•	•	•
SERP(2)	•(2)	•(2)
Qualified Salaried Savings Plan – 401(k)	•	•	•	•
DCSP(1)	•	•	•

•	Eligible to participate.

(1)	See the Executive Compensation Tables starting on page 78 below for additional information on this benefit.

(2)	This executive benefit was closed to new participants effective January 1, 2012.

Change-in-Control (“CIC”) Agreements

The Company has entered into CIC agreements with certain executives, including all members of the SLT. These agreements provide cash severance and other benefits, including acceleration of equity-award vesting, in the event of a double trigger, which requires both a CIC of the Company and a qualifying termination of employment (i.e., involuntary termination without cause or departure for good reason). We believe these potential benefits align executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential CIC, without undue concern for their own financial and employment security. No benefits are provided upon a CIC alone (i.e., without also experiencing an accompanying qualifying termination of employment) so long as the acquiring company provides replacement awards as substitution for outstanding equity awards. Moreover, in no event will the Company gross up or pay for excise taxes relating to any CIC benefits. For more detail on these CIC agreements and benefits, see “Post-Employment Termination Benefits” on page 87.

Perquisites

We do not offer perquisites to our NEOs that are not generally available to all U.S. employees other than the following: the CEO’s limited personal use of Company aircraft and benefits granted to a limited number of legacy participants in our discontinued Executive Supplemental Life Insurance Program. Our NEOs would be entitled to the same standard benefits under our Global Mobility Policy as any employee serving the Company on an expatriate assignment.

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5/ NEO Compensation

Overview

The compensation benchmarking review used to establish NEO target Total Direct Compensation (“TDC”) levels for 2023 indicated that our CEO’s 2023 target TDC was 101.9% of the projected 2023 market median. The 2023 target TDC levels for all other NEOs were, in aggregate, 95.5% of the projected 2023 market median.

We do not have, nor do we believe we need, a policy that dictates a specific ratio of CEO compensation to other NEOs or the SLT. Generally, we base our compensation decisions on principles of internal equity and external market competitiveness. The difference that exists between our CEO’s compensation and the compensation of our other NEOs is based on the complexity of the CEO’s leadership responsibilities for the global enterprise.

2023 Actual Realized Compensation Compared to 2023 Targeted Compensation

In this section, we describe the 2023 compensation actually realized by each NEO, as well as the rationale for each compensation element and amount. We also illustrate target versus actual compensation in the individual graphs for each NEO.

The Target amount includes:

(i)	2023 actual base salary paid;

(ii)	2023 target AIP;

(iii)	the target value of the 2021-2023 PSP granted in 2021; and

(iv)	the target value of Recognition Awards that vested during 2023, if any.

The Actual amount represents what we believe is the appropriate way to illustrate 2023 actual pay earned, and includes:

(i)	2023 actual base salary paid;

(ii)	2023 AIP paid in February 2024;

(iii)	the actual value of the 2021-2023 PSP paid in February 2024; and

(iv)	the actual value of Recognition Awards that vested during 2023, if any.

The value shown for the equity awards on the following chart differs from the value shown in the Summary Compensation Table. Equity awards granted in 2023 are shown in the Summary Compensation Table, while the following charts show PSP awards valued and paid in 2024 for the performance period ending in 2023 (and, if applicable, Recognition Award grants that vested during 2023). The equity awards for the 2021-2023 PSP in the following charts were valued based on the closing price of $35.26 for the Company’s common stock on February 9, 2024, which is the trading day immediately preceding the date the MDCC approved the payout.

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Compensation Discussion & Analysis (CD&A) / 5/NEO Compensation

Mark S. Sutton

Chairman of the Board and Chief Executive Officer

Mark Sutton has 39 years of service with the Company and was appointed CEO effective November 2014 and Chairman of the Board effective January 2015. Mr. Sutton served as President and Chief Operating Officer from June through October 2014, prior to which he was Senior Vice President, Industrial Packaging, a role he assumed in November 2011. Prior to that role, he led our Printing and Communication Papers business since January 2010. He previously served as Senior Vice President, Supply Chain from March 2008 through 2009, Vice President, Supply Chain from June 2007 through February 2008, and Vice President, Strategic Planning from January 2005 through May 2007.

2023 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2023 Base Salary	$1,450,000 (no base salary increase in 2023)	No adjustment was made to Mr. Sutton’s base salary as it was determined by the Board of Directors to be within our targeted market range.
2023 AIP Award	$493,700 (22.7% combined Company and individual performance achievement)	Mr. Sutton’s AIP payment was awarded at 22.7% of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2021-2023 PSP Payout	178,816 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $6,305,065 including a fractional share)	PSP payout of 75.17% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Sutton’s 2023 actual compensation paid against targeted compensation amounts.

Target LTI is based on 196,683 target shares valued at $52.75, using the 20-day average stock price as of December 31, 2020.

Actual LTI is based on 178,816 shares, which includes the original target shares plus reinvested dividends and an anti-dilution adjustment related to the spin-off of Sylvamo, multiplied by 75.17% performance achievement and valued at $35.26, the Company’s closing share price on February 9, 2024.

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Timothy S. Nicholls

Senior Vice President and Chief Financial Officer

Tim Nicholls has 32 years of service with the Company. Effective June 2018, he was appointed CFO, a position he previously held from December 2007 through November 2011. In addition to his role in finance, Mr. Nicholls also has oversight for the Company’s corporate development and capital effectiveness. He previously served as Senior Vice President, Industrial Packaging the Americas, a position he held since November 2014, immediately prior to which he served as Senior Vice President, Printing & Communications Papers the Americas from November 2011. In 1991, he joined Union Camp Corporation, which was acquired by the Company in 1999.

2023 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2023 Base Salary	$775,000 (no base salary increase in 2023)	No adjustment was made to Mr. Nicholls’ base salary as it was determined by the MDCC to be within our targeted market range.
2023 AIP Award	$181,400 (22.7% combined Company and individual performance achievement)	Mr. Nicholls’ AIP payment was awarded at 22.7% of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2021-2023 PSP Payout	48,261 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $1,701,678, including a fractional share)	PSP payout of 75.17% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Nicholls’ 2023 actual compensation paid against targeted compensation amounts.

Target LTI is based on 53,081 target shares valued at $52.75 using the 20-day average stock price as of December 31, 2020.

Actual LTI is based on 48,261 shares, which includes the original target shares plus reinvested dividends and an anti-dilution adjustment related to the spin-off of Sylvamo, multiplied by 75.17% performance achievement and valued at $35.26, the Company’s closing share price on February 9, 2024.

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Compensation Discussion & Analysis (CD&A) / 5/NEO Compensation

W. Thomas Hamic

Senior Vice President, North American Container and
Chief Commercial Officer

Tom Hamic has a total of 31 years of service with the Company. On January 1, 2023, Mr. Hamic assumed his current role. In 2020, Mr. Hamic was named Senior Vice President, Global Cellulose Fibers, IP Asia and Enterprise Commercial Excellence and served in this role until December 2022. Mr. Hamic was elected Senior Vice President, Containerboard and Enterprise Commercial Excellence in 2019. He moved into the role of Vice President, Containerboard and Recycling in 2015, after serving as Vice President, Finance and Strategy since 2013. In 2009, Mr. Hamic was named Vice President and General Manager, Container the Americas. Mr. Hamic joined the Company in 1992.

2023 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2023 Base Salary	$600,000 (incorporates a 14.3% increase effective January 1, 2023)	Mr. Hamic’s salary increase was made based on position to market and in recognition of his appointment to Senior Vice President – North American Container, our largest business.
2023 AIP Award	$113,300 (22.7% combined Company and individual performance achievement)	Mr. Hamic’s AIP payment was awarded at 22.7% of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2021-2023 PSP Payout	13,789 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $486,202 including a fractional share)	PSP payout of 75.17% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Hamic’s 2023 actual compensation paid against targeted compensation amounts.

Target LTI is based on 15,166 target shares valued at $52.75 using the 20-day average stock price as of December 31, 2020.

Actual LTI is based on 13,789 shares, which includes the original target shares plus reinvested dividends and an anti- dilution adjustment related to the spin-off of Sylvamo, multiplied by 75.17% performance achievement and valued at $35.26, the Company’s closing share price on February 9, 2024.

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Joseph R. Saab

Senior Vice President, General Counsel and Corporate Secretary

Joe Saab has 23 years of service with the Company. Effective July 2022, he was named Senior Vice President, General Counsel and Corporate Secretary. Prior to his current role, Mr. Saab served as Vice President, Deputy General Counsel and Assistant Corporate Secretary since September 2019. From late 2014 through 2019, he served as Associate General Counsel—Industrial Packaging North America, Europe, Middle East and Africa. Mr. Saab joined International Paper in February 2001.

2023 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2023 Base Salary	$541,667 (incorporates a 10.0% increase effective March 1, 2023)	Mr. Saab’s base salary was increased by 10.0% to reflect his development in the role and to bring him in closer alignment with market median.
2023 AIP Award	$90,600 (22.7% combined Company and individual performance achievement)	Mr. Saab’s AIP payment was awarded at 22.7% of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2021-2023 PSP Payout	4,751 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $167,519 including a fractional share)	PSP payout of 75.17% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Saab’s 2023 actual compensation paid against targeted compensation amounts.

Target LTI is based on 5,223 target shares valued at $52.75 using the 20-day average stock price as of December 31, 2020.

Actual LTI is based on 4,751 shares, which includes the original target shares plus reinvested dividends and an anti- dilution adjustment related to the spin-off of Sylvamo, multiplied by 75.17% performance achievement and valued at $35.26, the Company’s closing share price on February 9, 2024.

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Compensation Discussion & Analysis (CD&A) / 5/NEO Compensation

Thomas J. Plath

Senior Vice President, Human Resources and Corporate Affairs

Tom Plath has over 32 years of service with the Company. He served as Senior Vice President, Human Resources and Global Citizenship since March 2017 and assumed responsibility for Corporate Affairs on January 1, 2023. Mr. Plath served as Vice President, Human Resources, Global Businesses from November 2014 until February 2017. Prior to that role, he served as Director, Human Resources—Manufacturing and then Vice President, Human Resources—Manufacturing, Technology, EHS&S and Global Supply Chain from 2010 to 2014. Between 2001 and 2010, Mr. Plath served in the Company’s distribution business, xpedx, where he had roles in operations, marketing and general management. He was named Vice President of Human Resources for xpedx in 2006. Mr. Plath joined the Company in 1991 and served in a variety of human resource roles until 2001.

2023 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2023 Base Salary	$565,000 (incorporates a 2.7% increase effective January 1, 2023)	Mr. Plath’s salary increase was made in recognition of his increased responsibilities overseeing Corporate Affairs.
2023 AIP Award	$107,600 (22.7% combined Company and individual performance achievement)	Mr. Plath’s AIP payment was awarded at 22.7% of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2021-2023 PSP Payout	18,530 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $653,359, including a fractional share)	PSP payout of 75.17% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Plath’s 2023 actual compensation paid against targeted compensation amounts.

Target LTI is based on 20,380 target shares valued at $52.75 using the 20-day average stock price as of December 31, 2020.

Actual LTI is based on 18,530 shares, which includes the original target shares plus reinvested dividends and an anti- dilution adjustment related to the spin-off of Sylvamo, multiplied by 75.17% performance achievement and valued at $35.26, the Company’s closing share price on February 9, 2024.

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Compensation Discussion & Analysis (CD&A) / 5/NEO Compensation

Gregory T. Wanta

Former Senior Vice President

Greg Wanta had 32 years of service with the Company prior to his retirement on September 30, 2023. Beginning in December 2016, Mr. Wanta served in the role of Senior Vice President, North American Container with responsibility for the Company’s operations in that business in the United States, Mexico and Chile. Prior to that he served as Vice President, Central Region, Container the Americas, from January 2012 through November 2016. Mr. Wanta served in a variety of roles of increasing responsibility in manufacturing and commercial leadership positions in specialty papers, coated paperboard, printing papers, foodservice and industrial packaging.

2023 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2023 Base Salary	$412,500 (no base salary increase in 2023)	No adjustment was made to Mr. Wanta’s base salary. Amount shown reflects base salary paid to Mr. Wanta in 2023 prior to his retirement.
2023 AIP Award	$76,400 (22.7% combined Company and individual performance achievement)	Mr. Wanta’s AIP payment was awarded at 22.7% of target, (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2021-2023 PSP Payout*	25,278 dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $891,316, including a fractional share)	PSP payout of 75.17% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Wanta’s 2023 actual compensation paid against prorated targeted compensation amounts through his retirement date of September 30, 2023.

Target LTI is based on 27,804 prorated target shares valued at $52.75 using the 20-day average stock price as of December 31, 2020.

Actual LTI is based on 25,278 shares, which includes the original target shares plus reinvested dividends and an anti- dilution adjustment related to the spin-off of Sylvamo, multiplied by 75.17% performance achievement and valued at $35.26 the Company’s closing share price on February 9, 2024.

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Compensation Discussion & Analysis (CD&A) / 6/Other Matters Related to Governance and Compensation

6/ Other Matters Related to Governance and Compensation

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the SLT and Board members. Our Insider Trading Policy prohibits our directors, Section 16 officers and others possessing material, non-public information about the Company from trading in our stock while in possession of material, non-public information, and also during specified blackout periods. The policies also strictly prohibit our Section 16 officers and members of our Board of Directors from holding Company securities in a margin account or pledging them as collateral for a loan. Lastly, the policies prohibit all Company officers (but no other employees) and members of our Board of Directors from engaging in any of the following short-term or speculative transactions involving Company securities: short sales; publicly traded options, such as puts, calls or other derivative instruments; and hedging and monetization transactions, such as zero-cost collars and forward-sale contracts.

Officer Stock Ownership and Retention Requirements

All of our officers are expected to own shares of our common stock with a minimum market value based on a multiple of base pay. This policy is intended to align our officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position:

Position	Current Ownership Requirement
Chief Executive Officer	6x base pay
Senior Vice President	3x base pay
Vice President	1.5x base pay

The following count toward meeting the ownership requirement: freely held shares (whether purchased on the open market or fully earned through a Company plan or program); beneficial shares held indirectly by a trust or family member; and share equivalents held in the Salaried Savings Plan and Deferred Compensation Savings Plan. Unvested restricted shares (e.g., PSUs and RSUs) do not count toward the ownership requirement.

Officers are required to retain 50 percent of their net shares paid under any Company long-term incentive plan or program until their ownership requirements are satisfied. SLT stock ownership is reviewed annually by the MDCC to ensure compliance.

Board Policy on Personal Use of Company Aircraft

The Board encourages the CEO to use Company aircraft for business continuity and efficiency purposes, where appropriate. Use of the Company aircraft allows the CEO to be available at all times for business needs, whether on business or personal travel. Pursuant to Board resolutions and a Time Sharing Agreement, Mr. Sutton is authorized to use the Company aircraft for personal travel, but is required to reimburse the Company for the incremental cost of such personal use above $75,000. The value of such use is imputed income and is not grossed up for taxes.

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Compensation Discussion & Analysis (CD&A) / 6/Other Matters Related to Governance and Compensation

Board Policy on Non-CIC Severance Agreements with Senior Executives

A supplemental severance payment to the CEO must be approved by the independent directors of the Board. A supplemental severance payment to any other SLT member must be approved by the MDCC. Moreover, pursuant to a 2005 Board policy, in the absence of a change in control, any supplemental severance, plus severance under the Salaried Employee Severance Plan, may not exceed two times the executive’s base salary plus target AIP for the year in which the termination occurs. Any larger severance amount must be approved in advance by our shareowners.

Clawback or Forfeiture of Incentive Awards

As required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Exchange Act Rule 10D-1, the Company’s Board of Directors on October 10, 2023, adopted a Clawback Policy, effective December 1, 2023. The Clawback Policy is administered by the MDCC and is compliant with the SEC final rule and NYSE listing standards and supplements clawback provisions under our plan documents.

Both AIP and LTIP awards for current and former executive officers are subject to mandatory clawback under our new Dodd-Frank compliant Clawback Policy. Additional discretionary clawback provisions apply under our plan documents. Our Clawback Policy requires mandatory clawback of incentive-based compensation received by current and former executive officers in the event of an accounting restatement regardless of whether the executive officer was responsible for the causes of the restatement. Under our plan documents, the MDCC has discretion to clawback compensation if the Company’s financial statements are restated as a result of errors, omission, or fraud. In addition, the MDCC may, at its discretion, based on the facts and circumstances, require all or a portion of AIP and LTIP awards to be forfeited in the event a participant engages in conduct that is detrimental to the business interests or reputation of the Company, including any violation of any Non-Competition and Non-Solicitation Agreement to which such participant is a party or violation of the Code of Conduct. Additionally, the MDCC may, in its discretion, based on the facts and circumstances, require an SLT member who does not provide one-year’s notice of retirement to forfeit his or her AIP and LTIP awards.

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements with leaders of the Company, including our SLT, to prohibit such leaders from engaging in certain competitive activities and to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.

Prohibition on Repricing; No Stock Option Grants

The Company has not granted stock options since 2005 and all previously granted stock options expired in 2015. Our incentive compensation plan provides that stock options, once granted, may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants to coordinate with the release of material, non-public information. Annual equity grants under the LTIP are approved at the MDCC’s meeting in December. Service-based restricted stock awards are used from time to time, and may be granted on the first day of any month by our Senior Vice President, Human Resources and Corporate Affairs (as delegated by the Board), within parameters approved by the MDCC. An award to an SLT member requires approval by the MDCC (or by the Board for an award to the CEO).

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Compensation Discussion & Analysis (CD&A) / 6/Other Matters Related to Governance and Compensation

The framework for making grants set forth above minimizes any concern that grant dates could be selectively chosen based upon market price at any given time.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Code”) limits the tax deductibility of compensation that is more than

$1 million for certain executive officers of publicly-held companies.

In designing our executive compensation program and determining the compensation of our executive officers, including our NEOs, the MDCC considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. The MDCC continues to have the flexibility to approve non-deductible compensation, and has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) if it believes it is in the best interests of the Company.

Accounting for Stock-Based Compensation

The accounting treatment of stock-based compensation does not dictate the type, timing, or amount of any particular grant made to our employees.

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Summary Compensation Table

The following table presents information regarding our NEOs compensation including: base salary; stock awards under our Long-Term Incentive Plan (“LTIP”) and, our Recognition Awards program (if applicable); cash awards under our Annual Incentive Plan (“AIP”) and under our CEO Award program (if applicable); the change in pension value and all other compensation to our NEOs for the years ended December 31, 2023, 2022, and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)	Total Excluding Change in Pension Value ($)(6)
Mark S. Sutton CEO & Chairman of the Board (Principal Executive Officer)	2023	1,450,000	—	10,551,707	493,700	—	350,119	12,845,526	12,845,526
	2022	1,450,000	—	11,065,795	689,500	—	449,457	13,654,752	13,654,752
	2021	1,450,000	—	10,487,138	2,386,000	471,628	433,941	15,228,707	14,757,079
Timothy S. Nicholls Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2023	775,000	—	2,813,803	181,400	—	173,253	3,943,456	3,943,456
	2022	770,833	—	2,950,892	253,600	—	219,683	4,195,008	4,195,008
	2021	750,000	25,000	2,830,279	863,900	107,788	213,864	4,790,831	4,683,043
W. Thomas Hamic(7) Senior Vice President North American Container and Chief Commercial Officer	2023	600,000	—	2,328,651	113,300	213,997	86,817	3,342,765	3,128,768
	2022	516,667	25,000	1,079,615	150,900	—	92,075	1,864,257	1,864,257
	—		—	—	—	—	—	—	—
Joseph R. Saab(7) Senior Vice President General Counsel and Corporate Secretary	2023	541,667	—	1,953,910	90,600	101,166	71,045	2,758,388	2,657,222
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Thomas J. Plath Senior Vice President, Human Resources and Corporate Affairs	2023	565,000	—	1,280,760	107,600	261,501	86,476	2,301,337	2,039,836
	2022	550,000	—	1,246,498	134,700	—	122,373	2,053,571	2,053,571
	2021	550,000	25,000	1,086,662	478,000	—	125,570	2,265,232	2,265,232
Gregory T. Wanta(8) Former Senior Vice President	2023	529,694	—	1,649,460	76,400	215,017	58,563	2,529,134	2,314,117
	2022	550,000	—	1,729,833	135,500	—	109,293	2,524,626	2,524,626
	2021	545,833	—	1,617,302	469,000	—	137,733	2,769,868	2,769,868

(1)

Mr. Nicholls and Mr. Plath each received this cash payment, known as a CEO Award, in February 2022 to reward them for their outstanding leadership with the Sylvamo spin-off. Mr. Hamic received a CEO Award in February 2023 to reward him for his outstanding leadership in Global Cellulose Fibers in 2022.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of stock awards under our LTIP, PSP and Recognition Award programs granted to the NEO during each year, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating these values for the 2023 fiscal year may be found in Note 20 to our audited financial statements beginning on page 89 of our 2023 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 16, 2024. The value shown for 2023 includes the aggregate grant date fair value of each NEO’s 2023-2025 LTIP award. The maximum value of the 2023-2025 LTIP awards based on achieving maximum Company performance is as follows: Mr. Sutton: $18,993,027; Mr. Nicholls: $5,064,834; Mr. Hamic: $4,191,563; Mr. Saab: $3,645,845; Mr. Plath: $2,305,361 and Mr. Wanta: $2,969,035. Mr. Wanta retired effective September 30, 2023; therefore, 75% of his award was cancelled.

(3)	Represents the amount earned under the AIP (formerly MIP) based on Company and individual performance during the year shown, which is paid in February of the following year.

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Compensation Discussion & Analysis (CD&A) / Executive Compensation Tables

(4)

Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP as shown in the “Pension Benefits in 2023” table set forth on page 83 below. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement, and changes in mortality rate assumptions. The discount rate used is the same rate used by the Company for financial statement disclosure at fiscal year end. This rate is based on economic conditions at year end. The NEOs do not receive preferential or above market earnings on nonqualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit. The actual change in pension value for Mr. Sutton and Mr. Nicholls was a decrease of $895,130 and $259,286, respectively.

(5)	A breakdown of the “All Other Compensation” amounts for 2023 is shown in the following table:

Name	Retirement Savings Account Contributions ($)(a)	Company Matching Contribution ($)(b)	Group Life Insurance ($)(c)	ESIP ($)(d)	Corporate Aircraft ($)(e)	Company Matching Gift ($)(f)	Total ($)(g)
M.S. Sutton	128,370	71,520	7,656	60,368	75,000	7,205	350,119
T.S. Nicholls	61,716	51,293	4,092	27,352	—	28,800	173,253
W.T. Hamic	46,554	23,743	3,168	—	—	13,352	86,817
J.R. Saab	35,075	27,920	2,860	—	—	5,190	71,045
T.J. Plath	41,982	35,506	2,983	—	—	6,005	86,476
G.T. Wanta	32,880	15,630	2,178	—	—	7,875	58,563

(a)

Represents the Retirement Savings Account contributions made by the Company to the NEO’s accounts in the Salaried Savings Plan and Deferred Compensation Savings Plan, as shown in the “Nonqualified Deferred Compensation Plan” table set forth on page 86 below. The contribution amount is equal to a percentage of eligible compensation, based on the NEO’s age at the date the contribution is made. All NEOs received RSA contributions in the amount of 6% of their eligible compensation.

(b)

Represents the Company match to the NEO’s contribution to the Salaried Savings Plan, Retiree Medical Savings Program and Deferred Compensation Savings Plan, as shown in the “Nonqualified Deferred Compensation Plan” table.

(c)	Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.

(d)	Represents the amount paid by the Company for the NEO’s executive supplemental life insurance program (“ESIP”).

(e)

Represents the aggregate incremental cost to the Company of Mr. Sutton’s personal travel on Company aircraft. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Sutton is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000. For 2023, this reimbursable amount was $3,249. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Sutton. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We impute into Mr. Sutton’s income the value of personal use of the aircraft in accordance with IRS regulations, minus any amounts he reimbursed during the calendar year. Mr. Sutton receives no tax gross-up on this imputed income.

(f)

Represents the Company’s match of each NEO’s donations to the United Way of America (60-percent match) and the International Paper Company Employee Relief Fund (100-percent match) as part of Company-wide campaigns.

(g)	Represents the sum of columns (a) through (f).

(6)

To more effectively demonstrate the impact that the change in pension value has on total compensation, we have included an additional column to show total compensation less the change in pension value. We believe this number gives a more accurate picture of changes in compensation related to Company performance since the change in pension value is subject to numerous variables outside our control, such as interest rates, that are unrelated to Company performance. However, the number in this column may differ significantly from the Total column. The number in the Total column is calculated in accordance with SEC rules and our calculation excluding the change in pension value is not a substitute for total compensation. Please see the “Pension Benefits in 2023” table set forth on page 83 for additional information regarding the pension benefits provided to our NEOs.

(7)	Compensation information for Mr. Saab and Mr. Hamic is not provided for some prior years as neither Mr. Saab nor Mr. Hamic was a named executive officer during such years.

(8)	Mr. Wanta retired effective September 30, 2023. The amount in the Salary column for Mr. Wanta includes $117,194 for unused vacation pay.

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Compensation Discussion & Analysis (CD&A) / Executive Compensation Tables

Grants of Plan-Based Awards During 2023

The table below shows payout ranges for our NEOs under the 2023 AIP and 2023-2025 LTIP, as described in our CD&A. There were no other plan-based cash or equity awards granted to our NEOs in 2023.

Name	Committee Action Date(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)	Total Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M.S. Sutton
AIP	12/12/2022	1/1/2023	108,750	2,175,000	4,350,000
LTIP RSUs	12/12/2022	1/1/2023							60,941	2,110,387
LTIP PSUs	12/12/2022	1/1/2023				29,000	232,000	464,000		8,441,320
											10,551,707
T.S. Nicholls
AIP	12/11/2022	1/1/2023	40,000	800,000	1,600,000
LTIP RSUs	12/11/2022	1/1/2023							16,251	562,772
LTIP PSUs	12/11/2022	1/1/2023				7,733	61,867	123,734		2,251,031
											2,813,803
W.T. Hamic
AIP	12/11/2022	1/1/2023	25,000	500,000	1,000,000
LTIP RSUs	12/11/2022	1/1/2023							13,449	465,739
LTIP PSUs	12/11/2022	1/1/2023				6,400	51,200	102,400		1,862,912
											2,328,651
J.R. Saab
AIP	12/11/2022	1/1/2023	20,000	400,000	800,000
LTIP RSUs	12/11/2022	1/1/2023							7,565	261,976
LTIP PSUs	12/11/2022	1/1/2023				5,205	41,636	83,272		1,691,934
											1,953,910
T.J. Plath
AIP	12/11/2022	1/1/2023	23,750	475,000	950,000
LTIP RSUs	12/11/2022	1/1/2023							7,397	256,158
LTIP PSUs	12/11/2022	1/1/2023				3,520	28,160	56,320		1,024,602
											1,280,760
G.T. Wanta[6]
AIP	12/11/2022	1/1/2023	16,875	337,500	675,000
LTIP RSUs	12/11/2022	1/1/2023							9,526	329,885
LTIP PSUs	12/11/2022	1/1/2023				4,533	36,267	72,534		1,319,575
											1,649,460

(1)

The 2023-2025 LTIP grant was approved by the MDCC on December 11, 2022 for all NEOs (except Mr. Sutton, whose grant was approved by the full Board at its December 12, 2022 meeting), effective the first day of the following calendar year.

(2)

Amounts represent the 2023 projected award under the AIP based on the Company’s internal plan at the start of fiscal year. The amounts reported in the “Threshold,” “Target” and “Maximum” columns reflect estimated future payouts under the AIP. The actual payments, earned by each NEO in fiscal year 2023 and paid in fiscal year 2024, are shown in the SCT in the Non-Equity Incentive Plan Compensation column. See “CD&A-Elements of Our Executive Compensation Program-Short-Term Incentive” above for a description of the AIP.

(3)

Represents the number of performance-based restricted stock units (“PSUs”) granted under the LTIP. The amounts reported in the “Threshold”, “Target” and “Maximum” columns reflect estimated future payouts under the LTIP. PSUs are considered issued and outstanding as of December 31, 2023 and are earned over a three-year period based on the achievement of pre-established performance goals. PSUs fully vest in February following the three-year performance period subject to certain forfeiture events. The number of shares of common stock received on settlement is increased by dividend equivalents accrued during the performance period. See “CD&A-Elements of Our Compensation Program-Long-Term Incentive Plan.”

(4)

Represents the number of restricted stock units (“RSUs”) granted under the LTIP. RSUs are considered issued and outstanding as of December 31, 2023. RSUs are time-based, vesting ratably over three years on February 1 of each year subject to certain forfeiture events. The number of shares of common stock received on settlement is increased by dividend equivalents accrued during the vesting period. See “CD&A-Elements of Our Compensation Program-Long-Term Incentive Plan.”

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(5)

The amounts shown in this column reflect the grant date fair value of the LTIP awards computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2023 for such awards (i.e., 100 percent of target), as explained in further detail in the narrative following this table. PSUs granted in 2023 will vest in February 2026, after completion of the three-year performance period (January 1, 2023-December 31, 2025) and achievement of pre-established performance goals. RSUs granted in 2023 will vest ratably on February 1, 2024, 2025, and 2026. The number of shares of common stock received on settlement will be increased by dividend equivalents accrued during the performance or vesting period. The fair value is determined using the closing price of the Company stock at the grant date. The assumptions used in calculating the grant date fair value can be found at Note 20 to our audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. For awards subject to performance conditions, the values shown are based upon the probable outcome of such conditions as of the grant date.

(6)	Mr. Wanta retired effective September 30, 2023.

The amount shown in the “Threshold” column is the possible payout for each NEO based on threshold Company performance achievement of 50 percent of target. The threshold is the minimum performance level required to earn a payment under any of the following performance metrics:

Narrative to the Grants of Plan-Based Awards Table

Estimated Future Payouts under Non-Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2023 AIP. The actual amount paid is shown in the Summary Compensation Table.

The amount shown in the “Threshold” column is the possible payout for each NEO based on threshold Company performance achievement of 50 percent of target. The threshold is the minimum performance level required to earn a payment under any of the following performance metrics: Revenue, Cash Conversion, and Adjusted EBITDA. For example, since Cash Conversion is weighted at 10 percent, a threshold payout would result in weighted performance achievement of 5 percent (or 50 percent of 10 percent). Minimum performance in at least one objective is required to fund an AIP award pool.

The amount shown in the “Maximum” column is the possible payout for each NEO based on maximum Company performance achievement of 200 percent of target.

Estimated Future Payouts under Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2023-2025 LTIP.

The amount shown in the “Threshold” column is the number of shares each NEO would receive if the Company achieved only the minimum performance level required in one of the following performance metrics: Adjusted ROIC and relative TSR. For example, since relative TSR is weighted at 50 percent, a threshold payout at 25 percent would result in weighted performance achievement of 12.5 percent (or one-half of 25 percent).

The amount shown in the “Maximum” column is the possible number of shares each NEO would receive based on maximum Company performance of 200 percent .

Grant Date Fair Value of Stock Awards

The amounts shown in this column reflect the grant date fair value of the awards granted to each NEO under the 2023- 2025 LTIP computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions at January 1, 2023, for such awards (i.e., 100 percent of target). For the Adjusted ROIC component of the awards, the grant date fair value is based on the closing price of our common stock on the trading day immediately preceding the grant date. Valuing relative TSR is complicated because the value must take into account the probable payout of the 2023-2025 LTIP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by FASB ASC Topic 718.

The amount ultimately paid to LTIP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our LTIP participants will vary based on the relative performance of the Company to the other companies in our TSR Peer Group; and (2) the value of the LTIP award received by each participant is based on the fair value of the Company’s stock as of the effective date of the payment.

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Outstanding Equity Awards at December 31, 2023

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2023.

	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)		($)(1)
M.S. Sutton	790,217	(2)	28,566,345
T.S. Nicholls	211,491	(3)	7,645,400
W.T. Hamic	110,272	(4)	3,986,333
J.R. Saab	64,379	(5)	2,327,301
T.J. Plath	89,566	(6)	3,237,811
G.T. Wanta	67,896	(7)	2,454,440

(1)	The market value is calculated based on the closing price of our common stock on December 29, 2023, of $36.15.

(2)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2023: (i) 196,683 units awarded under the 2021- 2023 PSP, (ii) 11,451 units for the anti-dilution adjustment related to the spin-off of Sylvamo, (iii) 220,544 units awarded under the 2022-2024 PSP, (iv) 292,941 units awarded under the 2023- 2025 LTIP, and (v) 68,598 reinvested dividend equivalents on those units. The units awarded under the 2021-2023 PSP ultimately vested at the 75.17% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above since such units had not vested as of December 31, 2023). In addition, the number of units reflected in the chart above for the units awarded under the 2022-2024 PSP and under the 2023-2025 LTIP assume vesting at the 100% performance level.

(3)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2023: (i) 53,081 units awarded under the 2021- 2023 PSP, (ii) 3,091 units for the anti-dilution adjustment related to the spin-off of Sylvamo, (iii) 58,812 units awarded under the 2022-2024 PSP, and (iv) 78,118 units awarded under the 2023- 2025 LTIP, (v) 18,389 reinvested dividend equivalents on those units. The units awarded under the 2021-2023 PSP ultimately vested at the 75.17% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above since such units had not vested as of December 31, 2023). In addition, the number of units reflected in the chart above for the units awarded under the 2022-2024 PSP and under the 2023-2025 LTIP assume vesting at the 100% performance level.

(4)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2023: (i) 15,166 units awarded under the 2021- 2023 PSP, (ii) 883 units for the anti-dilution adjustment related to the spin-off of Sylvamo, (iii) 21,517 units awarded under the 2022-2024 PSP, (iv) 64,649 units awarded under the 2023-2025 LTIP, and (v) 8,057 reinvested dividend equivalents on those units. The units awarded under the 2021-2023 PSP ultimately vested at the 75.17% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above since such units had not vested as of December 31, 2023). In addition, the number of units reflected in the chart above for the units awarded under the 2022-2024 PSP and under the 2023-2025 LTIP assume vesting at the 100% performance level.

(5)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2023: (i) 5,223 units awarded under the 2021- 2023 PSP, (ii) 305 units for the anti-dilution adjustment related to the spin-off of Sylvamo, (iii) 18,426 units awarded under the 2022-2024 PSP, (iv) 36,365 units awarded under the 2023-2025 LTIP, and (v) 4,060 reinvested dividend equivalents on those units. The units awarded under the 2021-2023 PSP ultimately vested at the 75.17% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above since such units had not vested as of December 31, 2023). In addition, the number of units reflected in the chart above for the units awarded under the 2022-2024 PSP and under the 2023-2025 LTIP assume vesting at the 100% performance level.

(6)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2023: (i) 20,380 units awarded under the 2021- 2023 PSP, (ii) 1,187 units for the anti-dilution adjustment related to the spin-off of Sylvamo, (iii) 24,843 units awarded under the 2022-2024 PSP, (iv) 35,557 units awarded under the 2023-2025 LTIP, and (v) 7,599 reinvested dividend equivalents on those units. The units awarded under the 2021-2023 PSP ultimately vested at the 75.17% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above since such units had not vested as of December 31, 2023). In addition, the number of units reflected in the chart above for the units awarded under the 2022-2024 PSP and under the 2023-2025 LTIP assume vesting at the 100% performance level.

(7)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2023: (i) 27,804 units awarded under the 2021- 2023 PSP, (ii) 1,619 units for the anti-dilution adjustment related to the spin-off of Sylvamo, (iii) 20,111 units awarded under the 2022-2024 PSP, (iv) 11,448 units awarded under the 2023-2025 LTIP, and (v) 6,914 reinvested dividend equivalents on those units. The units awarded under the 2021-2023 PSP ultimately vested at the 75.17% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above since such units had not vested as of December 31, 2023). In addition, the number of units reflected in the chart above for the units awarded under the 2022-2024 PSP and under the 2023-2025 LTIP assume vesting at the 100% performance level. Mr. Wanta’s awards are prorated to reflect his retirement on September 30, 2023.

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Compensation Discussion & Analysis (CD&A) / Executive Compensation Tables

Stock Vested in 2023

The following table shows the value received upon the vesting in 2023 of performance-based stock grants previously awarded under our PSP, and time-based restricted stock unit awards under our Recognition Award Program, if any, as described in our CD&A.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
M.S. Sutton	175,997	7,189,484
T.S. Nicholls	47,499	1,940,350
W.T. Hamic	12,008	490,541
J.R. Saab	4,657	190,227
T.J. Plath	16,966	693,059
G.T. Wanta	26,294	1,074,106

(1)	Amounts shown represent shares (including shares acquired in respect of reinvested dividend equivalents) under the PSP awards that vested on February 2, 2023.

(2)	Amounts shown represent the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award: $40.85 for each PSP share.

Pension Benefits in 2023

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2022 and December 31, 2023. The change in the present value of the accrued benefit is shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2023.

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All NEOs are eligible for a benefit calculated under the Retirement Plan formula. The NEOs are also eligible for a benefit calculated under the Pension Restoration Plan formula. Only Mr. Sutton and Mr. Nicholls are eligible for a benefit calculated under the SERP formula. Our SERP complies with IRC Section 409A with the portion of the benefit earned prior to SERP eligibility paid under the Pension Restoration Plan, and the portion earned following SERP eligibility paid from the SERP. The SERP closed to new participants on January 1, 2012.

Name	Plan Name	Number of Years of Credited Service in 2023 (#)	12/31/2022 Present Value of Accumulated Benefit ($)(1)	Payments During Fiscal Year 2023 ($)(2)	12/31/2023 Present Value of Accumulated Benefit ($)(3)
M.S. Sutton	Retirement Plan	34.58	1,788,657		1,806,805
	Pension Restoration Plan	34.58	1,073,919		1,084,815
	SERP	34.58	30,439,359		29,515,185
	Total		33,301,935		32,406,805
T.S. Nicholls	Retirement Plan	27.25	1,382,894		1,396,925
	Pension Restoration Plan	27.25	691,064		698,076
	SERP	27.25	9,233,127		8,952,798
	Total		11,307,085		11,047,799
W.T. Hamic	Retirement Plan	25.00	1,044,265		1,143,097
	Pension Restoration Plan	25.00	1,216,843		1,332,008
	SERP	—	—		—
	Total		2,261,108		2,475,105
J.R. Saab	Retirement Plan	17.92	653,588		720,285
	Pension Restoration Plan	17.92	337,770		372,239
	SERP	—	—		—
	Total		991,358		1,092,524
T.J. Plath	Retirement Plan	27.58	1,287,058		1,400,003
	Pension Restoration Plan	27.58	1,692,853		1,841,409
	SERP	—	—		—
	Total		2,979,911		3,241,412
G.T. Wanta	Retirement Plan	27.67	1,206,416		1,231,559
	Pension Restoration Plan	27.67	2,034,123	83,632	2,140,365
	SERP	—	—		—
	Total		3,240,539		3,371,924

(1)

The calculation of the present value of accumulated benefits as of December 31, 2022, assumes a discount rate of 5.40 percent for annuity payments and deferral periods. Lump sum payment calculations are based on the lower of the December 2022 municipal bond rate of 2.89 percent, or the locked-in rate elected by the NEO, if applicable. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2)

Mr. Wanta retired effective September 30, 2023, and commenced his Restoration Plan annuity effective October 1, 2023. The December 31, 2023 present values are based on his actual elected annuity, a 5.10 percent valuation discount rate and Company specific, generational mortality assumption.

(3)

With the exception of Mr. Wanta described in footnote (2), the calculation of the present value of accumulated benefits as of December 31, 2023, assumes a discount rate of 5.10 percent for annuity payments and deferral periods. Lump sum payment calculations are based on the lower of the December 2023 municipal bond rate of 2.89 percent, or the locked-in rate elected by the NEO, if applicable. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

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Narrative to Pension Benefits Table

Retirement Plan of International Paper Company

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. U.S. employees hired on or after July 1, 2004, are eligible for a Company-paid Retirement Savings Account contribution to our Salaried Savings Plan and Deferred Compensation Savings Plan in lieu of participation in the Retirement Plan. All NEOs were hired prior to July 1, 2004, and thus are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus AIP awards that were not deferred, up to the maximum limit set by the IRS. Effective December 31, 2018, credited service and compensation under the Retirement Plan were frozen for all salaried employees, including the NEOs.

International Paper Company Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, nonqualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus AIP awards, including amounts deferred. All NEOs were hired prior to July 1, 2004, and thus are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan and then reduce the benefit by the amount payable under the Retirement Plan. Effective December 31, 2018, credited service and compensation under the Restoration Plan were frozen for all salaried employees, including the NEOs.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers

Our SERP is an alternative retirement plan available to certain senior executives. The SERP closed to new participants effective January 1, 2012. Mr. Sutton and Mr. Nicholls are the only NEOs eligible for the SERP. SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. We calculate benefits under the SERP at the same rate as our Retirement Plan and Pension Restoration Plan. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service. Effective December 31, 2018, credited service and compensation under the SERP were frozen for the remaining participants.

A participant who has selected an anticipated retirement date at least 12 months in advance has the right to lock in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock in. All NEOs eligible for a SERP benefit have locked in the discount rate under this provision. As part of our CEO succession plan, Mr. Nicholls and Mr. Sutton, at the request of our Board have mutually agreed to defer anticipated retirement dates elected under the SERP until completion of the CEO succession plan.

Agreements to Include Additional Years of Service in Retirement Benefit Calculation

Our change-in-control agreements described elsewhere in this Proxy Statement provide additional years of age and service to be added to the calculation of retirement benefits in the event of a qualifying termination of each NEO’s

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employment following a change in control. The change-in-control agreements for Mr. Sutton and Mr. Nicholls provide three additional years of age and service. The change-in-control agreements for Mr. Plath, Mr. Hamic and Mr. Saab provide two additional years of age and service. As of December 31, 2023, Mr. Wanta was not an employee of the Company and therefore his former change-in-control agreement with the Company was no longer applicable.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan, the Pension Restoration Plan and the SERP at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Eligible active employees may receive an unreduced benefit once they reach age 61 and have completed at least 20 years of service. Benefits for NEOs eligible for early retirement would be reduced based on age and years of service as of their commencement date.

Nonqualified Deferred Compensation in 2023

The following table shows contributions in 2023 by the Company and each of our NEOs to the DCSP, which is our nonqualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2023.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
M.S. Sutton	96,667	166,570	551,717	—	5,086,690
T.S. Nicholls	68,805	75,449	200,377	—	2,451,944
W.T. Hamic	48,770	42,657	42,957	—	657,248
J.R. Saab	26,835	32,202	29,291	—	261,309
T.J. Plath	29,576	39,928	86,591	—	979,657
G.T. Wanta	—	13,080	967,646	—	6,550,601

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table for each NEO.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for each NEO.

(3)	These amounts are not included in the Summary Compensation Table because they are not “preferential or above-market earnings.”

(4)

Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Sutton: $925,127 was included for the periods of 2011 and 2013-2022; Mr. Nicholls: $855,415 was included for the period of 2010-2022; Mr. Hamic: $112,493 was included for 2022; Mr. Wanta: $507,865 was included for 2017 and 2020-2022; Mr. Plath: $120,704 was included for 2021-2022.

Narrative to Nonqualified Deferred Compensation Table

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and AIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation. The Company also credits Retirement Savings Account (“RSA”) contributions to each NEO’s account. These contributions are equal to a percentage of eligible compensation based on the NEO’s age at the date the contribution is made. All NEOs received RSA contributions in an amount equal to 6% of their eligible compensation.

For 2023, NEO contribution amounts were as follows: Mr. Sutton contributed 8% of base salary, Mr. Nicholls contributed 10% of his base salary and 8% of his AIP award, Mr. Hamic contributed 3% of his base salary and 30% of his AIP award,

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Mr. Saab contributed 9% of his base salary, Mr. Wanta did not contribute, and Mr. Plath contributed 8% of all eligible cash compensation. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Nonqualified Deferred Compensation” table above, are based on the individual participant’s investment elections.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death, disability or through an in-service distribution at a date elected during the initial enrollment period. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the requirements under IRC Section 409A. In the event no election has been made, the participant will receive a lump-sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post-Employment Termination Benefits

The disclosure below sets forth potential payments and/or benefits that would be provided to our NEOs (other than Mr. Wanta, who retired effective September 30, 2023) in various employment termination scenarios assuming that the termination of such NEO occurred on December 31, 2023. In addition, the actual payments made to Mr. Wanta at his retirement effective September 30, 2023, are shown on page 74.

Potential Payments Upon Death or Disability

The Company provides our NEOs the following benefits in the event of death or disability, which are also available to all of our U.S. salaried employees. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. We provide the following disability benefits:

•	Long-term disability income benefit equal to 60 percent of base salary plus the employee’s average AIP during the last three calendar years; and

•	Continuation of medical and life insurance coverage.

The Company provides the same benefits to the beneficiary of an SLT member (including a NEO) upon death as are available to our U.S. salaried employees, with two additional benefits:

•

Executive supplemental life insurance, which is described earlier in Section 4 under Perquisites of this Proxy Statement. This benefit was closed to new participants effective January 1, 2008, and thus only two SLT members (both of them NEOs) have this benefit; and

•

If the SLT member is eligible for the SERP and has completed five years of vesting service at the time of death, an amount equal to 50% of the SLT member’s SERP benefit is payable to a surviving spouse.

In the event of disability or death, PSP and performance-based LTIP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Time and service-based restricted stock unit awards fully vest upon death or disability.

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Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs (other than Mr. Wanta, who retired effective September 30, 2023), assuming a retirement date of December 31, 2023.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Lump Sum Pension Payment ($)(2)	Vesting of Equity ($)(3)
M.S. Sutton	141,556	84,991	226,547	29,515,185	6,202,188
T.S. Nicholls	109,444	54,691	164,135	8,952,798	1,653,692
W.T. Hamic	84,520	98,488	183,008	—	877,902
J.R. Saab	52,973	27,376	80,349	—	597,614
T.J. Plath	103,056	135,548	238,604	—	718,531

(1)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and Pension Restoration Plan as of December 31, 2023.

(2)

Lump sum payment calculations are based on the lower of the December 2023 municipal bond rate of 2.89 percent, or the locked-in rate elected by the NEO, if applicable. Additional information regarding the calculation of benefits may be found following the “Pension Benefits” table.

(3)

Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2023, of the prorated portions of the 2022-2024 PSP, 2023-2025 LTIP, including reinvested dividends, that would be paid at the end of the performance period. Amounts shown also reflect the dollar value, based on the closing price of our common stock on December 31, 2023. In addition, the NEO would receive the 2021-2023 PSP award, which has a performance period ending on December 31, 2023, which is not shown here.

Potential Payments Upon Involuntary Termination Without Cause

The following table represents all amounts that would be payable to our NEOs (other than Mr. Wanta, who retired effective September 30, 2023), in the event of involuntary termination without cause, including earned pension amounts not payable as a result of the termination, assuming a termination date of December 31, 2023.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Vesting of Equity ($)(4)	Value of Continued Benefits ($)(5)	TOTAL Pension Annuity ($)(6)
M.S. Sutton	40	3,070,240	29,515,185	32,585,425	6,202,188	151,499	226,547
T.S. Nicholls	33	1,349,862	8,952,798	10,302,660	1,653,692	83,999	164,135
W.T. Hamic	30	856,377	—	856,377	877,902	66,499	183,008
J.R. Saab	23	687,138	—	687,138	597,614	61,499	80,349
T.J. Plath	33	959,445	—	959,445	718,531	62,999	238,604

(1)

The amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) 2023 earned vacation pay; and (iii) AIP award for 2024. We do not gross-up severance benefits.

(2)

Amounts shown in this column are the lump sum benefit payable under the SERP. The methodology used to calculate the lump sum benefit can be found in footnote 2 to the “Potential Payments Upon Retirement” table above.

(3)	Amounts shown in this column reflect the sum of the amounts in the previous two columns payable to the NEO upon termination.

(4)

Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2023, of the prorated portions of the 2022-2024 PSP and 2023-2025 LTIP including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2021-2023 PSP award, which has a performance period ending on December 31, 2023, which is not shown here.

(5)

Amounts shown in this column reflect the cost of (i) six months of continued medical, dental and Employee Assistance Program coverage and (ii) executive outplacement services. Since all NEOs are eligible for early retirement, the amounts also include a $3,000 Health Reimbursement Account contribution made by the Company on behalf of the employee and if applicable, an additional $3,000 for the spouse of the employee.

(6)

Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2023. All NEOs are eligible for early retirement as of December 31, 2023.

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Potential Payments Upon Involuntary Termination For Cause

The following table represents all amounts that would be payable to our NEOs (other than Mr. Wanta who retired effective September 30, 2023), in the event of an involuntary termination for cause, including earned pension amounts not payable as a result of the termination, assuming a termination date of December 31, 2023.

An executive officer terminated for cause would not be eligible for the severance benefits included in the Potential Payments Upon Involuntary Termination Without Cause, other than vacation pay. Further, the executive officer would lose outstanding equity awards under the PSP, LTIP or Recognition Award Program, and not be eligible for payment of an AIP award.

Name	Years of Credited Service (#)	Unused/Earned Vacation Pay ($)(1)	Lump Sum Pension Payment ($)(2)	Total Benefit at Termination ($)(3)	Pension Annuity ($)(4)
M.S. Sutton	40	334,616	29,515,185	29,849,801	226,547
T.S. Nicholls	33	178,846	8,952,798	9,131,644	164,135
W.T. Hamic	30	138,462	—	138,462	183,008
J.R. Saab	23	105,770	—	105,770	80,349
T.J. Plath	33	130,384	—	130,384	238,604

(1)	The amounts shown in this column represent unused 2023 vacation pay and 2024 earned vacation pay.

(2)	The amounts shown in this column represent the lump sum benefit payable under the SERP.

(3)	Amounts shown in this column represent the sum of columns (1) and (2) payable to the NEO upon termination.

(4)

Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2023. All NEOs are eligible for early retirement as of December 31, 2023.

Potential Payments Upon Qualifying Termination After Change in Control

The following table represents amounts that would be payable to our NEOs (other than Mr. Wanta who retired effective September 30, 2023), upon termination of employment without cause (including by the NEO for “good reason”) within two years following a change in control of the Company on December 31, 2023.

Name	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	Value of Continued Benefits ($)(3)	Total Cash- Based Award ($)	Accelerated Vesting of Equity ($)(4)	Total Pre-Tax Benefit ($)(5)	Pension Annuity ($)(6)
M.S. Sutton	10,875,000	32,469,996	42,296	43,387,292	19,510,085	62,897,377	226,547
T.S. Nicholls	4,725,000	10,305,359	42,296	15,072,655	5,202,715	20,275,370	164,135
W.T. Hamic	2,200,000	2,416,940	28,198	4,645,138	3,278,686	7,923,824	84,520
J.R. Saab	1,900,000	894,546	28,198	2,822,744	2,098,900	4,921,644	52,973
T.J. Plath	2,080,000	3,012,624	28,198	5,120,822	2,295,263	7,416,085	103,056

(1)

Amounts shown in this column reflect a change-in-control severance payment of multiple of the sum of (i) base salary and (ii) target AIP for 2023, which would be paid in the event of termination of employment without cause, including voluntary termination for limited situations that meet the definition of “good reason,” as described below. For Mr. Sutton and Mr. Nicholls, the severance payment is three times the sum of the amounts described above. For Mr. Plath, Mr. Hamic and Mr. Saab, the severance payment is two times the sum of the amounts described above.

(2)

For Mr. Sutton and Mr. Nicholls, the amount shown represents the SERP benefit with an additional three years of age and service. For Mr. Plath, Mr. Hamic and Mr. Saab, the amount shown represents the Pension Restoration Plan formula with an additional two years of age and service.

(3)	Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment (two years for Mr. Plath, Mr. Hamic and Mr. Saab).

(4)

Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 29, 2023 of $36.15, of the vesting of (i) outstanding 2021-2023 PSP awards, including reinvested dividends, based on actual Company performance through December 31, 2021, (ii) outstanding 2022-2024 PSP awards including reinvested dividends, based on target performance, and (iii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2020-2022 PSP award, which has a performance period ending on December 31, 2022, but is not included in the amount shown here.

(5)	Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.

(6)

For Mr. Sutton and Mr. Nicholls, the amount shown represents the annual benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2023. For Mr. Saab, Mr. Plath and Mr. Hamic, the amount shown represents the annual benefit payable from the Retirement Plan as of December 31, 2023.

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Compensation Discussion & Analysis (CD&A) / Executive Compensation Tables

Narrative to Potential Payments Upon Qualifying Termination After Change in Control

The Company has entered into change-in-control agreements with certain executives, including our NEOs, that provide severance and other benefits in the event of a change in control of the Company. Our Board believes that maintaining change-in-control agreements is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Our program is available only to the SLT, except for those vice presidents legacied in the program as of February 2008.

We believe this program aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

Key components of our change-in-control agreements include:

•	“Best net” calculation

•	Double trigger change-in-control equity provisions

Under the “best net” approach, the Company will, prior to making any payments, perform a calculation comparing:

•	the net benefit after payment of excise tax by the executive that would be applied, and

•	the net benefit if the payment had been limited to the extent necessary to avoid the imposition of an excise tax.

This comparison determines the higher net benefit payable under the agreement and reflects a good governance practice in the marketplace, and all of our change-in-control agreements (including with NEOs) include a “best net” provision as set forth above. In no event will the Company pay for excise taxes.

Our change-in-control agreements provide for double-trigger acceleration of equity-award vesting upon a change in control when the acquiring company provides replacement awards as substitution for outstanding equity awards. The double trigger requires both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) for the vesting of equity awards to accelerate. This treatment is widely recognized as a good governance practice, as it prevents officers from receiving an automatic windfall in the event of a change in control. It also serves as an incentive for the officers to continue with the Company through and after a change in control when the acquiring company provides replacement awards as substitution for outstanding equity awards in order to receive the benefit of unvested equity awards. In addition, benefits are not payable unless an irrevocable release of any employment-related claims is signed.

As shown in greater detail in the above table, our change-in-control agreements provide the following benefits to NEOs only if there has been both a change in control of the Company and a qualifying termination of employment, i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

•	Cash severance payment equal to three times the sum of base salary plus target AIP (two times for Mr. Plath, Mr. Hamic and Mr. Saab);

•

Prorated AIP for the year of termination of employment (based on target achievement if the employee is terminated in the same year as the change in control, or based on actual achievement if the employee is terminated in the year following the change in control and the AIP payment has not yet been made);

•

SERP participants will receive their benefit calculated under the SERP that would be paid absent a change in control, but with three additional years of service and age. Mr. Plath, Mr. Hamic and Mr. Saab will receive their benefit calculated under the Pension Restoration Plan formula that would be paid absent a change in control, but with two additional years of service and age.

90 \	International Paper 2024 Proxy Statement

Compensation Discussion & Analysis (CD&A) / Executive Compensation Tables

Medical and dental insurance for three years (two years for Mr. Plath, Mr. Hamic and Mr. Saab); and

•	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

Our change-in-control agreements with SLT members who are not the CEO and CFO provide for a cash severance payment multiple of two times the sum of base salary plus target AIP, an additional two years of pension credit and a benefit continuation period of two years. These provisions apply to all members of our SLT excluding Mr. Sutton and Mr. Nicholls.

A “change in control” is defined in our agreements as any of the following events:

•	Any person or group becomes the beneficial owner, directly or indirectly, of 30 percent or more of the Company’s voting stock;

•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•

The consummation of a consolidation or merger with any other entity unless the Company’s voting stock after giving effect to the transaction, represents more than 50% of the voting power of the voting stock of the surviving person or group;

•	Sale of substantially all of the Company’s assets; or

•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;

•	Reduced annual base salary;

•	Elimination of a material compensation plan (including the AIP, PSP, LTIP or SERP) or a change in the executive’s participation on substantially the same basis;

•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change-in-control agreement;

•	Any other termination without sufficient notice; or

•	Relocation more than 50 miles from place of work.

Currently,	the following benefits are payable upon a change in control and do not require termination of employment:

•

Where replacement awards (as defined in the change-in-control agreements) are not provided in substitution for outstanding equity awards upon the change in control, all equity awards vest and become unrestricted, as follows:

1.

All performance-based shares vest and the full value of all performance-based awards are paid for all performance periods (including those not yet completed) based on (a) target performance if the change in control occurs during the first year of the performance period, and (b) actual performance measured through the date of the change in control if it occurs on or after the first year of the performance period; and

2.	Time and service-based restricted stock unit awards vest and become unrestricted.

We have offered these limited single-trigger benefits for the purpose of:

•	Maintaining our competitiveness in attracting and retaining executive talent;

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Compensation Discussion & Analysis (CD&A) / Executive Compensation Tables

•	Ensuring that our executives receive the benefit of their efforts prior to a change in control and are not penalized with a loss of equity compensation; and

•

Further aligning the interests of our executives with our shareowners, since the risk of losing equity compensation could create a conflict of interest for our executives if the Company were pursuing a change-in-control transaction.

In light of the difficulty in determining relative performance achievement in our performance-based awards following a change in control of the Company, we provide for payment of performance-based awards as described above. Further, in light of the seniority of NEOs, and their proximity to retirement age, we believe that increasing their pension protection provides appropriate retirement security in their employment following a change in control.

92 \	International Paper 2024 Proxy Statement

Pay Versus Performance

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation
S-K,
the following tables comprise the Company’s Pay Versus Performance disclosures. The following table shows the total compensation for our NEOs for the past four fiscal years as set forth in the Summary Compensation Table, the “compensation actually paid” to our CEO and, on an average basis, our other NEOs (in each case, as determined under SEC rules), our TSR, the TSR of our peer group over the same period, our net income/(loss), and our financial performance measure for compensatory purposes, Adjusted EBITDA.

Fiscal Year (a)	Summary Compensation Table Total for CEO ($) (b)	Compensation Actually Paid to CEO ($) (c)	Average Summary Compensation Table Total for Other Named Executive Officers (NEOs) ($) (d)	Average Compensation Actually Paid to Other Named Officers (NEOs) ($) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($) (h)	Company Selected Measures
					Company Total Shareholder Return ($) (f)	2023 Peer Group Shareholder Return ($) (g)		Adjusted EBITDA # (i)
2023	12,845,526	5,255,432	2,975,016	1,332,603	100	122	288	2,234
2022	13,654,752	6,482,688	2,611,637	1,443,810	90	102	1,504	2,859
2021	15,228,707	14,622,299	3,102,918	2,287,800	118	126	1,752	3,108
2020	18,320,199	12,582,246	4,433,997	3,344,960	114	118	482	3,103

(a)	The Pay Versus Performance table reflects required disclosures for fiscal years 2023, 2022, 2021 and 2020.

(b)	For fiscal years 2023, 2022, 2021 and 2020, Mr. Sutton was the Chief Executive Officer (CEO) for the Company. Our CEO is our PEO.

(c)
The Compensation Actually Paid (“CAP”) was calculated beginning with the CEO’s Summary Compensation Table (“SCT”) total then deducting the aggregate change in actuarial present value of his accumulated benefit under all defined benefit and actuarial pension plans reported in the SCT; deducting the amounts reported in the SCT for performance share awards; adding the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end;
adding the amount equal to the change in fair value as of the end of the covered fiscal year, whether positive or negative, of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; adding the amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. Relative to the NEO’s CAP, the following amounts were deducted from and added to SCT total compensation.

CEO SCT Total to CAP Reconciliation:

		Deductions from SCT Total		Additions to SCT Total
Year	SCT Total ($) (i)	Stock Awards ($) (ii)	Change in Pension Value ($)	Equity Value ($) (iii)	Pension Value ($)	CAP ($)
2023	12,845,526	(10,551,707)	—	2,961,613	—	5,255,432
2022	13,654,752	(11,065,795)	—	3,893,731	—	6,482,688
2021	15,228,707	(10,487,138)	(471,628)	10,352,358	—	14,622,299
2020	18,320,199	(10,318,788)	(3,761,401)	8,342,236	—	12,582,246

(i)	Reflects the CEO’s Total Compensation reported in the SCT for each year shown.

(ii)	Represents the grant date fair value of equity-based awards granted each year.

(iii)
Represents the fair value of equity awards for each year shown, adjusted for year-over-year change in values, including dividends. The additions to the SCT Total reflect the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity component of CAP for fiscal year 2023 is further detailed in the supplemental table below. The equity awards for fiscal year 2022 were revalued using the Sylvamo pre-spin
share counts and Monte Carlo values provided by Aon for the relative TSR PSUs, and the post-spin adjusted share prices for the ROIC PSUs. In addition, the payout percentages match the Company’s financial accounting for compensation expense purposes. There is no pension service cost or prior service cost for the NEO; therefore, an addition to the SCT Total related to pension is not needed. See Supplemental table below.

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Pay Versus Performance

Supplemental
CEO Equity Component of CAP for FY 2023:

Year	Equity Type	Fair Value of Current Year Equity Awards at Year End ($) (1)	Year-Over-Year Change in Value of Prior Years’ Awards Unvested at Year End ($) (2)	Fair Value as of Vesting Date of Equity Awards Granted and Vested During the Year ($) (3)	Year-Over-Year Change in Value of Prior Years’ Awards That Vested During the Year ($) (4)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions During the Year ($) (5)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($) (6)	Equity Value Included in CAP (Sum of 1-6) ($)
2023	PSUs	4,282,720	(2,625,406)	—	(1,636,597)	—	617,355	638,072
2023	RSUs	2,203,017	—	—	—	—	120,524	2,323,541
2022	PSUs	10,412,792	(5,214,045)	—	(1,984,333)	—	679,317	3,893,731
2021	PSUs	13,314,853	(1,313,660)	—	(2,351,646)	—	702,811	10,352,358
2020	PSUs	9,392,775	(3,029,378)	—	410,738	—	1,568,101	8,342,236

Equity awards granted to our CEO during the applicable periods included RSUs granted in 2023 which are subject to time-based vesting conditions, as well as PSUs granted in 2020, 2021, 2022, and 2023. PSU awards have a three-year performance period and are earned, in full or part, based upon the Company’s achievement of specified performance objectives. RSU awards are earned and vest ratably, in three equal installments over a three-year period, regardless of Company performance. Unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. See
“CD&A-Elements
of Our Compensation Program-Long-Term Incentive Plan.”

(d)
Each of the four fiscal years presented include the average SCT totals of the other NEOs as applicable in each reporting year. Fiscal year 2023 includes: Mr. Nicholls, Mr. Hamic, Mr. Saab, Mr. Wanta, and Mr. Plath. Mr. Wanta retired effective September 30, 2023. Fiscal year 2022 includes: Mr. Nicholls, Mr. Wanta, Mr. Plath, Mr. Hamic and Ms. Sharon Ryan, former Senior Vice President, General Counsel and Corporate Secretary. Ms. Ryan retired from the Company effective June 30, 2022. Fiscal year 2021 includes: Mr. Nicholls, Ms. Ryan, Mr. Wanta, Mr. Plath, Mr. Jean-Michel Ribierias, former Senior Vice President-Global Papers, and Mr. W. Michael Amick, Jr., former Senior Vice President—Papers the Americas. Mr. Ribierias and Mr. Amick separated from the Company in 2021 following completion of the spinoff of our paper business. Fiscal year 2020 includes: Mr. Nicholls, Mr. Ribieras, Ms. Ryan and Mr. Wanta.

(e)
The Average Compensation Actually Paid was calculated by averaging the following when applicable, by year, the NEOs’: SCT total then deducting the aggregate change in actuarial present value of their accumulated benefit under all defined benefit and actuarial pension plans reported in the SCT; deducting the amounts reported in the SCT for performance share awards; adding the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end;
adding the amount equal to the change in fair value as of the end of the covered fiscal year, whether positive or negative, of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; adding the amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. Relative to CAP, the following amounts were deducted from and added to SCT total compensation.

Average Other NEOs SCT Total to CAP Reconciliation:

		Deductions from SCT Total		Additions to SCT Total
Year	SCT Total ($) (i)	Stock Awards ($) (ii)	Change in Pension Value ($)	Equity Value ($) (iii)	Pension Value ($)	CAP ($)
2023	2,975,016	(2,005,318)	(158,336)	521,241	—	1,332,603
2022	2,611,637	(1,757,510)	—	589,683	—	1,443,810
2021	3,102,918	(1,566,773)	(17,964)	769,619	—	2,287,800
2020	4,433,997	(2,069,163)	(839,243)	1,819,369	—	3,344,960

(i)	Reflects the average of the other NEOs’ Total Compensation reported in the SCT for each year shown.

(ii)	Represents the average of the other NEOs’ grant date fair value of equity-based awards granted each year.

(iii)
Represents the average fair value of equity awards for each year shown, adjusted for year-over-year changes in values, including dividends. The additions to the SCT Total reflect the average of the other NEOs value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The average equity component of CAP for fiscal year 2023 is further detailed in the supplemental table below. The average equity awards for fiscal year 2022 were revalued using the Sylvamo pre-spin
share counts and Monte Carlo values provided by Aon for the relative TSR PSUs, and the post-spin adjusted share prices for the ROIC PSUs. In addition, the payout percentages match the Company’s financial accounting for compensation expense purposes. There is no pension service cost or prior service cost for the other NEOs; therefore, an addition to the SCT Total related to pension is not needed. See
Supplemental
table below.

94 \	International Paper 2024 Proxy Statement

Pay Versus Performance

Supplemental
Average Other NEOs Equity Component of CAP for FY 2023:

Year	Equity Type	Fair Value of Current Year Equity Awards at Year End ($) (1)	Year-Over-Year Change in Value of Prior Years’ Awards Unvested at Year End ($) (2)	Fair Value as of Vesting Date of Equity Awards Granted and Vested During the Year ($) (3)	Year-Over-Year Change in Value of Prior Years’ Awards That Vested During the Year ($) (4)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions During the Year ($) (5)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($) (6)	Equity Value Included in CAP (Sum of 1-6) ($)
2023	PSUs	738,687	(435,531)	—	(223,250)	—	81,881	161,787
2023	RSUs	340,844	—	—	—	—	18,610	359,454
2022	PSUs	1,653,797	(783,958)	—	(384,252)	—	104,096	589,683
2021	PSUs	1,529,272	(426,125)	—	(420,173)	—	86,645	769,619
2020	PSUs	1,923,667	(540,187)	—	144,863	—	291,026	1,819,369

Equity awards granted to our other NEOs during the applicable periods included RSUs granted in 2023 which are subject to time-based vesting conditions, as well as PSUs granted in 2020, 2021, 2022, and 2023. PSU awards have a three-year performance period and are earned, in full or part, based upon the Company’s achievement of specified performance objectives. RSU awards are earned and vest ratably, in three equal installments over a three-year period, regardless of Company performance. Unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. See
“CD&A-Elements
of Our Compensation Program-Long-Term Incentive Plan.”

(f)	The amount represents the value of an initial fixed $100 Investment in International Paper common stock on December 31, 2019, assuming reinvestment of all dividends.

(g)
Peer group companies reflect the same peer group used for purposes of the performance graph under Regulation
S-K
Item 201(e)(1)(ii) as set forth in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2023. For the year ended December 31, 2023, the peer group companies were DS Smith PLC, Klabin S.A., Mondi Group, Packaging Corporation of America, Smurfit Kappa Group, Stora Enso Group, and WestRock Company (there were no changes to the companies in this peer group in 2023 compared to 2022). The amount represents an initial fixed December 31, 2019, assuming reinvestment of all dividends.

(h)	Represents the Company’s Net Earnings (Loss) Attributable to International Paper (in millions) for each applicable fiscal year-end 2023, 2022, 2021, and 2020.

(i)
Adjusted EBITDA, a
non-GAAP
measure, is defined as earnings from continuing operations before income taxes and equity earnings and before the impact of special items and non-operating
pension expense, plus interest expense and depreciation, amortization, and cost of timber harvested. Adjusted EBITDA may be adjusted at the MDCC’s discretion, for any impact of acquisitions, divestitures, the effect of changes in tax laws, and/or to reflect the impact of any significant, one-time
event, including, but not limited to, epidemics/pandemics, wars/invasions/hostilities (whether war is declared or not), natural disasters with significant impact on our operations, or any other significant, one-time
event the MDCC deems appropriate for an adjustment. For additional information on Adjusted EBITDA, see Appendix B hereto.

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Pay Versus Performance

Most Important Performance Measures
In the Company’s assessment, the following represent the three most important financial performance measures used by the Company to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance. Please see Appendix B for an explanation of the non-GAAP
financial measures.

•	Relative Total Shareholder Return (TSR)

•	Net Income

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

96 \	International Paper 2024 Proxy Statement

International Paper is one of the world’s leading suppliers of renewable fiber-based products. We produce corrugated packaging products that protect and promote goods, and enable world commerce, and pulp for diapers, tissue and other personal care products that promote health and wellness. We employ over 39,000 employees globally. As expected in a manufacturing business, a significant majority — approximately 70% — of our employees are hourly-based employees.

To determine the pay ratio required by Item 402(u) of Regulation S-K, the Company first identified the median employee using our global employee population as of October 1, 2023, which included all global full-time, part-time, temporary, and seasonal employees who were employed (and not on a leave of absence) on that date. We did not exclude any employees from any countries, and we did not make any cost-of-living adjustments in identifying our median employee. We used a consistently applied compensation measure across our global employee population to calculate the median employee compensation. The consistently applied compensation measure we used was “base salary/wages paid,” which we measured from January 1 through September 30, 2023. As noted above, most of our employees work on an hourly basis, and this is true of our median employee. Our median employee is located in the United States and works at one of our North American Container facilities.

Once the median employee was identified, we then determined the median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K, and compared it to the total compensation of Mr. Sutton, our Chairman and CEO, as detailed in the Summary Compensation Table for 2023, to arrive at the pay ratio disclosed below.

•	Our CEO’s 2023 compensation was $12,845,526, with no added compensation for change in pension value.

•	Our median employee’s 2023 compensation was $87,004, including the change in pension value.

Our CEO to Median Employee Pay Ratio is 148:1.

Our pension plans were frozen for all salaried employees as of December 31, 2018. Therefore, Mr. Sutton’s actual accrued pension benefit did not change in 2023. However, the Change in Pension Value fluctuates from year-to-year, reflecting annual changes in the underlying discount rates, the mortality tables and his age. The Change in Pension Value is disclosed in the Summary Compensation Table as zero because the actual change is negative, due to his increase in age beyond the earliest unreduced retirement date, coupled with a year-over-year unchanged discount rate.

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Equity Compensation Plan Information

The following table provides information, as of December 31, 2023, regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)* (#)
Equity compensation plans approved by security holders	—	—	5,530,784
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	5,530,784

*	Represents shares remaining available for issuance as of December 31, 2023, under our Amended and Restated 2009 Incentive Compensation Plan.

98 \	International Paper 2024 Proxy Statement

ITEM 4: Approval of 2024 Long-Term Incentive Compensation Plan

ITEM 4 : Approval of 2024 Long-Term Incentive Compensation Plan

Our equity-based incentive compensation plan, as currently set forth in the Amended and Restated 2009 Incentive Compensation Plan (the “2009 Plan”), is a key component of our compensation program and is designed to attract, retain and motivate our executive officers, key employees and directors to deliver Company performance that builds long-term shareowner value. The primary purpose of our equity compensation program is to align the interests of the participants to those of the Company’s shareowners.

On February 13, 2024, the Board of Directors, upon the recommendation of the Management Development and Compensation Committee (the “Committee”), authorized adoption of a 2024 Long-Term Incentive Compensation Plan (the “2024 Plan”) to replace the 2009 Plan, subject to shareowner approval. If approved by our shareowners at the annual meeting, the 2024 Plan will become effective as of that date (the “Effective Date”). The 2024 Plan will enable us to continue to grant customary annual long-term incentive awards and other equity awards to our employees going forward.

Shareowners are asked to approve the following resolution:

“Resolved, that the 2024 Long-Term Incentive Compensation Plan, a copy of which is attached as Appendix A , is hereby approved.”

If the 2024 Plan is approved, no new equity awards will be granted under the 2009 Plan.

To approve the 2024 Plan, the affirmative vote of a majority of a quorum at the annual meeting is required.

You may vote “for” or “against” this item, or you may “abstain” from voting. “Abstentions” shall not constitute a vote cast. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to this Item 4. Broker non-votes will have the same effect as a vote against this item.

Among other things, the 2024 Plan establishes the number of shares of common stock authorized for future grants. If approved by our shareowners, up to 9,250,000 shares of our Class A common stock, par value $1.00 per share, will be available for awards under the 2024 Plan. This number will be increased by any shares underlying awards outstanding under the 2009 Plan as of the Effective Date that are canceled, terminate, expire, forfeited or lapse for any reason.

Please keep in mind the following key points in reviewing and considering this item:

•

We are seeking shareowner approval to increase the number of shares available for grant under the 2009 Plan grant by approximately 5,491,106 shares (for a total of 9,250,000 shares) compared to the number of shares available for grant under the 2009 Plan as of March 15, 2024, which we believe will be sufficient for the Company’s regular equity granting needs for the next few years. The Company last requested shareowners approval of a new plan 15 years ago.

•	Our use of equity compensation follows corporate governance best practices, as described in our CD&A, and the 2024 Plan incorporates provisions designed to protect shareowner value.

•

Our equity compensation program is necessary for continued future success in the highly competitive markets in which we operate. The 2024 Plan will assist us in recruiting, incentivizing, and retaining employees who help achieve business goals and create long-term value for shareowners.

Consequences of Failing to Approve Item 4

If the proposed 2024 Plan is not approved by our shareowners, then the 2009 Plan will remain in full force and effect. Whether the 2024 Plan is approved by our shareowners or not, each award granted under the 2009 Plan will continue to

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ITEM 4: Approval of 2024 Long-Term Incentive Compensation Plan

be subject to the terms and provisions applicable to such award under the applicable award agreement and the 2009 Plan. Once the share reserve under the 2009 Plan is exhausted, the Company may elect to provide compensation through other means, such as cash-settled awards or other cash compensation, to assure that the Company and its affiliates can attract and retain qualified personnel. However, without adoption of the 2024 Plan, we will be at a significant competitive disadvantage in attracting, retaining and motivating employees who contribute to our continued success.

Our Board of Directors unanimously recommends that you vote FOR the approval of the 2024 Long-Term Incentive Compensation Plan (the “2024 Plan”).	FOR

Background and Purpose for Adopting the 2024 Plan

The 2009 Plan was initially approved by the Board on February 9, 2009, and approved by shareowners on May 11, 2009, at the 2009 Annual Meeting of Shareowners. The 2009 Plan was amended and restated by the Board on February 11, 2014, to re-approve material terms of performance goals for qualified performance-based awards. On May 12, 2014, the 2009 Plan was amended and restated effective upon approval by shareowners at the 2014 Annual Meeting of Shareowners. The 2009 Plan authorizes awards to be granted covering up to 15,400,000 shares, subject to adjustment in accordance with the terms of the 2009 Plan upon certain changes in capitalization and similar events.

	As of December 31, 2023	As of March 15, 2024
Total number of shares available under the 2009 Plan	15,400,000	15,400,000
Shares of outstanding restricted stock unit awards	1,459,873	2,409,148
Shares of outstanding performance stock unit awards	4,817,652	4,537,657
Available for future grant under the 2009 Plan	5,530,784	3,758,894
Common shares outstanding	346,037,241	347,322,081

If the 2024 Plan is approved by our shareowners, up to 9,250,000 shares will be authorized for issuance. No more than 610,000 shares will be granted under the 2009 Plan between March 15, 2024, and May 13, 2024, the date of the Annual Meeting. Thereafter, no new awards will be granted under the 2009 Plan.

In determining the requested amount of shares under the 2024 Plan, the Committee and the Board considered our historical and anticipated grant practices, peer group industry data presented by our third-party compensation consultant, and the policy guidelines of major proxy advisory firms. The following factors also were taken into account in arriving at the requested number of shares for future awards: the Company’s historical “burn rate” (which measures how rapidly a company depletes its shares reserved for equity compensation); the number of shares remaining available under the 2009 Plan for future awards; the number of unvested restricted shares and restricted share units outstanding; dilution resulting from the proposed maximum number of shares available for issuance under the 2024 Plan; and the length of time the shares authorized under the 2024 Plan will last.

Historical Grant Practices

To align our share authorization with the equity vehicles utilized in our compensation program as revised in 2023, we are seeking to establish the 5,530,784 shares available at December 31, 2023 (3,758,894 at March 15, 2024) into 9,250,000 shares that may be used for our Awards.

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To determine our burn rate, we monitor share usage by reviewing the number of shares subject to grant on an annual basis. The burn rate is then determined by dividing the number of shares granted under the Company’s equity incentive plan in a given fiscal year with the weighted average common shares outstanding during that fiscal year.

Average burn rate for the Company across the 2023, 2022, and 2021 fiscal years is .45 percent, based on the following:

Burn rate	2021	2022	2023
Restricted Stock Units (“RSU”) granted	85,098	132,200	1,534,496
Performance Stock Units (“PSU”) vested	994,052	1,130,236	972,563
Total shares granted or vested	1,079,150	1,262,436	2,507,059
Weighted average common shares outstanding as of December 31	389,400,000	363,500,000	346,900,000
Burn rate (shares granted or vested)	.28%	.35%	.72%
Three-year average burn rate			.45%

The Company has not granted options to employees since 2005. All previously granted stock options expired in 2015.

Impact of Stock Repurchase Program: The Company’s share repurchase program offsets the dilutive effect of our equity awards granted. From 2019-2023, we repurchased approximately 61,763,894 shares for an aggregate repurchase price of $2.8 billion, which offsets the amount of the proposed equity incentive plan amount that may be issued pursuant to the 2024 Plan.

For additional information regarding equity-based awards previously granted under the 2009 Plan, please see Note 20 to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. As of March 15, 2024, there were 347,322,081 shares outstanding. The closing price per share on the New York Stock Exchange on March 15, 2024, was $36.35.

Highlights of the 2024 Plan

Highlights of material terms of the 2024 Plan are set forth below. The following summary does not purport to be a complete description of all the provisions of the 2024 Plan and is qualified in its entirety by reference to the 2024 Plan included as Appendix A, which is incorporated by reference into this Item No. 4.

The 2024 Plan provides for potential grants of: (i) options, including incentive stock options and nonqualified stock options, (ii) RSUs, (iii) other stock-based awards, including stock appreciation rights, restricted shares, performance shares, deferred share units, and share-denominated performance units (other than RSUs), (iv) cash awards, (v) substitute awards, and (vi) dividend equivalents (together, the “Awards”).

Key features of the 2024 Plan designed to protect shareowner value and reflect corporate governance best practices include:

•

Administration by Independent Committee of the Board. The 2024 Plan is administered by the Management and Development Compensation Committee (the “Committee”) of the Board, whose members are each independent under NYSE listing standard and satisfy the non-employee director standards under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	2009 Plan to be Retired. No new awards will be granted under the 2009 Plan following the Annual Meeting if the 2024 Plan is approved by our shareowners;

•	No Automatic Award Grants. No automatic award grants will be promised to any eligible individual;

•

Minimum Vesting Requirement. Awards will vest in full no earlier than the 1-year anniversary of the grant date (except for the allowable exclusion of up to 5% of the equity share pool from the one-year requirement);

•	No Tax Gross-Ups. Awards will not be subject to tax gross-ups for reimbursement of any tax liabilities resulting from any awards.

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•

Ten-Year Plan Term. The Plan will have a maximum term of ten years; and no stock options may be granted more than ten years after the earlier of (i) adoption of the 2024 Plan by the Board, or (ii) the Effective Date.

•

Repricing and Cashouts for Stock Options Prohibited. Without the approval of the shareowners of the Company, there will be no (i) repricing of any option or stock appreciation right, (ii) purchase of underwater options or stock appreciation rights from a participant for value in excess of zero, or (iii) granting of any new option, stock appreciation right, or other award in substitution for, or upon the cancellation of, any previously granted option or stock appreciation right that has the effect of reducing the exercise price thereof;

•	Subject to Clawback Policy. Awards are subject to potential recoupment pursuant to the Company’s Clawback Policy and administrative guidelines governing the Plan;

•	Shareowner Approval. Shareowner approval will be required for material amendments to the 2024 Plan.

•

No Payment of Dividends and Dividend Equivalents Prior to Vesting of Underlying Award. Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the awards. Such dividends or dividend equivalents are accrued and will not be paid unless and until such award has vested.

•	No Evergreen Provision. The 2024 Plan does not automatically increase shares of common stock authorized for issuance.

Securities Offered

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2024 Plan, a total of 9,250,000 shares have been initially reserved for issuance pursuant to Awards under the 2024 Plan. Out of such aggregate, the maximum number of shares that may be covered by options that are designated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (the “Code”) may not exceed 9,250,000 shares.

If shares are withheld to pay the exercise price of an option or base price of a stock appreciation right or to satisfy any tax withholding requirement in connection with an option or stock appreciation right, both the shares issued (if any) and the shares withheld will be deemed delivered for purposes of determining the number of shares that are available for delivery under the 2024 Plan. Excluding stock options and stock appreciation rights, if any other award under the 2024 Plan is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award shall be again available for issuance.

Likewise, to the extent that shares are withheld from an award to satisfy any tax withholding requirements, such shares, excluding stock options and stock appreciation rights, shall be again available for issuance. Substitute awards (discussed below) shall not count against the number of shares otherwise available for issuance under the 2024 Plan.

Administration

The 2024 Plan will be administered by the Committee or, at the discretion of the Board from time to time, the Plan may be administered by the Board. The Committee will have full discretionary authority to administer the 2024 Plan, including discretionary authority to designate participants of the 2024 Plan; determine the types of awards to be granted to each participant and the number, terms and conditions of each award; interpret and construe any and all provisions of the 2024 Plan and any award agreement thereunder; and to adopt, amend and rescind from time to time such rules, regulations, guidelines and procedures for the administration of the 2024 Plan, including rules and regulations related to sub-plans that may be established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee, including the Committee’s interpretations of the 2024 Plan, will be final, binding and conclusive on all parties. The Committee may exercise all discretion granted to it under the 2024 Plan in a non-uniform manner among participants.

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ITEM 4: Approval of 2024 Long-Term Incentive Compensation Plan

Additionally, the Committee may delegate the administration of the 2024 Plan to one or more officers or employees of the Company. In no case will any such administrator be authorized (i) to take any action inconsistent with Section 409A of the Code with respect to any award subject to such provision or (ii) to take any action inconsistent with applicable law.

Eligibility

Employees and, under a subplan, the non-employee directors of our Company and its affiliates are eligible to receive Awards under the 2024 Plan. Eligible individuals to whom an Award is granted under the 2024 Plan are referred to as “participants.” As of March 15, 2024, the Company and its affiliates have over 39,000 employees and non-employee directors eligible to participate in the 2024 Plan. The basis of participation in the 2024 Plan is in the Committee’s sole discretion and judgment (except with respect to non-employee directors, for whom such awards are set in accordance with a separate policy) that an award to an eligible participant will further the stated purpose of the 2024 Plan. In a typical year, the Company expects to approve awards under the 2024 Plan to executives and management as well as select employees for purposes of recruitment, retention and recognition.

Awards to Non-Employee Directors

Awards granted to the Company’s non-employee directors will be made only in accordance with the terms, conditions and parameters of the Company’s director compensation plan, which will be a sub-plan of the 2024 Plan and administered in accordance with the 2024 Plan. Our director compensation program is described in the Director Compensation section of this Proxy Statement. The Governance Committee reviews and approves any equity-based compensation plans for non-employee directors. The Governance Committee may not make discretionary grants under the director compensation plan to non-employee directors.

Non-Employee Director Compensation Limits

The sum of the grant date fair value of the awards and the amount of any cash-based payments that may be granted to a non-employee member of the Board during any calendar year will be approved and changed from time to time by the independent members of the Board.

Types of Awards

The 2024 Plan authorizes the grant of the following types of Awards to employees and non-employee directors:

•

Restricted Stock Units. A RSU is an unfunded, unsecured right to receive, on the applicable settlement date, one share or an amount in cash or other consideration determined by the Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions. The Committee may condition the grant or vesting of RSUs upon the attainment of specified performance goals or such other factors as the Committee may determine in its sole discretion. The Committee may determine that a grant of RSUs will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares) of dividends paid on shares. Dividend equivalent rights will be credited to an account for the participant, settled in cash or shares, and subject to the same restrictions on transferability and forfeitability as the RSUs with respect to which the dividend equivalent rights are granted and subject to other terms and conditions as set forth in the applicable award agreement.

•

Restricted Stock Awards. A restricted stock award is a grant of shares subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a shareowner, including the right to vote the shares subject to the restricted share award or to receive dividends on the shares subject to the restricted stock award during the restriction period. The Committee may determine on what terms and conditions the participant will be entitled to dividends payable on the shares of restricted shares; provided, however, that such dividends will be payable to the participant only if, when and to the extent such underlying restricted stock shares vest.

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•

Performance Awards. A performance award is payable in cash or stock subject to the attainment of specified performance-based vesting criteria and other terms and conditions imposed by the Committee. Dividend equivalent rights will be credited to an account for the participant, settled in shares, and subject to the same restrictions on transferability and forfeitability as the PSUs with respect to which the dividend equivalent rights are granted and subject to other terms and conditions as set forth in the applicable award agreement.

•

Substitute Awards. A substitute award is an award that results from the assumption of, or in substitution for, outstanding awards previously granted by a company or other entity acquired, directly or indirectly, by the Company or an affiliate or with which the Company or one of its affiliates combines. The Committee may grant substitute awards on such terms and conditions as the Committee deems appropriate.

•

Other Stock-Based Awards. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares. The Committee may from time to time grant other stock-based awards in such amounts and on such terms as it may determine, subject to the terms and conditions set forth in the 2024 Plan.

•

Options. An option represents the right to purchase shares at a fixed exercise price. We may grant options to eligible participants who are employees of the Company or a parent or subsidiary as defined in Section 424(e) and (f) of the Code. Incentive stock options may only be granted to individuals in accordance with Section 422 of the Code. The exercise price of each option granted under the 2024 Plan will be determined by the Committee; provided that the exercise price for any option shall not be less than the fair market value as of the grant date. The exercise price of an option that is a substitute award may be less than the fair market value per share on the date such substitute award is assumed, provided that such substitution complies with applicable laws and regulations. The Committee may direct the terms and conditions applicable to substitute awards. The aggregate fair market value of shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a participant during any calendar year under the 2024 Plan and any other stock option plan of the Company or any of its “subsidiaries” (within the meaning of Section 424 of the Code) may not exceed $100,000.

Options may be exercised as the Committee determines. Except for nonqualified stock options granted to participants outside the United States, no option granted under the 2024 Plan shall be exercisable for more than ten years from the date of grant. The Committee determines the methods and form of payment for the exercise price of an option and the methods and forms in which our shares will be delivered to a participant.

No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than 10% of the total combined “voting power” (within the meaning of Section 422 of the Code) of all classes of stock of the Company or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least 110% of the fair market value of a share at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

•

Stock Appreciation Rights. A stock appreciation right is the right to receive a payment equal to the difference between the fair market value of one share on the date of exercise over the base price of the stock appreciation right. No stock appreciation right shall provide for dividend equivalent rights. The Committee has the discretion to determine other terms and conditions of a stock appreciation right award.

Awards will be evidenced by an award agreement specifying the number of shares awarded and other terms and conditions of each award.

Certain Transactions

In the event of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off or similar corporate structure change or extraordinary cash dividend, the maximum aggregate number of shares with respect to which the Committee may grant awards, the number of shares subject to awards, the exercise price of any option or base price of any stock appreciation right and the applicable performance targets or criteria will be equitably

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ITEM 4: Approval of 2024 Long-Term Incentive Compensation Plan

adjusted or substituted by the Committee to prevent enlargement or dilution in rights granted under the award. In the event of any change in the number of shares outstanding by reason of any other event or transaction, the Committee will make such adjustments to the type or number of shares with respect to which awards may be granted and/or to the number of shares subject to awards.

Change-in-Control Rights

Under the 2024 Plan, a change in control means the occurrence of one or more of the following events:

•	the consummation of any transaction as a result of which any person or group becomes a beneficial owner of 30% or more of the voting power of the Company’s stock;

•	the replacement of more than 50% of our directors during any 24-month period (unless approved by at least 2/3 of the directors then still in office who were directors at the beginning of the period);

•

the consummation of a consolidation or merger with any other entity unless the Company’s voting stock after giving effect to the transaction, represents more than 50% of the voting power of the voting stock of the surviving person or group;

•	the sale or disposition of all or substantially all of our assets in which any person or group acquires substantially all of the assets of the Company; or

•	the Company’s shareowners approve a complete liquidation or dissolution of the Company.

Under the 2024 Plan (unless provided in an award certificate or any separate agreement or plan governing the award), awards are treated as follows:

•

If awards are assumed or substituted by the surviving entity and a plan participant is terminated without cause or for good reason: (i) all of the participant’s outstanding options or SARs become fully vested; (ii) all time-based restrictions on the participant’s outstanding awards shall lapse as of the employee’s termination date; and (iii) the number of PSUs issued is determined as of the date of the change in control based on: target Company performance where the change in control occurs less than one year after the start of the performance period; and actual Company performance measured through the date of the change in control (or, if applicable, the date on which the Company’s last complete fiscal quarter immediately preceding the date of the change in control ended) where the change in control occurs one year or more after the start of the performance period.

•

If awards are not assumed or substituted by the surviving entity, (i) all of the participant’s outstanding options or SARs become fully vested and exercisable; (ii) all time-based restrictions on the participant’s outstanding awards shall lapse as of the date of the change in control; and (iii) the level of performance goals under the participant’s performance awards shall be deemed to have been fully satisfied and the Company’s performance achievement shall be calculated depending on the time that has elapsed between the beginning of the performance period and the date of the change in control.

–	Where less than one year has elapsed between the beginning of the performance period and the change in control,

>	PSUs shall be paid based on target Company performance within 60 days of the change in control; and

>	RSUs will fully vest and be paid within 60 days of the change in control.

–	Where one year or more has elapsed between the beginning of the applicable performance period and the change in control,

>

PSUs shall be paid out based on actual Company performance measured through the date of the change in control (or, if applicable, the date on which the Company’s last complete fiscal quarter immediately preceding the date of the Change in Control ended) and paid within 60 days of the change in control; and

>	RSUs will fully vest and be paid within 60 days of the change in control.

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Dividends and Dividend Equivalent Rights

Any dividends or dividend equivalent rights granted will be payable to the participant only if, when and to the extent such underlying award vests. Dividends and dividend equivalent rights granted with respect to Awards that do not vest will be forfeited. No dividends or dividend equivalent rights will be granted with respect to stock options or stock appreciation rights.

Recoupment

Notwithstanding anything in the 2024 Plan or in any award agreement to the contrary, the Company will be entitled to recoup compensation of whatever kind paid by the Company to the extent required by (i) applicable law, (ii) the requirements of an exchange on which the Company’s shares are listed for trading or (iii) any policy or guidelines adopted by the Company, in each case, as in effect at the time of the recoupment.

Plan Amendment and Termination

The Board or Committee may at any time amend, modify, or terminate the 2024 Plan without shareowner approval; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareowner approval in order for any such revision or amendment to be effective, such revision or amendment will not be effective without such approval. The preceding sentence will not restrict the Committee’s ability to exercise its discretionary authority under the 2024 Plan, which discretion may be exercised without amendment to the 2024 Plan. No grants of awards may be made under the 2024 Plan after the tenth anniversary of the date upon which the 2024 Plan was approved by the Company’s shareowners, or after the tenth anniversary of the date upon which shareowners approve an amendment to the 2024 Plan that increases the number of shares subject to the 2024 Plan.

Expenses

All expenses related to administration of the 2024 Plan will be paid for by the Company.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2024 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their personal tax advisor.

•

Restricted Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

•

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she may have paid for the stock, if any), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the

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restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

•

Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

•

Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2024 Plan. When the optionee exercises a nonqualified option, however, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction, subject to any applicable limitations under Code Section 162(m).

Any gain that the optionee realizes upon sale or disposition of the option shares will be short-term or long-term capital gain, depending on how long the shares were held, subject to any applicable limitations under Code Section 162(m).

•

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

•

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2024 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

•

Other Awards. Dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income, subject to any applicable limitations under Code Section 162(m).

Section 409A of the Code

Certain types of awards under the 2024 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2024 Plan and awards granted under the 2024 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the

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Code. To the extent determined necessary or appropriate by the Committee, the 2024 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Tax Withholding

The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2024 Plan. Certain participants, including the Company’s senior vice presidents and above, may elect additional withholding for payment of income taxes.

The discussion above is intended only as a summary and does not purport to be a complete discussion of all potential tax effects related to awards under the 2024 Plan. Among other items, this discussion does not address tax consequences under the laws of any state, locality or foreign jurisdiction, or any tax treaties or conventions between the United States and foreign jurisdictions. This discussion is based upon current law and interpretational authorities which are subject to change at any time.

New Plan Benefits

Grants of awards under the 2024 Plan to our executive officers, non-executive directors and other eligible participants are subject to the discretion of the Committee.

The Committee has not determined future awards or who might receive them. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2024 Plan as of March 15, 2024. As a result, the benefits and amounts that will be received or allocated is not determinable at this time, and the Company has not included a table that reflects such future awards. Notwithstanding the foregoing, it is possible that the equity awards to be granted under our 2009 Plan to Andy Silvernail, our incoming CEO, in connection with his commencement of employment (as disclosed in our Form 8-K filed on March 19, 2024) will need to be satisfied by delivering shares under our 2024 Plan, because they are PSUs that have the possibility of vesting at 200% of target. The precise number is not determinable at this time.

The following table provides information, as of December 31, 2023, regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)* (#)
Equity compensation plans approved by security holders	—	—	5,530,784
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	5,530,784

*	We had 3,758,894 shares remaining available for issuance as of March 15, 2024, under our Amended and Restated 2009 Incentive Compensation Plan.

Registration with the SEC

If the 2024 Plan is approved by shareowners, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the shares available for issuance under the 2024 Plan.

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Security Ownership of Certain Beneficial Owners

The following table contains information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 15, 2024, the record date for our 2024 Annual Meeting. The information in the table and related notes are based on statements filed by the respective beneficial owners with the SEC pursuant to sections 13(d) and 13(g) of the Exchange Act.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)

The Vanguard Group(1)	40,832,715	11.8

BlackRock, Inc.(2)	35,940,218	10.4

State Street Corporation(3)	23,247,330	6.72

(1)

The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. We have relied upon information supplied by Vanguard in a Schedule 13G/A filed with the SEC on February 13, 2024. According to the Schedule 13G/A, Vanguard had shared voting power over 455,474 shares, sole dispositive power over 39,290,045 shares and shared dispositive power over 1,542,670 shares.

(2)

The address of BlackRock, Inc. (“BlackRock”) is 50 Hudson Yards, New York, NY 10001. We have relied upon information supplied by BlackRock in a Schedule 13G/A filed with the SEC on January 24, 2024. According to the Schedule 13G/A, BlackRock had sole voting power over 33,698,704 shares and sole dispositive power over 35,940,218 shares.

(3)

The address of State Street Corporation (“State Street”) is State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114-2016. We have relied upon information supplied by State Street in a Schedule 13G/A filed with the SEC on January 30, 2024. According to the Schedule 13G/A, State Street had shared voting power over 17,629,647 and shared dispositive power over 23,222,956 shares.

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Ownership of Company Stock

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned by each of our directors and NEOs, and by all our directors and executive officers as a group, as of March 15, 2024, the record date for our 2024 annual meeting. No amounts are included for outstanding PSP, PSU or RSU awards that have not yet been paid. Share and unit numbers are rounded.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned (#)(2)	Percentage of Class (%)
Non-Employee Directors(3)
Christopher M. Connor	—	59,888	*
Ahmet C. Dorduncu	34,697	—	*
Ilene S. Gordon	85,405	—	*
Anders Gustafsson	38,774	—	*
Jacqueline C. Hinman	50,386	—	*
Clinton A. Lewis, Jr.	—	54,649	*
Kathryn D. Sullivan	42,388	—	*
Anton V. Vincent	—	25,165	*
Ray G. Young	7,000	87,054	*
Named Executive Officers(4)	—	—
Mark S. Sutton	834,623	3,136	*
Timothy S. Nicholls	171,922	37,077	*
Thomas W. Hamic	47,748	13,945	*
Joseph R. Saab	20,055	—	*
Thomas J. Plath	80,273	8,383	*
All directors and executive officers as a group (19 persons)	1,584,454	335,351	*

*	Indicates less than 1 percent of the class of equity securities.

(1)

Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives.

(2)

Represents stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

(3)	Does not include DG Macpherson who resigned from the Board effective February 13, 2024.

(4)

Does not include Gregory T. Wanta who retired from the Company effective September 30, 2023. See Mr. Wanta’s Form 4 filed with the SEC on September 20, 2023, for his last reported beneficial ownership in the Company’s common stock.

110 \	International Paper 2024 Proxy Statement

Equity Compensation Plan Information

Equity Compensation Plan Information

The following table provides information, as of December 31, 2023, regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)* (#)
Equity compensation plans approved by security holders	—	—	5,530,784
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	5,530,784

*	Represents shares remaining available for issuance as of December 31, 2023, under our Amended and Restated 2009 Incentive Compensation Plan.

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Item 5: Shareowner Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes

Item 5: Shareowner Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes

We expect the following shareowner proposal to be presented at the Annual Meeting by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Upon request, we will promptly provide any shareowner with the number of shares held by the shareowner making this proposal. The Company is not responsible for the contents of this shareowner proposal or any supporting statement.

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this shareowner proposal because they are considered votes present for purposes of a quorum on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote with respect to this Item 5. Broker non-votes will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.	AGAINST

Proposal 5 – Shareholder Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes

Shareholders request that the Board adopt a policy to seek shareholder approval of senior managers’ new or renewed pay package that provides for golden parachute payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. This proposal only applies to Section 16 Officers.

Golden parachute payments include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination. “Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval at an annual meeting after material terms are agreed upon. Generous performance-based pay can sometimes be justified but shareholder ratification of golden parachutes with a total cost exceeding 2.99 times base salary plus target short-term bonus better aligns management pay with shareholder interests. This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably high golden parachutes.

This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent or discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that extra large golden parachutes be subject to a non-binding shareholder vote at a shareholder meeting already scheduled for other matters.

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Item 5: Shareowner Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes

This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.

The topic of this proposal received between 51% and 65% support at:

FedEx

Spirit AeroSystems

Alaska Air

Fiserv

Please vote yes:

Shareholder Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes – Proposal 5

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Item 5: Shareowner Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes

Position of Your Company’s Board of Directors

The Board has carefully considered this proposal and believes that its adoption would not be in the best interests of the Company or our shareowners in light of our existing policies and practices, compensation structure and other considerations, as outlined below.

The Company already has a policy in place limiting cash severance payments to certain senior executive officers outside of the context of a change in control, and our approach to executive severance arrangements is disciplined, responsible and reasonable, making this proposal unnecessary.

Pursuant to the Company’s Board Policy on Severance Agreements with Senior Executives that was adopted in 2005 (the “Policy”), aggregate cash severance payments to be paid to any of the Company’s Chairman, Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents or Controller (collectively, the “Senior Executives”), in the absence of a change in control, may not exceed (i) two times the sum of such Senior Executive’s base salary plus (ii) such Senior Executive’s target cash bonus (not including any severance payments in accordance with the terms of the Company’s Severance Plan in effect at the time of such termination). Under the Policy, any larger cash severance amount must be approved in advance by our shareowners. We believe that the Policy addresses many of the issues raised in the proposal and provides shareowners with a voice in limiting excessive severance packages. Additionally, the Company has entered into change-in-control agreements with certain executives that provide severance and other benefits in the event of a change in control of the Company. Our Board believes that maintaining change-in-control agreements is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Moreover, our Board believes that the terms of our change-in-control agreements are consistent with good governance practices and align the interests of our executives with those of our shareowners. In connection therewith, our change-in-control agreements do not provide for any excise tax gross-ups. Further, these change of control agreements do not provide for any “single-trigger” payments, and instead provide in connection with any change-in-control for double-trigger acceleration of equity-award vesting (upon a change-in-control when the acquiring entity provides replacement awards as substitution for outstanding equity awards), and the payment of other severance compensation and benefits, due to an employee where there is both (i) a change in control and (ii) a qualifying termination of employment.

While the Board is cognizant of the concerns surrounding excessive severance compensation, it has already taken appropriate action to address these concerns through the adoption of the Policy and the terms of the Company’s change-in-control agreements, and as such this proposal is unnecessary.

We believe that this proposal discourages the use of long-term equity awards designed to focus our executives on creating long-term shareowner value.

By including the value of equity awards, if vesting is accelerated or a performance condition is waived, due to termination, in the severance multiple set forth in the proposal, this proposal would potentially require shareowner approval in order for any Section 16 officer to be able to realize the full value of equity that has been accelerated, including in connection with a change in control of the Company. Our Management and Development Committee (the “MDCC”) believes that long-term equity awards serve an important purpose by motivating executives and other employees to create long-term shareowner value. By potentially requiring shareowner approval for Section 16 officers to realize the full value of their equity awards upon a qualifying termination, the policy requested by this proposal may reduce the recruitment and retention value of long-term equity awards in our executive compensation program. As a result, the proposal directly conflicts with one of the primary principles of our compensation program and, if approved, could put us at a competitive disadvantage.

We believe that the overly broad policy requested by the proposal would diminish our competitiveness as an employer and limit our ability to attract highly qualified executive talent.

Implementing the proposal may require certain aspects of employment offers to Section 16 officers to be subject to shareowner approval, particularly severance arrangements providing for accelerated vesting of equity awards. This conditionality would put us at a competitive disadvantage in the labor market because the types of termination payments

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Item 5: Shareowner Proposal Concerning Shareowner Opportunity to Vote on Excessive Golden Parachutes

and benefits implicated by the proposal may be raised by candidates when negotiating employment offers for senior leadership positions, and talented candidates may be unwilling to wait for such approval or tolerate the accompanying uncertainty, instead seeking employment elsewhere. As a result, this proposal would interfere with our ability to make timely, competitive offers of employment for highly qualified executive talent, which would negatively impact our efforts to enhance shareowner value and drive long-term strategic outcomes.

Our shareowners already have the opportunity to express their views regarding our severance programs and policies.

We provide detailed disclosure of our severance policies and potential post-termination payments in our annual proxy statement and believe our annual Say-on-Pay vote is the appropriate avenue for investors to express feedback on all executive compensation policies, including our severance practices. Further, SEC rules require separate shareholder approval, on an advisory basis, of golden parachute compensation payable to Named Executive Officers in connection with change-in-control transactions. If we were to undergo a change-in-control transaction, shareowners would have the opportunity to vote, on an advisory basis, on any golden parachute arrangements with our executives at that time.

Further, as discussed above, we maintain an active shareowner engagement program, which allows us to better understand our shareowners’ priorities, perspectives, and concerns. In 2023, the Company met with 38 institutional investors, representing 53 million shares, or 15% of institutional shares, and no investor raised the topic of our severance practices as an area of concern during these meetings.

As such, the proposal’s request for a shareholder vote on a specific component of the Company’s executive compensation program is duplicative and unnecessary.

The proposal would impair the MDCC’s ability to effectively structure compensation programs and arrangements.

The MDCC is responsible for the Company’s executive compensation design and decision-making process for the compensation of senior team leaders, including with respect to severance and termination payments. The MDCC is comprised solely of independent, non-employee directors and regularly consults with its independent compensation consultant, Frederic W. Cook & Co. The proposed requirement that the Company potentially submit certain severance arrangements for shareowner approval may constrain the MDCC Committee’s ability to exercise its judgment in structuring compensation arrangements in a timely manner and that it believes are in shareowner’s best interests.

As a result of the factors discussed above, the Board believes that the policy requested by this proposal is not necessary and not in the best interest of our shareowners.

For the reasons set forth above, the Board unanimously recommends that shareowners vote AGAINST this proposal.

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Item 6: Shareowner Proposal Concerning a Report on the Company’s LGBTQ+ Equity and Inclusion Efforts

Item 6: Shareowner Proposal Concerning a Report on the Company’s LGBTQ+ Equity and Inclusion Efforts

We expect the following shareowner proposal to be presented at the Annual Meeting by the Comptroller of the State of New York, Thomas P. DiNapoli, Trustee of the New York State Common Retirement Fund, 110 State Street, 14th Floor, Albany, NY 12236. Upon request, we will promptly provide any shareowner with the number of shares held by the shareowner making this proposal. The Company is not responsible for the contents of this shareowner proposal or any supporting statement.

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this shareowner proposal because they are considered votes present for purposes of a quorum on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote with respect to this Item 6. Broker non-votes will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.	AGAINST

Proposal 6 – Report on the Company’s LGBTQ+ Equity and Inclusion Efforts

RESOLVED, Shareholders of International Paper Company (IP) request the Board of Directors to report on the Company’s LGBTQ+ equity and inclusion efforts in its human capital management strategy.

This report, prepared at reasonable cost and omitting confidential or proprietary information, should be publicly disclosed to its shareholders.

SUPPORTING STATEMENT

According to recent Gallup polls the United States is experiencing a demographic shift. While 10.5% of Millennials identify as LGBT, almost twice that number, 20.8%, of Generation Z identify as LGBT. About one-third of LGBT individuals report experiencing harassment or discrimination in the five years preceding 2021 and 45.5% experienced harassment or discrimination at some point in their lives, according to a national study conducted by the Williams Institute at UCLA School of Law. Additionally, LGBTQ+ rights in the workplace and elsewhere have been the topic of national discussion for years.

IP recognizes the importance of inclusiveness in effective workforce management. In its 2023 Proxy Statement the Company stated: “We believe in an inclusive workforce where diverse backgrounds are represented, engaged and empowered to inspire innovative ideas and decisions. To foster a more diverse and inclusive workplace, we are focused on promoting a culture of diversity and inclusion that leverages the talents of all employees, and implementing practices that attract, recruit and retain diverse top talent.”

Numerous studies have pointed to the benefits of effective workforce management and found that companies can retain employees through inclusive policies. In addition, the U.S. Chamber of Commerce Foundation observed in its report, Business Success and Growth Through LGBT-Inclusive Culture: “Companies that adopt LGBT-inclusive practices tend to improve their financial standing and do better than companies that do not adopt them. Additionally, employees,

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Item 6: Shareowner Proposal Concerning a Report on the Company’s LGBTQ+ Equity and Inclusion Efforts

regardless of their sexual orientation or gender identity, express greater job satisfaction at companies where these practices are in place.” Morgan Stanley has found that such employee loyalty “can indicate the presence of competitive advantage.”

Considering the Company’s support for the business case for inclusion, the Company’s support for inclusive policies, and the growing number of LGBTQ+ individuals entering the workforce, we believe that it is in shareholders’ best interests for IP to report on the requested information.

In its discretion, the Board may wish to include in the report information such as: whether the Company has inclusive nondiscrimination policies or guidelines, the equality and inclusiveness of employee benefits, and the availability of employee support groups. Additionally, it may wish to disclose whether IP collects anonymized sexual orientation and gender identity data to guide talent development, increase productivity, and prove to consumers that inclusive teams are serving them.

Position of Your Company’s Board of Directors

The Board has carefully considered this proposal and believes that its adoption would not be in the best interests of the Company or our shareowners in light of the Company’s ongoing commitment to LGBTQ+ diversity and inclusion efforts and the Company’s existing public disclosures in connection therewith. The Board believes that the preparation of a report regarding the Company’s LGBTQ+ equity and inclusion efforts would not provide value to the Company’s shareowners, and would divert time, resources, and expense that the Company believes would be better used to support our human capital management strategy and ongoing LBGTQ+ diversity and inclusion efforts, and related disclosures.

As a public company, the Company is already required to disclose (to the extent material) its human capital resources, measures, and objectives in its Annual Report on Form 10-K (the “Form 10-K”). In the Company’s most recent Form 10-K filed on February 16, 2023, the Company provided various disclosures with respect to its diversity and inclusion commitment and initiatives. Additionally, the Company’s 2022 Sustainability Report available on the Company’s website similarly details the Company’s diversity, equity, and inclusion efforts. The discussion below highlights certain of the Company’s initiatives and efforts that were previously disclosed in our most recent Form 10-K and/or 2022 Sustainability Report. Integral to the Company’s culture is its belief in an inclusive workforce, where employees of diverse backgrounds are represented, engaged, and empowered to contribute innovative ideas and influence decisions. Adopted in 2020, the Company’s vision 2030 goals demonstrate the Company’s commitment to building a better future for people, the planet, and the Company (the “Vision 2030 Goals”). Among the Company’s primary Vision 2030 Goals, the Company aims to promote employee well-being by providing safe, caring, and inclusive workplaces and strengthening the resilience of its communities. Further, the Company is focused on promoting a culture of diversity and inclusion that leverages the talents of all employees and has implemented practices and programs around the world intended to attract, recruit, and retain diverse top talent and to create a diverse and inclusive workplace.

Consistent with these priorities, the Company maintains a Global Diversity and Inclusion Council comprised of senior leaders in the Company. Additionally, the Company supports various employee-led networking groups that are open to all employees and provide a forum to communicate and exchange ideas, build a network of relationships across the Company, and pursue personal and professional development. These networking groups include IPride, a networking circle focused on supporting individuals who identify with the LGBTQ+ Community and allies thereof. The Company also sponsors various diversity and inclusion scholarships at universities, recognizes diversity and inclusion awareness months, conducts diversity and inclusion training and hosts inclusion forums, mentoring boards, and team-level courses, which further our diversity and inclusion goals.

The Company is committed to accomplishing its diversity and inclusion goals in a transparent manner, highlighted by its continued disclosure initiatives in this space. The Company acknowledges the importance of transparency in related disclosures and expects to continue making accurate reports of progress against the Vision 2030 goals.

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Item 6: Shareowner Proposal Concerning a Report on the Company’s LGBTQ+ Equity and Inclusion Efforts

Requiring the Company to produce an additional report limited to a subset of its overall diversity, equity and inclusion efforts would prove unduly burdensome for the Company, divert time and attention of Company management, and give rise to undue expenses, all while providing little to no additional value considering the Company’s robust diversity, equity and inclusion initiatives, culture and disclosure practices, including with respect to LGBTQ+ matters.

The Board unanimously recommends that you vote AGAINST this proposal.

118 \	International Paper 2024 Proxy Statement

Delinquent Section 16(a) Reports

Our executive officers, Directors, and persons who beneficially own more than 10% of our common stock (the “Reporting Persons”) must file reports with the SEC under Section 16(a) of the Securities Exchange Act of 1934, as amended, about their ownership of and transactions in our common stock and other securities related to our common stock.

Based solely on our review of those reports and related written representations by our Executive Officers and Directors that no other reports were required to be filed during fiscal year 2023, we believe that all Section 16(a) filing requirements applicable to the Reporting Persons were timely met during the year ended December 31, 2023, except for (i) one Form 4 covering one transaction filed late for each of Clay R. Ellis, Holly G. Goughnour, Aimee K. Gregg, W. Thomas Hamic, Allison B. Magness, Timothy S. Nicholls, Thomas J. Plath, James P. Royalty Jr., Joseph R. Saab, Mark S. Sutton, and Gregory T. Wanta reporting an award of restricted stock units granted on January 1, 2023; (ii) one amended Form 3 filed by Ms. Gregg to report certain restricted stock unit holdings that were inadvertently excluded from her initial Form 3, which was timely filed; and (iii) one Form 4 covering one transaction filed late for Holly G. Goughnour reporting a vesting of an award of restricted stock units granted on February 1, 2022. In 2023, the Company changed its Long-Term Incentive Plan incorporating awards of restricted stock units as a complement to performance stock units. Due to an administrative oversight, the Company did not timely report these initial restricted stock unit grants awarded under the new plan, but filed promptly upon discovering the oversight. The Company has since enhanced its processes for reporting such grants.

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Information About the Annual Meeting

Information About the Annual Meeting

How do I attend the annual meeting?

All shareowners of record and owners of shares held in a bank, brokerage, or institutional account (known as holding in “street name”) as of the record date, March 15, 2024, or their duly authorized proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on the Notice of Internet Availability or proxy card or online at www.proxyvote.com to tell us you plan to attend.

You must bring proof of ownership and a valid photo identification to be admitted to the meeting. If you hold your shares in street name and you decide to attend the meeting, you must bring a copy of your bank or brokerage statement evidencing your ownership of International Paper common stock as of the record date.

Why am I receiving these proxy materials?

We have made these materials available to you online or delivered paper copies to you by mail because you are an International Paper shareowner of record as of March 15, 2024. International Paper’s Board of Directors is soliciting your proxy to vote your shares at the 2024 annual meeting of shareowners. This Proxy Statement includes information that will help you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person (your “proxy”) to vote the stock you own. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your proxy (either by voting online or by telephone or by signing and returning a proxy card), you authorize two International Paper executive officers (Timothy S. Nicholls, Senior Vice President and Chief Financial Officer; and Joseph R. Saab, Senior Vice President, General Counsel and Corporate Secretary) to represent you and vote your shares at the meeting in accordance with your instructions. These designated individuals also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

What is included in the proxy materials?

The proxy materials for our 2024 annual meeting of shareowners include the Notice of Annual Meeting of Shareowners (the “Annual Meeting Notice”), this Proxy Statement and International Paper’s Annual Report (the “Annual Report”). If you receive a paper copy of the proxy materials, you will also get a proxy card or voting instruction form and pre-paid return envelope. The Annual Meeting Notice (which is included in the Proxy Statement), Proxy Statement and Annual Report are being made available for viewing and printing at materials.proxyvote.com/460146 and are being mailed, along with the accompanying proxy card or voting instruction form, to applicable shareowners beginning on or about April 2, 2024.

Why did I receive a Notice of the Internet Availability of Proxy Materials instead of paper documents?

We furnish proxy materials to our shareowners primarily through so-called “notice-and-access” delivery. That means that, beginning on or about April 2, 2024, we are mailing to many of our shareowners a Notice of the Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access the proxy materials on the Internet and how to vote. Shareowners who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access proxy materials electronically. Using notice-and-access delivery enables shareowners to receive our proxy materials quickly and easily and reduces the cost of producing and mailing

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Information About the Annual Meeting

paper documents. If you receive a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials. If you would like to receive paper copies of our proxy materials in the mail, follow the instructions in the Notice of Internet Availability to make this request. Shareowners who have previously requested to receive a paper copy of our proxy materials will receive a full set of documents by postal mail.

How many votes must be present to hold the annual meeting?

As of March 15, 2024, there were 347,322,081 shares of International Paper common stock issued and outstanding. Holders of International Paper common stock, present in person or represented by proxy, representing one-third of the number of votes entitled to be cast upon any proposal to be considered at the meeting (at least 115,774,027 votes) are required to hold the 2024 annual meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares held of record and represented by proxy cards marked “abstain,” or returned without voting instructions, will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. If you hold shares in street name and do not provide voting instructions to your bank or brokerage firm, your shares will still be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied if your bank or brokerage firm votes your shares for Item 2 utilizing its discretionary authority.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us know as soon as possible that we have enough votes to hold the meeting. Returning your proxy will not affect your right to revoke your proxy or attend and vote at the 2024 annual meeting.

How do I vote my shares?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote in advance of the meeting on the Internet at www.proxyvote.com, by telephone or by mail using a written proxy card. You also may vote in person at the meeting.

If you hold your shares in street name, you have the right to direct your bank or broker how to vote your shares. Please follow the instructions provided by your bank or broker to ensure your vote can be counted. If you do not give voting instructions, your bank or brokerage firm will still be entitled to vote your shares with respect to Item 2, the auditor ratification proposal, but it will not be permitted to vote your shares with respect to any other matter. Your shares will be considered “broker non-votes” on every other proposal.

If you hold your shares in street name and wish to vote in person at the annual meeting, you must bring a power of attorney or proxy from your broker, bank or other holder of record authorizing you to vote.

If I hold shares in the International Paper Company Salaried Savings Plan, how do I vote my shares?

If you hold shares in the International Paper Company Salaried Savings Plan, you may instruct the trustee, State Street Bank and Trust Company, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card that you received in the mail or by providing voting instructions on the Internet or by telephone as directed on the Notice of Internet Availability or proxy/voting instruction card that you received. If you do not return the proxy/voting instruction card or provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

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Information About the Annual Meeting

Can I change or revoke my vote or proxy?

Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

•

casting a new vote by telephone or on the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;

•	giving written revocation to our Corporate Secretary prior to the annual meeting either by mail to the address on page 37 of this Proxy Statement or at the meeting; or

•	voting in person at the annual meeting.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record prior to the annual meeting.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What if I am a record holder and I do not indicate my vote for one or more of the matters on my proxy card?

If you are a holder of record and you return a signed proxy card without indicating your vote, your shares will be voted as follows:

for the Company’s proposal to elect the 9 nominees named in this Proxy Statement to the Company’s Board of Directors in Item 1;

for the Company’s proposal to ratify the appointment of the Company’s independent auditor for 2024 in Item 2;

for the Company’s proposal to approve the compensation of our named executive officers in Item 3;

for the Company’s proposal to approve the 2024 Long-Term Incentive Compensation Plan in Item 4;

against the shareowner proposal concerning shareowner opportunity to vote on excessive golden parachutes in Item 5;

against the shareowner proposal concerning a report on the Company’s LGBTQ+ equity and inclusion efforts Item 6.

If you are a holder of record and you do not return a proxy card or vote at the annual meeting, your shares will not be voted.

What if I am a street name holder and I do not indicate my vote for one or more of the matters on my proxy card?

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will still be counted toward the quorum requirement for the annual meeting provided that your bank or broker votes your shares utilizing its discretionary authority for Item 2 as noted below. The failure to instruct your bank or broker how to vote will have one of three effects on the proposals for consideration at the annual meeting, depending upon the type of proposal. For all voting items, other than Item 2 to ratify our independent auditor for 2024, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes. For Item 2, however, the broker may vote your shares at its discretion. For Item 1 a broker non-vote will have no effect on the outcome of the proposal. For Items 3, 4, 5, and 6 a broker non-vote will have the same effect as a vote against the proposal.

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Information About the Annual Meeting

If you hold shares in the International Paper Company Salaried Savings Plan and you do not provide voting instructions, the trustee will vote your shares at its discretion.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Guidelines state that directors are expected to attend our annual meeting.

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $30,000, plus expenses.

There are two International Paper shareowners at my address. Why did we only receive one set of proxy materials?

We have adopted “householding,” a method of delivery by which shareowners of record with the same address and last name who do not participate in electronic delivery receive only one copy of the Notice of Internet Availability or the proxy materials unless one or more of these shareowners notifies us that they wish to continue receiving multiple individual copies. This practice ensures that shareowner households do not receive multiple copies of the same document and saves us printing and mailing costs. Even with householding, everyone will receive a separate proxy card.

We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or the proxy materials to a shareowner at a shared address to which a single copy of the documents was delivered. To make such a request, please write to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (866) 540-7095. You may also submit your request on our website, www.internationalpaper.com, under the “Contact Us” link.

How do I change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future Notices of Internet Availability or sets of proxy materials or if you currently receive multiple copies of the Notice of Internet Availability or multiple sets of proxy materials, and would like to receive a single copy or set, please send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept. 51

Mercedes Way

Edgewood, NY 11717

or call 1-866-540-7095

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Information About the Annual Meeting

What is the deadline for consideration of Rule 14a-8 shareowner proposals for the 2025 Annual Meeting of Shareowners?

If you wish to submit a shareowner proposal to be included in our proxy statement for the 2025 Annual Meeting of Shareowners, you must send the proposal to our Corporate Secretary at the address above. We must receive the proposal in writing on or before December 3, 2024, and the proposal must comply with SEC rules, including Rule 14a-8.

Can I nominate a director in connection with the 2025 Annual Meeting of Shareowners?

Yes. If you would like to make a director nomination, you must comply with the advance notice provisions set forth in our By-Laws. Any such nomination must be received by our Corporate Secretary between January 13, 2025, and February 12, 2025 (assuming we do not change the date of our 2025 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2024 annual meeting), must include the information required by our By-Laws for shareowner nominations (including with respect to both the shareowner proponent and the nominee), and must otherwise comply with our By-Laws. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, shareowners who intend to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act no later than March 14, 2025 (60 days before the first anniversary of the 2024 Annual Meeting of Shareowners).

You also have the ability to include a director nominee in the Company’s Proxy Statement under our “proxy access” By-Law as explained below.

Is there a way for shareowners to include their director nominees in the Company’s Proxy Statement?

Yes. Our “proxy access” By-Law permits a shareowner, or a group of up to 20 shareowners, owning 3 percent or more of the Company’s outstanding common stock continuously for three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20 percent of the Board (whichever is greater) if these shareowners and nominees meet the additional requirements set forth in the By-Laws. If you wish to include one or more director nominee(s) in the Company’s proxy materials, we must receive notice between November 3, 2024, and December 3, 2024. The notice must contain the information required by our By-Laws, and the shareowner(s) and nominee(s) must comply with the additional requirements in our By-Laws.

Can I raise other business at the 2025 Annual Shareowner Meeting?

Yes. If you would like to raise any business (other than director nominations) that is not already the subject of a proposal submitted for inclusion in our proxy statement for the 2025 annual meeting, you may raise such business in accordance with the advance notice provisions set forth in our By-Laws. Any such notice must be received by our Corporate Secretary between January 13, 2025, and February 12, 2025 (assuming we do not change the date of our 2025 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2024 annual meeting), must include the information required by our By-Laws in connection with the proposal of any such business, and must otherwise comply with our By-Laws.

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Appendix A—2024 Long-Term Incentive Compensation Plan

INTERNATIONAL PAPER COMPANY

2024 LONG-TERM INCENTIVE COMPENSATION PLAN

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ARTICLE 9

RESTRICTED STOCK, RESTRICTED STOCK UNITS

AND DEFERRED STOCK UNITS

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ARTICLE 15

AMENDMENT, MODIFICATION AND TERMINATION

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Appendix A—2024 Long-Term Incentive Compensation Plan

INTERNATIONAL PAPER COMPANY

2024 Long-Term Incentive Compensation Plan

ARTICLE 1

PURPOSE

1.1. GENERAL. The purpose of the International Paper Company 2024 Long-Term Incentive Compensation Plan (the “Plan”) is to provide incentive for non-employee directors and designated employees of International Paper Company, a New York corporation (the “Company”), or any Affiliate, to improve the performance of the Company on a long-term basis, and to attract and retain certain persons in the employ of the Company. Accordingly, the Plan permits the grant of incentive awards from time to time to directors of the Company, as needed, and to selected designated employees of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. The following words and phrases shall have the following meanings:

(a)

“AFFILIATE” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)

“AWARD” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Deferred Stock Unit Award, Dividend Equivalent Award, Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)

“AWARD CERTIFICATE” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates.

(d)	“BENEFICIAL OWNER” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(e)	“BOARD” means the Board of Directors of the Company.

(f)

“CAUSE” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that, if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall include but is not limited to misconduct or other activity detrimental to the business interest or reputation of the Company or continued unsatisfactory job performance without making reasonable efforts to improve.

(g)	”CHANGE IN CONTROL” means and includes the occurrence of any one of the following events:

(1)

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s voting stock representing 30% or more of the voting power of the Company’s outstanding voting stock; provided, however, that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in

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Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan;

(2)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company’s shareowners of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(3)

the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding voting stock or voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, voting stock representing more than 50% of the voting power of the voting stock of the surviving person immediately after giving effect to such transaction;

(4)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; or

(5)	the shareowners of the Company approve a complete liquidation or dissolution of the Company.

(h)

“CODE” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)	“COMMITTEE” means the Management Development and Compensation Committee of the Board described in Article 4.

(j)	“COMPANY” means International Paper Company, a New York corporation, or any successor corporation.

(k)

“CONTINUOUS SERVICE” means the absence of any interruption or termination of service as an employee or director of the Company or any Affiliate, as applicable; provided, however, that, for purposes of an Incentive Stock Option, “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director or independent contractor of the Company or of an Affiliate, or vice versa, or (iv) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that, for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-qualified Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion; provided, however, that, for purposes of any Award that is subject to Section 409A of the Code, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

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(l)

“DEFERRED STOCK UNIT” means a right granted to a Participant under Article 9 to receive Shares of Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(m)

“DISABILITY” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, “Disability” means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(n)	“DIVIDEND EQUIVALENT” means a right granted to a Participant under Article 11.

(o)	“EFFECTIVE DATE” has the meaning assigned such term in Section 3.1.

(p)	“ELIGIBLE PARTICIPANT” means Non-Employee Directors and designated employees of the Company or any Affiliate.

(q)	“EXCHANGE” means any national securities exchange on which the Stock may from time to time be listed or traded.

(r)

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended from time to time. For purposes of this Plan, references to sections of the Exchange Act shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(s)

“FAIR MARKET VALUE” on any date, means (i) if the Stock is listed on a securities exchange, the closing stock price on such date immediately preceding the date on which (a) the Award is granted, or (b) the day on which the Committee approves the settling of the Award in cash, as applicable, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date; provided that, if the Stock is not quoted on an interdealer quotation system or if it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.

(t)

“FULL-VALUE AWARD” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to the Fair Market Value of the Stock).

(u)

“GOOD REASON” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that, if there is no such employment, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in any such document, the term “Good Reason” as used herein shall not apply to a particular Award.

(v)

“GRANT DATE” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

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(w)	“INCENTIVE STOCK OPTION” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(x)	“NON-EMPLOYEE DIRECTOR” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(y)	“NON-QUALIFIED STOCK OPTION” means an Option that is not an Incentive Stock Option.

(z)

“OPTION” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-qualified Stock Option.

(aa)	“OTHER STOCK-BASED AWARD” means a right granted to a Participant under Article 12 that relates to or is valued by reference to Stock or other Awards relating to Stock.

(bb)

“PARENT” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(cc)

“PARTICIPANT” means an Eligible Participant who has been granted an Award under the Plan; provided that, in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(dd)	“PERFORMANCE AWARD” means any award granted under the Plan pursuant to Article 10.

(ee)	“PERSON” means any individual, entity or group, within the meaning of Section 3(a)(9) of the Exchange Act and as used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(ff)	“PLAN” means the International Paper Company 2024 Long-Term Incentive Compensation Plan, as it may be amended from time to time.

(gg)	“RESTRICTED STOCK AWARD” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(hh)

“RESTRICTED STOCK UNIT AWARD” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(ii)

“RETIREMENT” means a Participant’s termination of employment with the Company or an Affiliate after reaching at least age 55 with 10 years of service, age 61 with 20 years of service, age 62 with 10 years of service, or age 65. In the case of a Participant who is a Non-Employee Director, “Retirement” means retirement from the Board after reaching the age specified for mandatory retirement from the Board.

(jj)

“SECURITIES ACT” means the Securities Act of 1933, as amended from time to time. For purposes of this Plan, references to sections of the Securities Act shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(kk)

“SHARES” means shares of the Company’s Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 14), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

(ll)	“STOCK” means the $1.00 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(mm)

“STOCK APPRECIATION RIGHT” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

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Appendix A—2024 Long-Term Incentive Compensation Plan

(nn)

“SUBSIDIARY” means any corporation, limited liability company, partnership or other entity of which 50% or more of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, “Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

(oo)

“SURVIVING ENTITY” means the entity resulting from a Change in Control (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries).

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1. EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by both the Board and the shareowners of the Company (the “Effective Date”).

3.2. TERMINATION OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the date of the 2034 annual shareowners’ meeting or, if the shareowners approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of this Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of (a) adoption of this Plan by the Board, or (b) the Effective Date.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board or, at the discretion of the Board from time to time, the Plan may be administered by the Board. Unless and until changed by the Board, the Management Development and Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility, or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2. ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company’s counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination or interpretation, act or omission in connection with the Plan or any Award.

4.3. AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to:

(a)	Grant Awards;

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(b)	Delegate the granting Awards as specified in Section 4.4;

(c)	Designate Participants;

(d)	Determine the type or types of Awards to be granted to each Participant;

(e)	Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

(f)	Determine the terms and conditions of any Award granted under the Plan;

(g)	Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(h)	Decide all other matters that must be determined in connection with an Award;

(i)	Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(j)	Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(k)	Amend the Plan or any Award Certificate as provided herein; and

(l)

Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing, grants of Awards to Non-Employee Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time that is approved and administered by a committee of the Board consisting solely of independent directors, and the Committee may not make other discretionary grants hereunder to Non-Employee Directors.

4.4. DELEGATION.

(a)

ADMINISTRATIVE DUTIES. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)

SPECIAL COMMITTEE. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants who are subject to Section 16(a) of the Exchange Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Committee regarding the delegated duties and responsibilities and any Awards so granted.

(c)

OTHER DELEGATION. The Board may, by resolution, expressly delegate to the head of Human Resources or other executive specified by the Committee, the authority, within specified parameters as to the number and terms of Awards, (i) to designate employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received

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Appendix A—2024 Long-Term Incentive Compensation Plan

by any such Participants; provided, however, that such delegation of duties and responsibilities may not be made with respect to the grant of Awards to eligible participants who are in the role of Senior Vice President of the Company and above. The acts of such delegate shall be treated hereunder as acts of the Board and such delegate shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Sections 5.2 and 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 9,250,000 Shares plus a number of additional Shares underlying awards outstanding as of the Effective Date under the Company’s Amended and Restated 2009 Incentive Compensation Plan, as amended and restated February 11, 2014, that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 9,250,000.

5.2. SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2.

(a)

To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award shall be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b)	Subject to 5.2(g) below, Shares subject to Awards settled in cash shall be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(c)

Shares withheld from an Award, including for this purpose an award granted under a prior plan, or delivered by a Participant to satisfy minimum tax withholding requirements shall be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(d)

To the extent that the full number of Shares subject to a Performance Award is not issued by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Performance Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(e)	Substitute Awards granted pursuant to Section 13.10 shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(f)

Subject to applicable Exchange requirements, shares available under a shareowner-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

(g)

Notwithstanding anything to the contrary in this Section 5.2, if (i) the Company withholds Shares to satisfy the Participant’s applicable tax withholding obligations in accordance with Section 16.2 or (ii) an Option or SAR covering Shares is exercised pursuant to the cashless exercise provisions of Section 7.1 (d), such withheld Shares described in clauses (i) and (ii), shall not again become available for issuance under the Plan or increase the number of Shares available for issuance under the Plan. In addition, for the avoidance of doubt, no Options or SARs may be granted covering Shares repurchased by the Company on the open market with proceeds, if any, received by the Company on account of payment of the option price for an Option or SAR by Participants.

5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

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ARTICLE 6

ELIGIBILITY

6.1. GENERAL. Awards may be granted only to Eligible Participants. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.

ARTICLE 7

STOCK OPTIONS

7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)

EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee; provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 13.10) shall not be less than the Fair Market Value as of the Grant Date.

(b)

PROHIBITION ON REPRICING. Except as otherwise provided in Section 14.1, the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option by; (i) amending or modifying the terms of the Option to lower the exercise price; (ii) cancelling the underwater Option and granting either (A) replacement Options, SARs or similar Awards having a lower exercise price or (B) Restricted Shares, Restricted Stock Units, Performance Awards or Other Share-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater Option for cash or other securities. An Option will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

(c)

TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)

PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

(e)	EXERCISE TERM. No Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f)	NO DEFERRAL FEATURE. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)	NO DIVIDEND EQUIVALENTS. No Option shall provide for Dividend Equivalents.

7.2. INCENTIVE STOCK OPTIONS. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Non-qualified Stock Option.

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ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a)	RIGHT TO PAYMENT. Upon the exercise of a SAR, the Participant to whom it is granted has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:

(1)	The Fair Market Value of one Share on the date of exercise; over

(2)	The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)

PROHIBITION ON REPRICING. Except as otherwise provided in Section 14.1, the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” SAR by: (i) amending or modifying the terms of the SAR to lower the exercise price; (ii) cancelling the underwater SAR and granting either (A) replacement Options, SARs or similar Awards having a lower exercise price or (B) Restricted Shares, Restricted Stock Units, Performance Awards or Other Share-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater SAR for cash or other securities. A SAR will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

(c)	TIME AND CONDITIONS OF EXERCISE. No SAR shall be exercisable for more than ten years from the Grant Date.

(d)	NO DEFERRAL FEATURE. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)	NO DIVIDEND EQUIVALENTS. No SAR shall provide for Dividend Equivalents.

(f)

OTHER TERMS. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

ARTICLE 9

RESTRICTED STOCK, RESTRICTED STOCK UNITS

AND DEFERRED STOCK UNITS

9.1. GRANT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2. ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, the Participant shall have all of the rights of a shareowner with respect to the Restricted Stock, and the Participant shall have none of the rights of a shareowner with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units or Deferred Stock Units. Unless otherwise provided in the

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applicable Award Certificate, Awards of Restricted Stock will be entitled to full dividend rights. Pursuant to Section 11.1 and as set forth in the applicable Award Certificate or any special Plan document governing an Award, the Committee may provide that dividends on Awards of Restricted Stock will be deemed to have been reinvested in additional Shares or otherwise reinvested; provided, however, that in no event shall such Shares or other reinvestments be distributed or paid prior to the lapse of all restrictions to which the Restricted Stock are subject at the discretion of the Committee under this Section 9.2.

9.3. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards (other than Restricted Stock) granted hereunder, subject to such terms and conditions as may be selected by the Committee; provided, however, that in no event may any Dividend Equivalents be distributed or paid to a Participant in respect of such Full-Value Award before the underlying shares subject to the Full-Value Award have become vested. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of vested Shares subject to a Full-Value Award (other than Restricted Stock), as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, or (ii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to shareowners, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.

9.4. FORFEITURE. Subject to the terms of the Award Certificate, and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock, Restricted Stock Units or Deferred Stock Units that are at that time subject to restrictions shall be forfeited.

9.5. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant on the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10

PERFORMANCE AWARDS

10.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-settled Awards with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.1 and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program. All Dividend Equivalents credited on Performance Shares during a performance period shall be reinvested in additional Performance Shares, which shall be allocated to the same performance period and shall be subject to being earned by the Participant on the same basis as the original Award.

10.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a

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division, region, department or function within the Company or an Affiliate. If the Committee determines that events or circumstances render the performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee.

ARTICLE 11

DIVIDEND EQUIVALENTS

11.1. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee; provided, however, that in no event may any Dividend Equivalents be distributed or paid to a Participant in respect of a Full-Value Award before the underlying shares subject to the Full-Value Award have become vested. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of vested Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, or (ii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to shareowners, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture.

ARTICLE 12

STOCK OR OTHER STOCK-BASED AWARDS

12.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 13

PROVISIONS APPLICABLE TO AWARDS

13.1. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

13.2. FORM OF PAYMENT AWARDS. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

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13.3. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

13.4. BENEFICIARIES. Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Company.

13.5. STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.6. TREATMENT UPON DEATH OR DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability:

(a)

all of that Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one year or until the earlier expiration of the original term of the Option or SAR;

(b)

all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination, in accordance with the terms and conditions approved by the Committee for that Award; and

(c)

the payout opportunities attainable under all of that Participant’s outstanding Performance Awards shall be prorated based upon the number of months employed during each measurement period and shall be paid at the end of the Award period based on actual Company performance.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 422(d) of the Code, the excess Options shall be deemed to be Non-qualified Stock Options.

13.7. EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 13.7 shall apply in the case of a Change in Control with respect to Awards granted under the Plan, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)	AWARDS ASSUMED OR SUBSTITUTED BY SURVIVING ENTITY. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control

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in a manner approved by the Committee or the Board: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then

(i)

all of that Participant’s outstanding Options or SARs shall become fully vested and exercisable as of the employment termination date and shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate;

(ii)	all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the employment termination date; and

(iii)

for Performance Awards that were outstanding immediately prior to effective time of the Change in Control, the number of units issued as a replacement award is determined as of the date of the Change in Control based on:

(1)	target Company performance where the Change in Control occurs less than one year after the start of the performance period; or

(2)

actual Company performance measured through the date of the Change in Control (or, if applicable, the date on which the Company’s last complete fiscal quarter immediately preceding the date of the Change in Control ended) where the Change in Control occurs one year or more after the start of the performance period.

(b)

AWARDS NOT ASSUMED OR SUBSTITUTED BY SURVIVING ENTITY. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board:

(i)

outstanding Options or SARs shall become fully vested and exercisable as of the date of the Change in Control and shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate;

(ii)	time-based vesting restrictions on outstanding Awards shall lapse as of the date of the Change in Control; and

(iii)

with respect to outstanding Performance Awards, performance goals shall be deemed to have been satisfied as described below and all other vesting restrictions shall lapse as of the date of the Change in Control; the level of performance achievement under outstanding Performance Awards shall be calculated as follows:

(1)	Where less than one year has elapsed between the beginning of the performance period and the Change in Control, Performance Awards shall be paid based on target Company performance; or

(2)

Where one year or more has elapsed between the beginning of the applicable performance period and the Change in Control, Performance Awards shall be paid out based on actual Company performance measured through the date of the Change in Control (or, if applicable, the date on which the Company’s last complete fiscal quarter immediately preceding the date of the Change in Control ended).

13.8. ACCELERATION FOR ANY OTHER REASON. Regardless of whether an event has occurred as described in Sections 13.6 or 13.7 above, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may

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differentiate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.8. Notwithstanding anything in the Plan, including this Section 13.8, the Committee may not accelerate the payment of any Award if such acceleration would violate Section 409A(a)(3) of the Code.

13.9. FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, voluntary termination prior to Retirement eligibility, termination of employment for Cause, violation of a Non-Compete Agreement, Non-Solicitation Agreement or Confidentiality Agreement, failure by a participant in the Company’s Unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) to submit notice of retirement one year in advance of the effective date of his or her retirement (except in the event of death, Disability or waiver by the Committee), or other conduct by the Participant that is detrimental to the business interest or reputation of the Company or any Affiliate or any act that is determined by the head of human resources or other executive specified by the Committee, to be a deliberate disregard of the Company’s rules.

13.10. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

13.11. MINIMUM VESTING REQUIREMENTS. Notwithstanding anything to the contrary herein, and subject to Section 13.7 and Article 14, Awards shall vest over a period of not less than one year following the date of grant. For the avoidance of doubt, such minimum vesting requirements shall not apply in the event of (i) the Participant’s death or disability, (ii) a Change in Control (subject to the requirements of Section 13.7) and (iii) the Committee granting Awards that are not subject to such minimum vesting requirements with respect to 5 percent or less of the Shares available for issuance under the Plan (as set forth in Section 5.1), as may be adjusted pursuant to Section 5.2.

ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

14.1. Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its shareowners that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Section 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

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14.2. DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3. GENERAL. Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Non-qualified Stock Options.

ARTICLE 15

AMENDMENT, MODIFICATION AND TERMINATION

15.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval; provided, however, that, if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring shareowner approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareowner approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareowners of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

15.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that:

(a)

Awards issued under another Company plan prior to the approval by the Company’s shareowners of this Plan at the 2024 annual meeting of shareowners (e.g., under the Company’s 2009 Amended and Restated Incentive Compensation Plan, as amended and restated as of February 11, 2014), shall continue to be subject to the terms of such prior plan and the instruments evidencing such awards, unless otherwise specified in the Award Certificate.

(b)

Subject to the terms of the applicable Award Certificate, no amendment, modification or termination shall, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(c)	The original term of an Option or SAR may not be extended without the prior approval of the shareowners of the Company;

(d)

Except as otherwise provided in Section 14.1, the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, without the prior approval of the shareowners of the Company; and

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(e)

No termination, amendment, or modification of the Plan shall materially adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “materially adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

15.3. COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 16

GENERAL PROVISIONS

16.1. RIGHTS OF PARTICIPANTS.

(a)

No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)

Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an employee, officer, or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or any of its Affiliates.

(d)	No Award gives a Participant any of the rights of a shareowner of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.2. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation in the United States and any social tax obligations for any non-U.S. jurisdiction) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

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16.3. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)

GENERAL. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)

DEFINITIONAL RESTRICTIONS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of such Non-Exempt Deferred Compensation upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)

ALLOCATION AMONG POSSIBLE EXEMPTIONS. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the head of human resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)

SIX-MONTH DELAY IN CERTAIN CIRCUMSTANCES. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)

the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(b)	the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay

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Appendix A—2024 Long-Term Incentive Compensation Plan

rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e)

INSTALLMENT PAYMENTS. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)

TIMING OF RELEASE OF CLAIMS. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g)

PERMITTED ACCELERATION. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts; provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

16.4. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to ERISA.

16.5. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

16.6. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

16.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine, feminine or non-binary term used herein also shall include the other terms; the plural shall include the singular and the singular shall include the plural.

16.9. GOVERNMENT AND OTHER REGULATIONS.

(a)

Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the

A-18 \	International Paper 2024 Proxy Statement

Appendix A—2024 Long-Term Incentive Compensation Plan

Securities Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the Securities Act, such as that set forth in Rule 144 promulgated under the Securities Act.

(b)

Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the Securities Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.10. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of New York.

16.11. SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

16.12. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

16.13. INDEMNIFICATION. The Company shall indemnify each officer or director who is made, or threatened to be made, a party to any claim, action, suit or proceeding by reason of any action taken or failure to act under the Plan, to the fullest extent permitted by applicable law. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

INTERNATIONAL PAPER COMPANY

By:
Name:
Title: Its [ ]

www.internationalpaper.com	/ A-19

Appendix B—Reconciliations of Non-GAAP Measures

Appendix B—Reconciliations of Non-GAAP Measures

The tables below present reconciliations of the non-GAAP financial measures presented in this Proxy Statement to the most directly comparable previously reported measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). For additional information regarding the special items included in the calculation of Adjusted EBITDA as set forth below, see page 35 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 16, 2024. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper. Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial results. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

In millions, for the fiscal year ended December 31	2023
Calculation of Adjusted EBITDA
Earnings (Loss) from Continuing Operations Before Income Taxes and Equity Earnings	$382
Interest Expense, Net	231
Special items, Net	557
Non-operating pension expense (income)	54
EBIT before Special Items	1,224
Depreciation, amortization and cost of timber harvested	1,010
Adjusted EBITDA	$2,234
Annualized Net Sales	$18,916
Adjusted EBITDA Margin	11.8%

Adjusted EBITDA is a non-GAAP financial measure presented as a supplemental measure of our performance and the most directly comparable GAAP measure is Earnings (Loss) from Continuing Operations Before Income Taxes and Equity Earnings. The Company believes Adjusted EBITDA provides additional meaningful information in evaluating the Company’s performance over time, including to assess the Company’s consolidated results of operations and operational performance and compare the Company’s results of operations between periods. However, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

In millions, for the fiscal year ended December 31	2023
Calculation of Free Cash Flow
Cash provided by operations	$1,833
(Less)/Add:
Cash invested in capital projects, net of insurance recoveries	$(1,141)
Free Cash Flow	$692

Free cash flow is a non-GAAP financial measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the

www.internationalpaper.com	/ B-1

Appendix B—Reconciliations of Non-GAAP Measures

amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

For the fiscal year ended December 31	2023
Calculation of Adjusted Operating Earnings per Share
Diluted Earnings per Common Share as Reported	$0.82
Less: Discontinued Operations, Net of Taxes (Gain) Loss	0.04
Continuing Operations	0.86
Add: Non-Operating Pension Expense (Income)	0.15
Add: Net Special Items Expense (Income)	1.64
Income Tax Effect Per Share—Non Operating Pension and net special items expense	(0.49)
Adjusted Operating Earnings per Share	$2.16

Adjusted operating earnings per share is a non-GAAP financial measure and the most directly comparable GAAP measure is Diluted Earnings per Common Share as reported. The Company defines and calculates adjusted operating earnings per share by excluding the after-tax effect of discontinued operations, non-operating pension expense and items considered by management to be unusual (net special items) from the earnings reported under GAAP. Management believes that adjusted operating earnings per share is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results.

In millions, for the fiscal year ended December 31	2023
Reconciliation of Adjusted Operating Earnings Before Net Interest Expense to Net Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$382
Add back: Net Interest Expense	231
Add back: Net Special Items Before Taxes	557
Add back: Non-Operating Pension Expense (Income) Before Taxes	54
Adjusted Operating Earnings Before Net Interest Expense, Income Taxes and Equity Earnings	1,224
Tax Rate	23.4%
Adjusted Operating Earnings Before Net Interest Expense and Equity Earnings	938
Equity Earnings (Loss), Net of Taxes	(21)
Add back: Equity Earnings Net Special Items	18
Adjusted Operating Earnings Before Net Interest Expense from Continuing Operations	$935
Adjusted Operated Earnings Before Net Interest Expense from Discontinued Operations*	$112
Adjusted Operating Earnings Before Net Interest Expense	$1,047

•	Includes equity earnings from our prior Ilim joint venture and excludes an after tax charge of $126 million for transaction costs and impairment associated with our former investment in Ilim.

Adjusted Operating Earnings Before Net Interest Expense is a non-GAAP financial measure, and the most directly comparable GAAP measure is Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings. The Company calculates Adjusted Operating Earnings Before Net Interest Expense by excluding net interest expense, the after-tax effect of non-operating pension expense and items considered by management to be unusual (net special items) from the earnings reported under GAAP. Management uses this measure to focus on on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

B-2 \	International Paper 2024 Proxy Statement

Appendix B—Reconciliations of Non-GAAP Measures

The Company considers adjusted return on invested capital (“Adjusted ROIC”), a non-GAAP financial measure, to be a meaningful indicator of our operating performance, and we evaluate this metric because it measures how effectively and efficiently we use the capital invested in our business. The Company defines and calculates Adjusted ROIC using in the numerator Adjusted Operating Earnings Before Net Interest Expense, which is a non-GAAP financial measure as noted above.

Adjusted ROIC = Adjusted Operating Earnings Before Net Interest Expense / Average Invested Capital

Average Invested Capital = Equity (adjusted to remove pension-related amounts in OCI, net of tax) + interest-bearing debt

In millions, for the fiscal year ended December 31	2023
Calculation of Non-Strategic Capital Spending
Cash invested in capital projects, net of insurance recoveries	$1,141
(Less)/Add:
Strategic capital spending	(223)
Non-Strategic Capital Spending	$918

In millions, for the fiscal year ended December 31	2023
Calculation of Change in Operating Working Capital for Cash Conversion
Trade accounts and notes receivable at December 31, 2022	$3,064
Contract assets at December 31, 2022	481
Inventories at December 31, 2022	1,942
Trade accounts payable at December 31, 2022	(2,018)
Operating working capital at December 31, 2022	3,469
Trade accounts and notes receivable at December 31, 2023	2,841
Contract assets at December 31, 2023	433
Inventories at December 31, 2023	1,889
Trade accounts payable at December 31, 2023	(1,744)
Operating working capital at December 31, 2023	3,419
Change in operating working capital	50
Corporate operating working capital and other adjustments	(23)
Change in Operating Working Capital for Cash Conversion	$27

The Company considers Cash Conversion, a non-GAAP financial measure, to be a meaningful indicator of our operating performance, and we evaluate this metric because it measures how effectively and efficiently we generate cash from normal business operations after non-strategic capital spending. The Company defines and calculates Cash Conversion using in the numerator Adjusted EBITDA (as defined above) less Non-Strategic Capital Spending plus/minus changes in Operating Working Capital for Cash Conversion. The Company calculates Non-Strategic Capital Spending by excluding spending from projects intended to improve market position or customer service/ satisfaction, but including volume increases and performance or quality improvements from the Invested in Capital Projects amount on the Consolidated Cash Flow Statement reported under GAAP. Operating Working Capital for Cash Conversion is defined and calculated as Trade Accounts and Notes Receivable plus Contract Assets plus Inventories less Trade Accounts Payable as reported on the Consolidated Balance Sheet under GAAP, excluding Corporate Operating Working Capital and other adjustments. Non-Strategic Capital Spending and changes in Operating Capital may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. Management uses this measure to focus on on-going operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

Cash Conversion = Adjusted EBITDA – Non-Strategic Capital Spending +/- Changes in Operating Working Capital / Adjusted EBITDA

www.internationalpaper.com	/ B-3

World Headquarters
International Paper
6400 Poplar Avenue
Memphis, TN 38197
United States of America

EMEA Headquarters
Chaussée de la Hulpe, 166
1170 Brussels, Belgium

©2024 International Paper Company. All rights reserved. The International Paper logo is a trademark of International Paper Company or its affiliates.

From Fortune © 2023. Fortune Media IP Limited All rights reserved. FORTUNE is a registered trademark of Fortune Media IP Limited and is used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, International Paper Company. "World's Most Ethical Companies" and "Ethisphere" names and marks are registered trademarks of Ethisphere LLC. FTSE Russell (the trading name of FTSE International Limited and Frank Russell Company) confirms that International Paper has been independently assessed according to the FTSE4Good criteria, and has satisfied the requirements to become a constituent of the FTSE4Good Index Series. Created by the global index provider FTSE Russell, the FTSE4Good Index Series is designed to measure the performance of companies demonstrating strong Environmental, Social and Governance (ESG) practices. The FTSE4Good indices are used by a wide variety of market participants to create and assess responsible investment funds and other products. All product names, logos and brands are property of their respective owners.

International Paper

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SUSTAINABLE FORESTRY INITIATIVE

INTERNATIONAL PAPER COMPANY C/O COMPUTERSHARE P.O. BOX 43004 PROVIDENCE, RI 02940-3004 VOTE BY INTERNET-www.proxyvote.com or scan the QR Barcode above You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT May 12, 2024, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 8, 2024. Have your proxy card in hand when you access the web site and follow the instructions on that site. VOTE BY PHONE-1-800-690-6903 You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT May 12, 2024, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 8, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 12, 2024. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 8, 2024. ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years. If you or your duly appointed proxy holder are planning to attend the Annual Meeting of Shareowners on May 13, 2024, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone. If you wish to attend the Annual Meeting and vote the shares in person, please see "How do I attend the annual meeting?" in the proxy statement. Shareowners must bring proof of ownership and valid photo identification in order to be admitted to the Annual Meeting. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V37127-P04830 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTERNATIONAL PAPER COMPANY The Board of Directors recommends a vote "FOR" each of the nominees listed under Item 1. Item1 - Election of Directors (one-year term) Nominees: For Against Abstain 1a. Christopher M. Connor ! ! ! 1b. Ahmet C. Dorduncu ! ! ! The Board of Directors recommends a vote "FOR" Items 2, 3 & 4. For Against Abstain 1c. Ilene S. Gordon ! ! ! Item2 - Ratification of Deloitte & Touche LLP as the ! ! ! Company's Independent Auditor for 2024 1d. Anders Gustafsson ! ! ! Item3 - A Non-Binding Resolution to Approve the ! ! ! Compensation of the Company's Named Executive Officers 1e. Jacqueline C. Hinman ! ! ! Item4 - Approval of 2024 Long-Term Incentive ! ! ! Compensation Plan 1f. Clinton A. Lewis, Jr. ! ! ! The Board of Directors recommends a vote "AGAINST" Items For Against Abstain 5 & 6. 1g. Kathryn D. Sullivan ! ! ! Item5 - Opportunity Shareowner to Proposal Vote on Excessive Concerning Golden Shareowner Parachutes ! ! ! Item6 - Shareowner Proposal Concerning a Report on 1h. Mark S. Sutton ! ! ! the Company's LGBTQ+ Equity and Inclusions ! ! ! Efforts 1i. Anton V. Vincent ! ! ! come In their before discretion, the meeting. the proxies This are proxy/voting authorized to instruction vote upon card, such other when business properly as executed, may properly will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item1, FOR the Proposals in Items 2, 3 and 4, and AGAINST the Proposals in Items 5 and 6. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion. Yes No Please indicate if you plan to attend this Annual Meeting. ! ! Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareowners to be held on May 13, 2024: The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com V37128-P04830 INTERNATIONAL PAPER COMPANY SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD ANNUAL MEETING OF SHAREOWNERS - MONDAY, MAY 13, 2024 THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON MAY 13, 2024, AT 11:00 A.M. CDT AT THE INTERNATIONAL PAPER COMPANY GLOBAL HEADQUARTERS, TOWER IV, LOCATED AT 1740 INTERNATIONAL DRIVE IN MEMPHIS, TN 38197, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. If you are a registered shareowner, by submitting this proxy you are appointing Tim S. Nicholls and Joseph R. Saab, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 13, 2024, and any adjournment or postponement thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, FOR Items 2, 3 and 4, and AGAINST Items 5 and 6. The proxies are authorized to vote upon such other business as may properly come before the meeting. If you are a participant in either the International Paper Company Salaried Savings Plan or the International Paper Company Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing the Trustee to vote the shares of common stock in accordance with your voting instructions. The Company has authorized Broadridge as the agent to tabulate the votes under each of the plans. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 8, 2024, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 8, 2024. The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.